As filed with the Securities and Exchange Commission on July 9, 2024

Registration No. 333 ‑280131

  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

Amendment No. 1 to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

iCoreConnect Inc.
(Exact name of registrant as specified in its charter)

Delaware	7372	86-2462502
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

529 Crown Point Road, Suite 250

Ocoee, Florida 34761

(888) 810-7706

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Archit Shah

Chief Financial Officer

529 Crown Point Road, Suite 250

Ocoee, Florida 34761

(888) 810-7706

(Names, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Cavas S. Pavri, Esq. ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 (202) 857-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post‑effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non‑accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 9, 2024

Preliminary Prospectus

iCoreConnect Inc.

Up to 3,000,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus of: (i) up to 2,897,792 shares of our common stock issuable upon the conversion of certain convertible notes in aggregate principal amount of $1,375,000 that were issued on February 26, 2024 (the “Convertible Notes”) in a private placement pursuant to securities purchase agreements dated February 26, 2024 (the “February Purchase Agreements” and each a “Purchase Agreement”) among the Company and Crom Cortana Fund LLC as well as the Company and Jefferson Street Capital LLC, (ii) 85,174 shares of our common stock issued as commitment shares (the “February Commitment Shares”) upon the execution of the February Purchase Agreements, and (iii) 17,034 shares of our common stock issued as commitment shares (the “May Commitment Shares” and together with the February Commitment Shares, the “Commitment Shares”) in connection with a securities purchase agreement, dated May 8, 2024 (the “FirstFire Agreement”), between the Company and FirstFire Global Opportunities Fund, LLC (“FirstFire”), whereby FirstFire agreed to purchase an unsecured convertible note from the Company in the aggregate principal amount of $304,700, upon the satisfaction of certain customer closing conditions.

The shares of our common stock may be sold publicly or through private transactions by the selling stockholders at prevailing market prices or at negotiated prices at the times of sale. The shares of common stock may be offered by the selling stockholders to or through underwriters, dealers or other agents, directly to investors or through any other manner permitted by law, on a continued or delayed basis. We provide more information about how the selling stockholders may sell or otherwise dispose of the shares of common stock in the section entitled “Plan of Distribution” beginning on page 49 of this prospectus.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the selling stockholders. The registration of the securities covered by this prospectus does not necessarily mean that any of these securities will be offered or sold by the selling stockholders. The timing and amount of any sale is within the respective selling stockholders’ sole discretion, subject to certain restrictions. To the extent that any selling stockholder resells any securities, the selling stockholder may be required to provide you with this prospectus identifying and containing specific information about the selling stockholder and the terms of the securities being offered.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ICCT”. On July 8, 2024, the closing price of our common stock was $0.90.

We will bear all costs, expenses and fees in connection with the registration of the shares of common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their sales of the shares of common stock.

Our business and investment in our Common Stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is____________.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward‑looking statements. See the section titled “Cautionary Statement Regarding Forward‑Looking Statements.”

Our Company

We are a cloud-based software and technology company focused on increasing workflow productivity and customer profitability through our enterprise platform of applications and services.

Software as a Service (SaaS) Offerings

We currently market secure Health Insurance Portability and Accountability Act (HIPAA) compliant cloud-based software as a service (SaaS) offering under the names of iCoreRx, iCorePDMP, iCoreEPCS, iCoreVerify, iCoreVerify+, iCoreHuddle, iCoreHuddle+, iCoreCodeGenius, iCoreExchange, iCoreCloud, iCorePay, iCoreSecure, iCoreClaims and iCoreIT. Our software is sold under annual recurring revenue subscriptions.

iCoreRx – iCoreRx is a HIPAA compliant electronic prescription SaaS solution that integrates with popular practice management and electronic health record systems. It saves time by selecting exact medications at available doses with built-in support from a drug directory and provides full support for Electronic Prescriptions for Controlled Substances (iCoreEPCS). It protects both the patient and provider by viewing the patient’s complete medication history. It also speeds up the process by allowing the doctor to create a “favorites” list for commonly used medication sets.

iCorePDMP is an add-on for iCoreRx that seamlessly integrates with state databases to automate prescription drug monitoring. Providers in many states are required to check the patient’s Prescription Drug Monitoring Program (PDMP) history before prescribing controlled substances. This service provides one-click real-time access to the state databases without the need to manually enter data. This tool also generates patient risk scores and an interactive visualization of usage patterns to help the prescriber identify potential risk factors. The prescriber can then use this report to make decisions on objective insight into potential drug misuse or abuse which will ultimately lead to improved patient safety and better patient outcomes.

iCoreVerify and iCoreVerify+ - iCoreVerify is a HIPAA compliant SaaS solution that automatically retrieves a patients insurance eligibility breakdown to verify their benefits seven (7) days in advance of their appointment and on-demand using iCoreConnect’s real time technology. Automation runs daily to verify insurance every patient on the schedule a full week in advance of their appointment date. The system returns results typically in less than one second for most responses. This substantially reduces the phone calls and labor hours for the practice. This tool integrates with most popular practice management systems. iCoreVerify+ adds a unique add-on service that augments iCoreConnect’s automation with a concierge service that turns around requests traditionally in less than 24 hours.  It includes all carriers including non-digital ones and is customized to the client's specialty.

iCoreClaims - iCoreClaims is responsible for processing and managing claims submitted by policyholders or dental care providers and typically involves:  (a) Claim Submission: Dental care providers (such as dentists or orthodontists) submit claims to the insurance company on behalf of patients after providing dental services. The claim includes details such as the type of treatment provided, codes for procedures performed, patient information, and provider details; (b) Verification and Eligibility: iCoreClaims service verifies the patient's eligibility for coverage based on the terms of their insurance policy. This involves checking if the patient's policy covers the specific dental treatment or procedure being claimed; (c) Adjudication: Once the claim is submitted and eligibility is confirmed, iCoreClaims processes the claim by reviewing it against the terms of the policy. This includes checking for any exclusions or limitations on coverage, ensuring the services rendered are medically necessary, and determining the applicable co-pays, deductibles, and coverage limits; (d) Communication: Throughout the claims process, iCoreClaims communicates with both the dental care provider and the policyholder to resolve any issues, provide explanations of benefits (EOBs), and answer any questions related to the claim; (e) Record Keeping: iCoreClaims maintains records of all claims processed, payments made, and communications related to each claim for auditing, reporting, and customer service purposes; (f) iCoreClaims service plays a crucial role in facilitating the reimbursement process for dental care services covered under insurance policies, ensuring that policyholders receive the benefits they are entitled to and that dental care providers are appropriately compensated for their services; (g) From a technology standpoint, the use of cloud software for documentation and U.S.-based billing specialists highlights iCoreConnect's strategy to combine advanced software with expert human intervention. This hybrid approach can be particularly appealing to healthcare providers who are seeking technological solutions without completely forgoing the human touch that is often necessary for complex billing and coding scenarios.

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iCoreHuddle and iCoreHuddle+ – iCoreHuddle is a powerful HIPAA compliant SaaS solution to instantly reveal the revenue potential of each patient. This product is currently limited to dental practices. The service connects to most popular practice management and electronic health record systems to optimize revenue realization. It provides the practice with a dashboard containing various metrics, analytics, and key performance indicators (“KPIs”). iCoreHuddle provides a daily view of patient schedules, including their outstanding balances, unscheduled treatment plans, recall information, procedure information and the amount of remaining insurance benefits. The software also provides one-click access to each patient’s insurance eligibility, including a detailed benefits and deductibles report. This tool aims to increase the workflow efficiency of the dentist’s practice by reducing the number of required lookups and clicks for each patient. iCoreHuddle+ offers enhanced analytical tools for practices to optimize their revenue generation process and workflows.

iCoreCodeGenius – iCoreCodeGenius is a medical coding reference SaaS solution that provides the coding standards for the 10th revision of the International Classification of Diseases and Related Health Problems (ICD-10), a medical classification list published by the World Health Organization (WHO). It contains codes for diseases, signs and symptoms, abnormal findings, complaints, social circumstances, and external causes of injury and diseases.

iCoreExchange – iCoreExchange provides a secure, HIPAA compliant SaaS email solution using the direct protocol that allows doctors to send and receive secure email with attachments to and from other healthcare professionals in the network. iCoreExchange also provides a secure email mechanism to communicate with users outside the exchange e.g., patients and referrals. Users have the ability to build a community, access other communities and increase referrals and collaboration. Users can email standard office documents, JPEG, PDF as well as patient files with discrete data, which can then be imported and accessed on most Electronic Health Record (EHR) and Practice Management (PM) systems in a HIPAA compliant manner.

iCoreCloud - iCoreCloud offers customers the ability to backup their on-premise servers and computers to the cloud. iCoreCloud is a fully HIPAA compliant and automated backup solution. The data backed up is encrypted both in transit and while at rest. In case of full data loss, the mirrored data in the cloud can be seamlessly restored back to the practice on a new computer or a server. The data is stored encrypted in HIPAA compliant data centers with multiple layers of redundancy. The data centers are physically secure with restricted personnel and biometric access. The locations are also guarded by security 24 hours a day, 365 days a year.

iCorePay – iCorePay offers a seamless patient payment processing solutions for customers. iCorePay integrates into the practice workflow for payment and revenue cycle tracking.

iCoreSecure –We used our expertise and development capabilities from our HIPAA compliant iCoreExchange and developed iCoreSecure, an encrypted email solution for anyone that needs encrypted email to protect personal and financial data. iCoreSecure is a secure SaaS solution that solves privacy concerns in the insurance, real estate, financial and many other industry sectors that have a need for secure encrypted email.

iCoreIT - The trend in IT Services companies for over a decade has been to move away from a “Break/Fix '' model to a “Managed Service Provider (MSP)” and “Managed Software as a Service (MSaaS)” model with recurring revenue.

The MSP/MSaaS approach, by using preventative measures, keeps computers and networks up and running while data is accessible and safeguarded. Installation of critical patches and updates to virus protection are automated. Systems are monitored and backed up in real-time. They are fixed or upgraded before they cause a service disruption. A Unified Threat Management solution is deployed to protect against virus, malware, SPAM, phishing and ransomware attacks. Remote technical support is a click away. All support is delivered at a predictable monthly cost.

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By leveraging managed services with our expertise in cloud computing, our customers can scale their business without extensive capital investment or disruption in services.

We derive most of our revenue from subscriptions to our cloud-based SaaS and MSaaS offerings. Subscription revenue related to SaaS and MSaaS offerings account for 95% and 93% of our total revenue for the three months ended March 31, 2024 and 2023, respectively. We sell multiple offerings at different base prices on a subscription basis to meet the needs of the customers we serve.

Professional services and other revenue account for 5% and 7% of our total revenue for the three months ended March 31, 2024 and 2023, respectively. Professional services and other revenue include hardware, software, labor, and other revenues related to customer onboarding for SaaS/MSaaS services or one-time, non-recurring services. We expect professional services and other margins to range from moderately positive to break-even.

February Convertible Note Offering

On February 26, 2024, we executed the February Purchase Agreements with Crom Cortana Fund LLC and Jefferson Street Capital LLC (the “Investors”). Pursuant to the terms and conditions of the February Purchase Agreements, the Investors agreed to purchase (the “Financing”) from us unsecured convertible notes in the aggregate principal amount of up to $3,300,000 (the “Notes” with Jefferson Street Capital LLC’s Note referred to as the “JSC Note” and Crom Cortana Fund LLC’s Note referred to as the “Crom Note”).  On April 26, 2024, the Company and the Investors entered into an amendment to the February Purchase Agreements and related transaction documents, pursuant to which the terms of the Financing were amended.  The amended terms include, but are not limited to, an increase in the total amount of the Notes issuable under the Financing to an aggregate principal amount of up to $8,250,000.

The Purchase Agreement contemplates funding of the investment across multiple tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $1,375,000 of Notes were issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $1,250,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), we also issued the Investors 85,174 shares of common stock as commitment shares (the “February Commitment Shares”).

Subject to satisfying the conditions discussed below, we have the right under the Purchase Agreement, but not the obligation, to require that the Investors purchase additional Notes at one additional closing. Upon notice and the satisfaction of certain customary closing conditions, we may require that the Investors purchase an additional aggregate principal amount of $1,100,000 of Notes in the aggregate, in exchange for aggregate gross proceeds of $1,000,000 in the aggregate, if, among other items, (i) the Registration Statement (as described below) is effective; and (ii) the Shareholder Approval (as described below) has been obtained.  Additional Notes may also be issued under the Financing as described above at the mutual agreement of the Company and Investors.

Description of the Convertible Notes

General. The Notes will mature 12 months from their respective issuance date (the “Maturity Date”), unless earlier converted. Commencing on the six-month anniversary of the issue date, we will be required to make monthly amortization payments pursuant to the Note of approximately 1/6th of the principal amount of the Note per month (the “Amortization Payments”).

Ranking. The Notes will be our unsecured obligations and equal in right of payment with all of our other indebtedness and other indebtedness of any of our subsidiaries.

Interest. The Notes were issued with a one-time interest charge of 10.0%, and will not accrue additional interest during the term; provided that the interest rate of the Notes will automatically increase to 16% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default (See “— Events of Default” below).

Conversion Rights.

Conversion at Option of Holder. Each holder of Notes may convert all, or any part, of the outstanding Notes, at any time at such holder’s option, into shares of our common stock at a “Conversion Price” of $1.452 per share, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions.

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With limited exceptions, if we at any time while a Note is outstanding, issues any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise), at an effective price per share less than the Conversion Price then the Conversion Price shall be reduced to the same price as the new investment.

Limitations on Conversion. A holder shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our common stock outstanding immediately after giving effect to such conversion.

Adjustment of Conversion Upon Amortization Payment Failure. If we fail to make any Amortization Payments when due, then each holder may alternatively elect to convert all or any portion of such holder’s respective Amortization Payment at a conversion price equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the common stock during the five (5) consecutive trading days immediately prior to such conversion.  If (a) we fail to make any Amortization Payments when due, (b) we have received a notification from Nasdaq advising us that we are not meeting one or more of the listing standards, and (c) we have not been given a cure period by Nasdaq or we fail to cure the deficiency within 90 days of notice from Nasdaq, then then each holder may alternatively elect to convert all or any portion of such holder’s note at a conversion price equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the common stock during the five (5) consecutive trading days immediately prior to such conversion.

Events of Default. The Notes contain standard and customary events of defaults (each, an “Event of Default”), including but not limited: (i) failure to pay to the holder any amounts when due; iii) the failure to timely file or make effective the Registration Statement (as described below) pursuant to the Registration Rights Agreement, (iii) the failure to obtain Shareholder Approval (as described below), and (iv) bankruptcy or insolvency of the Company.

Fundamental Transaction. The Notes prohibit the Company from entering specified fundamental transactions (including, without limitation, mergers, business combinations and similar transactions) unless we (or our successor) assumes in writing all of the obligations under the Notes and the other transaction documents in the Financing. In addition, if such event occurs then the holder of the Note shall have the right to (i) be repaid the full amount owed under the Note and (ii) receive upon conversion of all or any portion of the Note such stock, securities or assets which the holder would have been entitled to receive in such transaction had the Note been converted immediately prior to such transaction (without regard to any limitations on conversion set forth herein).

Registration Rights

On February 26, 2024, the parties entered into a registration rights agreement (the “Registration Rights Agreement”), which grants the Investors certain customary registration rights with respect to the shares of common stock underlying the Notes. In accordance with the terms and conditions of the Registration Rights Agreement, we were required to prepare and file with the SEC a registration statement on Form S-1 (the “Registration Statement”) registering the resale of the common stock underlying all of the Notes within 90 days and to have such registration statement effective by within 120 days after the execution of the Registration Rights Agreement. The registration statement of which this prospectus forms a part has been filed in connection with our obligations under the Registration Rights Agreement.

Shareholder Approval

In compliance with Nasdaq Listing Rule 5635(d), we will not issue any shares of common stock underlying the Notes if the issuance of such shares of common stock would exceed the aggregate number of shares of common stock which we may issue upon conversion of the Notes without breaching our obligations under the rules or regulations of the Nasdaq Stock Market. Pursuant to the Purchase Agreement, we agreed to hold a special stockholder meeting seeking stockholder approval (the “Shareholder Approval”) of the issuance of all of the common stock underlying the Notes in compliance with the rules and regulations of the Nasdaq Stock Market.

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May Convertible Note Offering

On May 8, 2024, we executed a securities purchase agreement (the “May Purchase Agreement”) with FirstFire Global Opportunities Fund, LLC (“FirstFire”). Pursuant to the terms and conditions of the May Purchase Agreement, FirstFire agreed to purchase from the Company unsecured convertible notes in the aggregate principal amount of $304,700. At closing an aggregate principal amount of $304,700 will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $277,000, representing an original issue discount of 10%. In connection with the execution of the May Purchase Agreement, we issued FirstFire 17,034 shares of our common stock (the “May Commitment Shares”). The note will mature 12 months from its respective issuance date, unless earlier converted. Commencing on the six-month anniversary of the issue date, we will be required to make monthly amortization payments pursuant to the note of approximately 1/6th of the principal amount of the note per month (the “Amortization Payments”). The note will be our unsecured obligations and equal in right of payment with all of our other indebtedness and other indebtedness of any of our subsidiaries. The note was issued with a one-time interest charge of 10.0%, and will not accrue additional interest during the term; provided that the interest rate of the Notes will automatically increase to 16% per annum upon the occurrence and continuance of an event of default. The noteholder(s) may convert all, or any part, of the outstanding note, at any time at such holder’s option, into shares of our common stock at an initial “Conversion Price” of $1.452 per share, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. With limited exceptions, if we at any time while a note is outstanding, issues any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise), at an effective price per share less than the Conversion Price then the Conversion Price shall be reduced to the same price as the new investment. A holder shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of our common stock outstanding immediately after giving effect to such conversion. If we fail to make any Amortization Payments when due, then each holder may alternatively elect to convert all or any portion of such holder’s respective Amortization Payment at a conversion price equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the common stock during the five (5) consecutive trading days immediately prior to such conversion. If (a) we fail to make any Amortization Payments when due, (b) we have received a notification from Nasdaq advising us that we are not meeting one or more of the listing standards, and (c) we have not been given a cure period by Nasdaq or we fail to cure the deficiency within 90 days of notice from Nasdaq, then then each holder may alternatively elect to convert all or any portion of such holder’s note at a conversion price equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the common stock during the five (5) consecutive trading days immediately prior to such conversion.

Recent Developments

Resignation of Board Members

On May 6, 2024, Joseph Gitto, a member of our board of directors resigned from his position as member of the board of directors, including as a member of the audit committee of the board of directors (the “Audit Committee”). Such resignation was effective immediately. On May 8, 2024, we received a written notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”), indicating that, as a result of Mr. Gitto’s resignation from the board of directors and Audit Committee, we are not currently in compliance with Nasdaq Listing Rule 5605, which requires that (i) a majority of the board of directors be comprised of independent directors and (ii) the Audit Committee is comprised of at least three independent directors. We currently have four directors, only two of which qualify as independent directors. In addition, the Audit Committee currently is comprised of only two independent directors. In accordance with Nasdaq Listing Rule 5605(b)(1)(A) and 5605(c)(4), we have a “cure period” of until the earlier of our next annual shareholders’ meeting or May 6, 2025, or if the next annual shareholders’ meeting is held before November 4, 2024, then we must evidence compliance no later than November 4, 2024. We intend to elect one or more independent directors to serve as a member of the board of directors and the Audit Committee during this cure period.

On June 30, 2024, Harry Travis, a member of the board of directors resigned from his position as member of the Board and all committees of the board, effective June 30, 2024. Mr. Travis’ resignation was not due to any disagreement with us on any matter relating to our operations, policies or practices.

Note Offerings

On June 12, 2024, we entered into an amendment with the holder of a Convertible Promissory Note (the “Initial Note”) which was previously issued on October 26, 2023, in the principal amount of $94,685.91, whereby the holder of the Initial Note agreed to extend the maturity date of the Initial Note to July 31, 2024. As an inducement for entering into the amendment, we agreed to issue to such holder 15,229 shares of our common stock.

 On June 12, 2024, we entered into an amendment with the holder of a Convertible Promissory Note which was previously issued on December 29, 2023, in the principal amount of $473,743 (the “Promissory Note”), whereby the holder of the Promissory Note agreed to extend the maturity date of the Promissory Note to July 31, 2024. As an inducement for entering into the amendment, we agreed to issue to such holder 74,685 shares of common stock.

On June 12, 2024, we issued a Convertible Promissory Note in the principal amount of $397,622 (the “Convertible Note”). The maturity of the Convertible Note is July 31, 2024 and carries an interest rate of 12% per annum and is initially convertible into common stock at a conversion price equal to $1.42 per share of common stock.

On May 22, 2024, we issued an unsecured note in the aggregate principal amount of $500,000 (the “Note”) to a single lender. The Note matures on November 15, 2025 (the “Maturity Date”), unless earlier repaid. On the Maturity Date, all principal and interest will be due along with an origination amount of $65,000. Commencing November 15, 2024, interest will accrue on the outstanding principal and the origination amount at the rate of 15% per annum; provided that the interest rate will automatically increase by 1.5% per month, compounded monthly upon the occurrence of an event of default. If we complete a transaction or series of related transactions pursuant to which a material portion of our outstanding debt is paid, refinanced, recapitalized, compromised, or otherwise satisfied, then all amounts under the Note will become immediately due and payable. If we do not repay the Note, including the origination amount, prior to November 15, 2024, we shall be required to issue the lender 225,000 shares of our common stock. The Note contains standard and customary events of defaults, including but not limited: (i) failure to pay to the holder any amounts when due; (ii) the failure to pay when due any other debts of the Company, and (iii) bankruptcy or insolvency of the Company.

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Annual Meeting

On May 31, 2024, we held our 2024 Annual Meeting of Stockholders (the “Meeting”), at which our stockholders of record approved the following proposals: (i) the re-election of our directors; (ii) the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; (iii) the approval of certain amendments to and to increase the available number of shares allowable for issue under the 2023 Stock Plan by 11,000,000 shares; (iv) for purposes of complying with Nasdaq Listing Rule 5635(d), to approve the issuance of up to 2,500,000 shares of common stock upon the conversion of certain convertible promissory notes and upon the exercise of certain warrants issued in private placements; (v) to approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of all of the shares of our common stock upon conversion of the Convertible Notes; (vi) the approval, for purposes of complying with Nasdaq Listing Rule 5635(a), the issuance of more than 20% of our issued and outstanding common stock pursuant to the conversion of preferred stock; (vii) the approval of the amendment to our amended and restated certificate of incorporation to grant our Board of Directors authority to effect a reverse stock split of the outstanding shares of the common stock; (viii) the approval of the amendment to the our amended and restated certificate of incorporation to increase the total number of authorized shares of common stock from 100,000,000 shares to 250,000,000 shares.

Corporate Information

Our executive offices are located at 529 E Crown Point Road, Suite 250 Ocoee, FL 34761. Our telephone number is (888) 810-7706 and our principal website address is located at www.icoreconnect.com. The information on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, and therefore we intend to take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in this prospectus, our periodic reports and our proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (1) December 31, 2028 (the last day of the fiscal year following the fifth anniversary of the consummation of FGMC’s initial public offering), (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.235 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (4) the date on which we have issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company for so long as (1) the market value of common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter, or (2) our annual revenues in our most recent fiscal year completed before the last business day of our second fiscal quarter are less than $100 million and the market value of common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter.

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THE OFFERING

Securities offered by the Selling Stockholders:

Up to 3,000,000 shares of our common stock issuable upon the conversion of the Convertible Notes that were issued on February 26, 2024 pursuant to the Purchase Agreement, (ii) 85,174 shares of our common stock issued as commitment shares (the “February Commitment Shares”) upon the execution of the Purchase Agreement, and (iii) 17,034 shares of our common stock issued as commitment shares (the “May Commitment Shares” and together with the February Commitment Shares, the “Commitment Shares”) in connection with a securities purchase agreement, dated May 8, 2024 (the “FirstFire Agreement”), between the Company and FirstFire Global Opportunities Fund, LLC.

Common stock outstanding prior to the conversion of any Convertible Notes:	10,257,432 shares of common stock. Does not include 4,376,708 shares underlying our Series A preferred stock.

Common stock outstanding assuming the conversion of all Convertible Notes:	13,257,432 shares of common stock. Assumes the conversion of the Convertible Notes into 2,897,792 shares of common stock based on the current conversion price of $1.452 per share.

Use of proceeds:	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Risk factors:

Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 7 before deciding to invest in our securities.

Trading symbol:	Our common stock is traded on the Nasdaq Capital Market under the symbol “ICCT.”

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RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our securities. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our securities could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.

Risks Related to iCoreConnect’s Business

iCoreConnect’s business is difficult to evaluate because it has a limited operating history.

Because iCoreConnect has a limited operating and revenue generating history, it does not have significant historical financial information on which to base planned revenues and operating expenses. Revenues for the years ended December 31, 2023 and December 31, 2022, were $8,151,587 and $7,987,902, respectively. iCoreConnect expects to experience fluctuations in future quarterly and annual operating results that may be caused by many factors, including: merger and acquisition activity; its ability to achieve significant sales for its products and services; the cost of technology, software and other costs associated with the production and distribution of its products and services; the size and rate of growth of the market for Internet products and online content and services; the potential introduction by others of products that are competitive with its products; the unpredictable nature of online businesses and e-commerce in general; and the general economic conditions in the United States and worldwide.

Investors should evaluate iCoreConnect considering the delays, expenses, problems and uncertainties frequently encountered by companies developing markets for new products, services and technologies. iCoreConnect may never overcome these obstacles.

Under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), iCoreConnect could face potential liability related to the privacy of health information it obtains.

Most health care providers, from which iCoreConnect may obtain patient information, are subject to privacy regulations promulgated under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. Although iCoreConnect is not directly regulated by HIPAA, it could face substantial criminal penalties if it knowingly receives individually identifiable health information from a health care provider that has not satisfied HIPAA’s disclosure standards. Further, iCoreConnect may face civil liability if its HIPAA compliant system fails to satisfy its disclosure standards. Claims that iCoreConnect has violated individuals’ privacy rights or breached its contractual obligations, even if they are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could harm iCoreConnect’s business.

iCoreConnect believes that it meets the HIPAA requirements currently in effect that are applicable to its internal operations and to its clients. However, if iCoreConnect is unable to deliver application solutions that achieve or maintain compliance with the applicable HIPAA rules in effect, or as they may be modified or implemented in the future, then customers may move their businesses to application solution providers whose systems are, or will be, HIPAA compliant. As a result, iCoreConnect’s business could suffer.

If iCoreConnect’s security measures or those of its third-party data center hosting facilities, cloud computing platform providers, or third-party service partners, are breached, and unauthorized access is obtained to a customer’s data, iCoreConnect’s data or its IT systems, its services may be perceived as not being secure, customers may curtail or stop using its services, and it may incur significant legal and financial exposure and liabilities.

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iCoreConnect’s services involve the storage and transmission of its customers’ patient’s health and other sensitive data, including personally identifiable information. Security breaches could expose iCoreConnect to a risk of loss of this information, litigation and possible liability. While iCoreConnect has security measures in place, they may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance or otherwise and result in someone obtaining unauthorized access to iCoreConnect IT systems, customers’ data or its own data, including iCoreConnect’s intellectual property and other confidential business information. Additionally, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as usernames, passwords or other information in order to gain access to iCoreConnect’s customers’ data, data or IT systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, iCoreConnect may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, iCoreConnect’s customers may authorize third-party technology providers to access their customer data, and some of iCoreConnect’s customers may not have adequate security measures in place to protect their data that is stored on iCoreConnect’s services. Because iCoreConnect do not control its customers or third-party technology providers, or the processing of such data by third-party technology providers, it cannot ensure the integrity or security of such transmissions or processing. Malicious third parties may also conduct attacks designed to temporarily deny customers access to its systems and supporting services. Any security breach could result in a loss of confidence in the security of iCoreConnect’s software, damage its reputation, negatively impact future sales, disrupt its business and lead to legal liability.

iCoreConnect’s ability to deliver its software is dependent on the development and maintenance of the infrastructure of the Internet by third parties.

The Internet’s infrastructure is comprised of many different networks and services that are highly fragmented and distributed by design. This infrastructure is run by a series of independent third-party organizations that work together to provide the infrastructure and supporting services of the Internet under the governance of the Internet Corporation for Assigned Numbers and Names (ICANN) and the Internet Assigned Numbers Authority (IANA), now under the stewardship of ICANN.

Even though the Internet has never experienced an outage, some providers to portions of its infrastructure have experienced outages and other delays as a result of damages, denial of service attacks or related cyber incidents, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage or result in fragmentation of the Internet, resulting in multiple separate Internets. These scenarios are not under iCoreConnect’s control and could reduce the availability of the Internet to iCoreConnect or its customers for delivery of its Internet-based services. Any resulting interruptions in iCoreConnect’s services or the ability of its customers to access its services could result in a loss of potential or existing customers and harm iCoreConnect’s business.

iCoreConnect’s business may not succeed if it is unable to keep pace with rapid technological changes.

iCoreConnect’s services and products are impacted by rapidly changing technology, evolving industry standards, emerging competition and frequent new use, software and other product introductions. There can be no assurance that iCoreConnect can successfully identify new business opportunities or develop and bring new services or products to market in a timely and cost-effective manner, or those services, products or technologies developed by others will not render iCoreConnect’s services or products non-competitive or obsolete. In addition, there can be no assurance that iCoreConnect’s services, products or enhancements will achieve or sustain market acceptance or be able to address compatibility, interoperability or other issues raised by technological changes or new industry standards.

If iCoreConnect suffers system failures or overloading of computer systems, its business and prospects could be harmed. The success of iCoreConnect’s online offerings is highly dependent on the efficient and uninterrupted operation of its computer and communications hardware systems. Fire, floods, earthquakes, power fluctuations, telecommunications failures, hardware “crashes,” software failures caused by “bugs” or other causes, and similar events could damage or cause interruptions in iCoreConnect’s systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect iCoreConnect’s websites. If iCoreConnect’s systems, or the systems of any of the websites on which it advertises or with which it has material marketing agreements, are affected by any of these occurrences, iCoreConnect’s business, results of operations and financial condition could be materially and adversely affected.

The establishment of iCoreConnect brand is important to its future success.

Establishing and maintaining a brand name and recognition is critical for attracting and expanding iCoreConnect’s client base. The promotion and enhancement of iCoreConnect’s name depends on the effectiveness of its marketing and advertising efforts and on its success in continuing to provide high-quality services, neither of which can be assured. If iCoreConnect’s brand marketing efforts are unsuccessful, its business could fail.

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iCoreConnect’s business could suffer if it is unable to protect its intellectual property rights or are liable for infringing the intellectual property rights of others.

iCoreConnect has certain trade secrets and other similar intellectual property which are significant to its success, and iCoreConnect relies upon related law, trade secret protection, and other confidentiality and license agreements with its employees, strategic partners, and others to protect its proprietary rights to the extent such protection is available and enforceable. Such protection has only limited effectiveness. The development of the Internet has also increased the ease with which third parties can distribute iCoreConnect’s copyrighted material without its authorization.

iCoreConnect may seek to pursue the registration of trademarks, trade dress and trade secrets in the United States and, based upon anticipated use, in certain other countries. iCoreConnect may not be entitled to the benefits of any such registration for an extended period due to the cost and delay in effecting such registration. In addition, effective trademark and trade secret protection may not be available in every country in which iCoreConnect’s products are available. iCoreConnect expects that it may license, in the future, elements of its trademarks, trade dress and other similar proprietary rights to third parties. Further, iCoreConnect may be subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and intellectual property rights of third parties by iCoreConnect and its licensees.

Other parties may assert claims of infringement of intellectual property or other proprietary rights against iCoreConnect. These claims, even if without merit, could require iCoreConnect to expend significant financial and managerial resources. Furthermore, if claims like this were successful, iCoreConnect might be required to change its trademarks, alter its content or pay financial damages, any of which could substantially increase its operating expenses. iCoreConnect also may be required to obtain licenses from others to refine, develop, market and deliver new services. iCoreConnect may be unable to obtain any needed license on commercially reasonable terms or at all, and rights granted under any licenses may not be valid and enforceable.

iCoreConnect’s success will be limited if it is unable to attract, retain and motivate highly skilled personnel.

iCoreConnect’s future success will depend on its ability to attract, retain and motivate highly skilled programming, management, sales and other key personnel. Competition for such personnel is intense in the Internet industry, and iCoreConnect may be unable to successfully attract, integrate or retain sufficiently qualified personnel. In addition, iCoreConnect’s ability to generate revenues relates directly to its personnel in terms of both the numbers and expertise of the personnel it has available to work on projects. Moreover, competition for qualified employees may require iCoreConnect to increase its cash or equity compensation, which may have an adverse effect on earnings.

iCoreConnect is also dependent on the services of its executive officers and key consultants and independent agents. There can be no assurance, however, that it can obtain executives of comparable expertise and commitment in the event of death, or that its business would not suffer material adverse effects as the result of a death, disability or voluntary departure of any such executive officer. Further, the loss of the services of any one or more of iCoreConnect’s key employees or consultants could have a materially adverse effect on its business and its financial condition. In addition, iCoreConnect will also need to attract and retain other highly skilled technical and managerial personnel for whom competition is intense. If iCoreConnect is unable to do so, its business, results of operations and financial condition could be materially adversely affected.

Any system failure or slowdown could significantly harm iCoreConnect’s reputation and damage its business.

System failures would harm iCoreConnect’s reputation and reduce its attractiveness to customers. In addition, the users of the services iCoreConnect maintain for its customers depend on Internet service providers, online service providers and other web site operators for access to its web sites. Some of these providers and operators have experienced significant outages in the past, and they could experience outages, delays and other difficulties due to system failures unrelated to iCoreConnect’s systems.

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iCoreConnect competes in a highly competitive market and many of its competitors have greater financial resources and established relationships with major corporate customers.

iCoreConnect’s future profitability depends on its ability to compete successfully by continuing to differentiate its products and services from the products and services of its competitors. If one or more of iCoreConnect’s competitors begins to offer integrated, Internet Based, HIPAA Compliant healthcare information collaboration solutions, there may be a material adverse effect on iCoreConnect business, financial condition or operating results. iCoreConnect believes that its ability to compete successfully depends on a number of factors, including: its ability to produce products that are superior in quality to that of its competitors and get those products and services to market quickly; its ability to deliver its products and services at a price that remains competitive with that of its competitors; its ability to respond promptly and effectively to the challenges of technological change, evolving standards, and its competitors’ innovations; the scope of its products and services and the rate at which it and its competitors introduce them; customer service and satisfaction; and industry and general economic trends.

Regulatory developments in the future related to the Internet could create a legal uncertainty; such developments could materially harm iCoreConnect’s business.

iCoreConnect is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to the access of or commerce on the Internet. However, it is possible that a number of laws and regulations will be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics, e-mail marketing and quality of products and services. Such laws and regulations could dampen the growth and use of the Internet generally and decrease the acceptance of the Internet as a communication and commercial medium and could thereby have a material adverse effect on iCoreConnect’s business, results of operations and financial condition.

iCoreConnect is vulnerable to changes in general economic conditions.

iCoreConnect is affected by certain economic factors that are beyond its control, including changes in the overall economic environment and systemic events such as the Covid-19 Pandemic which impact its operations as well as its customers.

Legal proceedings could lead to unexpected losses.

From time to time during the normal course of carrying on iCoreConnect’s business, it may be a party to various legal proceedings through private actions, class actions, administrative proceedings, regulatory actions or other litigations or proceedings. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. In the event that management determines that the likelihood of an adverse judgment in a pending litigation is probable and that the exposure can be reasonably estimated, appropriate reserves are recorded at that time pursuant to the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 450, “Contingencies.” The final outcome of any litigation could adversely affect operating results if the actual settlement amount exceeds established reserves and insurance coverage.

iCoreConnect’s results of operations could vary as a result of the methods, estimates, and judgments that it uses in applying accounting policies.

The methods, estimates, and judgments that iCoreConnect uses in applying accounting policies have a large impact on its results of operations. For further information, see section entitled “Critical Accounting Estimates” in this prospectus. These methods, estimates, and judgments are subject to large risks, uncertainties, and assumptions, and changes could affect iCoreConnect’s results of operations.

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iCoreConnect has identified material weaknesses in internal control over financial reporting. If iCoreConnect fails to maintain effective internal controls over financial reporting, the price of its common stock may be adversely affected.

iCoreConnect is required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact its public disclosures regarding its business, financial condition or results of operations. Any failure of these controls could also prevent iCoreConnect from maintaining accurate accounting records and discovering accounting errors and financial fraud.

As of December 31, 2023, iCoreConnect’s principal executive officer and principal financial and accounting officer concluded that its disclosure controls and procedures were not effective due to a material weakness related to its accounting for complex financial instruments and related to its inability to adequately segregate responsibilities over the financial reporting process. Management has further identified deficiencies within its corporate governance practices, as iCoreConnect did not have the necessary controls in place to understand the impact on equity holders and monitor the issuance of instruments with down round features. In addition, in the future management’s assessment of internal controls over financial reporting and corporate governance may identify additional weaknesses and conditions that need to be addressed or other potential matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in iCoreConnect’s internal control over corporate governance, financial reporting or disclosure of management’s assessment of its internal controls over financial reporting may have an adverse impact on the price of its common stock.

iCoreConnect may engage in merger and acquisition activity from time to time and may not achieve the contemplated benefits from such activity.

iCoreConnect has engaged in recent merger and acquisition activity. Achieving the contemplated benefits from such activity may be subject to a number of significant challenges and uncertainties, including integration issues, coordination between geographically separate organizations, and competitive factors in the marketplace. iCoreConnect could also encounter unforeseen transaction and integration-related costs or other circumstances such as unforeseen liabilities or other issues. Any of these circumstances could result in increased costs, decreased revenue, decreased synergies and the diversion of management time and attention. If iCoreConnect is unable to achieve its objectives within the anticipated time frame, or at all, the expected benefits may not be realized fully or at all, or may take longer to realize than expected, which could have an adverse effect on its business, financial condition and results of operations, or cash flows. Any of these risks could harm iCoreConnect’s business. In addition, to facilitate these acquisitions or investments, iCoreConnect may seek additional equity or debt financing, which may not be available on terms favorable to iCoreConnect or at all, which may affect its ability to complete subsequent acquisitions or investments, and which may affect the risks of owning its common stock.

A system failure or breach of system or network security could delay or interrupt services to iCoreConnect’s customers or subject iCoreConnect to significant liability.

iCoreConnect has implemented security measures such as firewalls, virus protection, intrusion detection and access controls to address the risk of computer viruses and unauthorized access. However, there can be no assurances that any of these efforts will be adequate to prevent a system failure, accident or security breach, any of which could result in a material disruption to iCoreConnect’s business. In addition, substantial costs may be incurred to remedy the damages caused by any such disruptions.

iCoreConnect’s software may not operate properly, which could damage its reputation, give rise to claims against iCoreConnect, or divert application of iCoreConnect’s resources from other purposes, any of which could harm its business and operating results.

Software development is time-consuming, expensive, and complex. Unforeseen difficulties can arise. iCoreConnect may encounter technical obstacles, and it is possible that it discovers additional problems that prevent its applications from operating properly. If iCoreConnect’s systems do not function reliably or fail to achieve client expectations in terms of performance, clients could assert liability claims against iCoreConnect or attempt to cancel their contracts with iCoreConnect. This could damage iCoreConnect’s reputation and impair its ability to attract or retain clients.

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Information services as complex as those iCoreConnect offer have in the past contained, and may in the future develop or contain, undetected defects, vulnerabilities, or errors. iCoreConnect cannot assure that material performance problems or defects in its services will not arise in the future. Errors may result from sources beyond iCoreConnect’s control, including the receipt, entry, or interpretation of patient information; interface of iCoreConnect’s services with legacy systems that it did not develop; or errors in data provided by third parties. It is challenging for iCoreConnect to test its software for all potential problems because it is difficult to simulate the wide variety of computing environments or treatment methodologies that its clients may deploy or rely upon. Therefore, despite testing, defects or errors may arise in iCoreConnect’s existing or new software or service processes following introduction to the market.

In light of this, defects, vulnerabilities, and errors and any failure by iCoreConnect to identify and address them could result in loss of revenue or market share; liability to clients, their patients, or others; failure to achieve market acceptance or expansion; diversion of development and management resources; delays in the introduction of new services; injury to iCoreConnect’s reputation; and increased service and maintenance costs. Defects, vulnerabilities, or errors in iCoreConnect’s software and service processes might discourage existing or potential clients from purchasing services from iCoreConnect. Correction of defects, vulnerabilities, or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects, vulnerabilities, or errors or in responding to resulting claims or liability may be substantial and could adversely affect iCoreConnect’s operating results.

If iCoreConnect’s services fail to provide accurate and timely information, or if its content or any other element of any of its services is associated with faulty clinical decisions or treatment, iCoreConnect could have liability to clients, clinicians, or patients, which could adversely affect its results of operations.

Some of iCoreConnect’s software, content, and services are used to support clinical decision-making by providers and deliver information about patient medical histories, treatment plans, medical conditions, and the use of particular medications. If iCoreConnect’s software, content, or services fail to provide accurate and timely information or it is associated with faulty clinical decisions or treatment, then clients, clinicians, or their patients could assert claims against it that could result in substantial costs to iCoreConnect, harm its reputation in the industry, and cause demand for its services to decline.

iCoreConnect’s iCoreRx service provide healthcare professionals with access to clinical information, including information regarding particular medical conditions and the use of particular medications. If iCoreConnect’s content, or content it obtains from third parties, contains inaccuracies, or it introduce inaccuracies in the process of implementing third-party content, it is possible that patients, physicians, consumers, the providers of the third-party content, or others may sue iCoreConnect if they are harmed as a result of such inaccuracies. iCoreConnect cannot assure that its quality control procedures will be sufficient to ensure that there are no errors or omissions in particular content.

The assertion of such claims and ensuing litigation, regardless of its outcome, could result in substantial cost to iCoreConnect, divert management’s attention from operations, damage its reputation, and decrease market acceptance of its services. iCoreConnect attempts to limit by contract its liability for damages and requires that its clients assume responsibility for medical care. Despite these precautions, the allocations of responsibility and limitations of liability set forth in iCoreConnect’s contracts may not be enforceable, be binding upon patients, or otherwise protect it from liability for damages. Furthermore, general liability and errors and omissions insurance coverage may not continue to be available on acceptable terms or may not be available in sufficient amounts to cover one or more large claims against iCoreConnect. In addition, the insurer might disclaim coverage as to any future claim. One or more large claims could exceed iCoreConnect’s available insurance coverage. If any of these risks occur, they could materially adversely affect iCoreConnect’s business, financial condition, or results of operations.

Because iCoreConnect generally recognizes revenues from its subscription service over the subscription term, a decrease in new subscriptions or renewals during a reporting period may not be immediately reflected in its operating results for that period.

iCoreConnect generally recognizes revenues from customers ratably over the terms of their subscriptions. Net new annual contract value from new subscriptions, expanded contracts and contract renewals entered into during a period can generally be expected to generate revenues for the duration of the subscription term. As a result, a small portion of the revenues iCoreConnect reports in each period are derived from the recognition of deferred revenues relating to subscriptions entered into during previous periods. Consequently, a decrease in new or renewed subscriptions in any single reporting period will have a limited impact on iCoreConnect’s revenues for that period. In addition, iCoreConnect’s ability to adjust its cost structure in the event of a decrease in new or renewed subscriptions may be limited.

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Further, a decline in new subscriptions, expanded contracts or renewals in a given period may not be fully reflected in iCoreConnect’s revenues for that period, but they will negatively affect its revenues in future periods. Accordingly, the effect of significant downturns in sales and market acceptance of iCoreConnect’s services, and changes in its rate of renewals, may not be fully reflected in its results of operations until future periods. iCoreConnect’s subscription model also makes it difficult for it to rapidly increase its revenues through additional sales in any period, as revenues from new customers are generally recognized over the applicable subscription term. Additionally, due to the complexity of certain customer contracts, the actual revenue recognition treatment required under Accounting Standard Codification Topic 606, “Revenue from Contracts with Customers (“Topic 606”)” depends on contract-specific terms and may result in greater variability in revenues from period to period. In addition, a decrease in new subscriptions, expansion contracts or renewals in a reporting period may not have an immediate impact on billings for that period due to factors that may offset the decrease, such as an increase in billings duration, the dollar value of contracts with future start dates, or the dollar value of collections in the current period related to contracts with future start dates.

Risks Related to our Common Stock

The price of our Common Stock may be volatile.

The price of our common stock has been and is likely to continue to be volatile. Since our common stock began trading as iCoreConnect on August 28, 2023, our common stock has traded from a low price of $0.90 to a high price of $20.70. The market price for our common stock may be influenced by many factors, including the other risks described in this section of the prospectus. In addition, the stock markets in general, and the markets for former special purpose acquisition companies post-business combination businesses in particular, have experienced extreme volatility. This volatility can often be unrelated to the operating performance of the underlying business. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

We may incur significant costs from class action litigation due to the expected stock volatility.

The price of our common stock may fluctuate for many reasons, including as a result of public announcements regarding the progress of our business. When the market price of a stock has been volatile as our common stock, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. Additionally, there has recently been a general increase in litigation against companies that have recently completed a business combination with a special purpose acquisition company alleging fraud and other claims based on inaccurate or misleading disclosures. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. Any such lawsuit could also divert the time and attention of management.

Any failure to meet the continued listing requirements of Nasdaq Capital Market could result in a delisting of our common stock.

If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as failing to satisfy any applicable corporate governance requirements or the minimum closing bid price requirement, the Nasdaq Capital Market may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq Capital Market minimum bid price requirement or prevent future non-compliance with the Nasdaq Capital Market’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, the Nasdaq Capital Market for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if our securities were quoted or listed on the Nasdaq Capital Market or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

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We are an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors, which may make it more difficult to compare our performance with other public companies.

We are an emerging growth company as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. To the extent we continue to take advantage of any of these exemptions, the information that we provide stockholders may be different than what is available with respect to other public companies. Investors may find our common stock less attractive because we will continue to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for the common stock, and the stock price may be more volatile.

An emerging growth company may elect to delay the adoption of new or revised accounting standards. Because we have made this election, Section 102(b)(2) of the JOBS Act allows us to delay adoption of new or revised accounting standards until those standards apply to non-public business entities. As a result, the financial statements contained in this prospectus and those that we will file in the future may not be comparable to companies that comply with public business entities revised accounting standards effective dates.

We are also a “smaller reporting company” as such term is defined in the Rule 12b-2 of the Exchange Act, meaning that the market value of our common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is less than $700 million and our annual revenue is less than $100 million during the most recently completed fiscal year. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements. Investors could find our common stock less attractive because it may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and the trading price may be more volatile.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stock.

We currently expect that securities research analysts will establish and publish their own periodic financial projections for our business. These projections may vary widely and may not accurately predict our results. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrade our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the trading price and volume for our common stock could be adversely affected.

Delaware law and provisions in our certificate of incorporation and bylaws could make a takeover proposal more difficult.

Our organizational documents are governed by Delaware law. Certain provisions of Delaware law and of our certificate of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of the common stock held by our stockholders. These provisions include the ability of the Board to designate the terms of and issue new series of preference shares, supermajority voting requirements to amend certain provisions of our certificate of incorporation, and a prohibition on stockholder actions by written consent, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

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These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, we may experience negative reactions from the financial markets, including negative impacts on the price of the common stock. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions that our stockholders desire.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with us or our directors, officers or other employees or increase our stockholders’ costs in bringing such a claim.

Our certificate of incorporation provides that, unless we consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or its stockholders; (iii) any action asserting a claim against the Company or any director, officer or employee arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or (iv) any action asserting a claim against the Company or any director, officer or employee of the Company governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision described in the immediately preceding sentence will not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, for which the federal courts will be the exclusive forum. Any person or entity purchasing or otherwise acquiring an interest in any shares of our capital stock will be deemed to have notice of and to have consented to the forum provisions in our certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers, or other employees and may result in increased litigation costs for our stockholders. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our common stock may decline after the Closing.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Any of the factors listed in this prospectus could have a material adverse effect on your investment, and our common stock may trade at a price significantly below the price you paid for it. In such circumstances, the trading price of our common stock may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of our common stock after the Closing, irrespective of our operating performance. The stock markets in general have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies, notably in the biopharmaceutical industry, which investors perceive to be similar to us, could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price for our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this prospectus.

The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There can be no assurance that our Warrants will be in the money at the time they become exercisable, and they may expire worthless.

Subject to adjustment, the exercise price for the outstanding Public Warrants and $11.50 Private Placement Warrants is $11.50 per share of common stock and the exercise price for the $15.00 Private Placement Warrants is $15.00 per share of common stock. The cash proceeds associated with the exercises of the Warrants are dependent on the stock price inasmuch as the holders are unlikely to exercise the Warrants if the exercise price thereof is greater than the price of our common stock at the time of exercise. In that circumstance, such holder may be less likely to exercise the Warrants as such holder would be selling at a loss if they exercised their Warrants and sold their common stock. There can be no assurance that such Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.

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The holders of the shares of common stock registered hereby may be willing to sell their shares at a price lower than the public market price.

On June 7, 2024 the last reported sales price of the common stock was $0.9535 per share. If the market price for shares of common stock is less than $10.00 per share, holders of shares of common stock would be selling at a loss if they purchased the shares of common stock at $10.00 per share. Because certain selling stockholders purchased shares privately at a price below the current market price, they may have an incentive to sell shares of their common stock because they could profit despite the current market price of common stock. While these selling stockholders may, on average, experience a positive rate of return based on the current market price, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current market price.

We have registered the resale of a significant number of our shares of common stock, and the holders of the shares of common stock registered may be willing to sell their shares at a price lower than the public market price.

In October 2023, we registered the resale of a significant number of shares of our common stock for certain selling stockholders, most of which consisted of shares underlying our Series A preferred stock and warrants. Because certain selling stockholders purchased shares privately at a price below the current market price, they may have an incentive to sell shares of their common stock because they could profit despite the current market price of our common stock. While these selling stockholders may, on average, experience a positive rate of return based on the current market price, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices and the current market price.

Sales of shares of the common stock pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of the common stock.

Subject to any obligations under any lock up provisions, the selling stockholders will determine the timing, pricing and rate at which they sell the shares being registered for resale on the registration statement of which this prospectus forms a part into the public market. Significant sales of shares of common stock pursuant to the registration statement of which this prospectus forms a part may have negative pressure on the public trading price of the common stock. Assuming all of the notes are converted, the selling stockholders would own up to 3,000,000 shares of common stock, representing approximately 22.6% of our then total outstanding common stock. Also, even though the current trading price is significantly below the Company’s initial public offering price, based on the current closing price of the common stock, certain private investors may have an incentive to sell their shares, because they will still profit on sales due to the lower prices at which they purchased their shares as compared to the public investors.

Investors who buy shares in this offering at different times will likely pay different prices.

Investors who purchase shares of common stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling stockholders will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares of common stock sold to investors. Investors may experience a decline in the value of the shares they purchase from the selling stockholders in this offering.

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CAUTIONARY STATEMENT REGARDING FORWARD‑LOOKING STATEMENTS

This prospectus contains forward‑looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward‑looking statements. The forward‑looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward‑looking statements. Forward‑looking statements include, but are not limited to, statements about:

•	the attraction and retention of qualified directors, officers, employees and key personnel;

•	our ability to compete effectively in a highly competitive market;

•	our ability to protect and enhance our corporate reputation and brand;

•	the impact from future regulatory, judicial, and legislative changes in our industry;

•	that we may face potential liability related to the privacy of health information it obtain under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”);

•	our ability to forecast and maintain an adequate rate of revenue growth and appropriately plan our expenses;

•	the risks associated with competing with larger companies that have greater financial resources and established relationships with major corporate customers;

•	the possibility that we may be adversely affected by other economic, business, regulatory, and/or competitive factors;

•	the evolution of the markets in which we compete, including ecommerce;

•	our ability to anticipate and respond to changing consumer preferences and trends;

•	our ability to implement our existing strategic initiatives and continue to innovate our existing products;

•	the risk that we may not be able to execute our growth strategies and the timing of expected business milestones;

•	the risk that we may not be able to recognize revenue for our products and services or secure additional contracts that generate revenue; and

•	the risks related to Russia’s invasion of Ukraine.

In some cases, you can identify forward‑looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward‑looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” above. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward‑looking statements. No forward‑looking statement is a guarantee of future performance.

The forward‑looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We do not intend to update or otherwise revise the forward‑looking statements in this prospectus, whether as a result of new information, future events or otherwise.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

The selling stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such selling stockholders in disposing of their securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our common stock. Any future determination related to our dividend policy will be made at the discretion of our Board after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our Board deems relevant. It is the present intention of our Board to retain all available funds and future earnings, if any, to fund the development and growth of our business operations and, accordingly, our Board does not anticipate declaring or paying any cash dividends in the foreseeable future.

Since the date of the issuance of our Series A Preferred Stock, dividends have accrued at the rate per annum of 12% of the original issue price for each share of Series A Preferred Stock, which was $10.00 per share, prior and in preference to any declaration or payment of any other dividend (subject to appropriate adjustments). Dividends shall accrue from day to day and shall be cumulative and shall be payable within 15 business days after each anniversary of the date of the original issuance, commencing with the quarter ending June 30, 2024 to each holder of Series A Preferred Stock as of such date. We are not permitted to declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, dividends due and owing on each outstanding share of Series A Preferred Stock. See “Description of Securities— Series A Preferred Stock.”

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with iCoreConnect’s financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties, and assumptions. iCoreConnect’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from any such forward-looking statements. Please also see “Forward-Looking Statements.” In this section, unless otherwise indicated or the context otherwise requires, references in this section to “iCoreConnect,” the “Company,” “we,” “us,” “our” and other similar terms refer to iCoreConnect Inc. and its consolidated subsidiaries.

Overview

We are a cloud-based software and technology company focused on increasing workflow productivity and customer profitability through our enterprise platform of applications and services.

On January 5, 2023, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among the Company, iCoreConnect, Inc.., a Nevada corporation (“Old iCore”), and FG Merger Sub Inc., a Nevada corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”). The Merger Agreement provided that, among other things, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into Old iCore (the “Merger”), with Old iCore surviving as a wholly-owned subsidiary of the Company. In connection with the Merger, the Company changed its name from FG Merger Corp. to “iCoreConnect Inc.” The Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.” On August 25, 2023, Old iCore and FGMC consummated the Business Combination, with Old iCore surviving as a wholly owned subsidiary of FGMC.

Financing

We are currently funding our business capital requirements through revenues from product sales and services and sales of our common stock and debt arrangements. While we intend to seek additional funding, if revenue increases to a point where we are able to sustain ourselves and increase our budget to match our growth needs, we may significantly reduce the amount of investment capital we seek. The amount of funds raised, and revenue generated, if any, will determine how aggressively we can grow and what additional projects we will be able to undertake. No assurance can be given that we will be able to raise additional capital when needed or at all, or that such capital, if available, will be on terms acceptable to us. If we are unable to, or do not raise additional capital in the near future or if our revenue does not begin to grow as we expect, we will have to curtail our spending and downsize our operations.

Critical Accounting Estimates

Our significant accounting policies are disclosed in Note 3 to the consolidated financial statements. The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S., or GAAP, requires our management to make judgments, assumptions and estimates that affect the amounts of revenue, expenses, income, assets and liabilities, reported in our consolidated financial statements and accompanying notes. Understanding our accounting policies and the extent to which our management uses judgment, assumptions and estimates in applying these policies is integral to understanding our financial statements.

We have identified the following accounting policies as those that require significant judgments, assumptions and estimates and that have a significant impact on our financial condition and results of operations. These policies are considered critical because they may result in fluctuations in our reported results from period to period due to the significant judgments, estimates and assumptions about highly complex and inherently uncertain matters and because the use of different judgments, assumptions or estimates could have a material impact on our financial condition or results of operations. We evaluate our critical accounting estimates and judgments required by our policies on an ongoing basis and update them as appropriate based on changing conditions.

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Software Development Capitalization and Amortization

We account for software development costs, including costs to develop software products or the software component of products to be marketed to external users.

In accordance with ASC 350, Internal-Use-Software, research and planning phase costs are expensed as incurred and development phase costs including direct materials and services, payroll and benefits and interest costs are capitalized.

We have determined that technological feasibility for our products to be marketed to external users was reached before the development of those products and, as a result, the development costs and related acquisition costs after the establishment of technological feasibility were capitalized as incurred. Capitalized costs for software to be marketed to external users are amortized based on current and projected future revenue for each product with an annual minimum cost equal to the straight-line amortization of the costs over three years.

Stock-Based Compensation

The Company estimates the fair value of each option award on the date of grant using a Black-Scholes option pricing model that uses the following assumptions. The Company estimates the fair value of its shares of restricted Common Stock using the closing stock price of its common stock on the date of the award. The Company estimates the volatility of its Common Stock at the date of grant based on its historical stock prices. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate of the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

Long-Lived Assets and Goodwill

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10-35, Property, Plant and Equipment, Impairment or Disposal of Long-lived Assets. This accounting standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. As part of its impairment assessment in 2023 the Company determined that the carrying value of an intangible asset for customer list exceed its fair value and as such recorded an impairment expense in 2023 in the amount of $105,676.

The Company accounts for goodwill and intangible assets in accordance with ASC 350, Intangibles - Goodwill and Other. Goodwill represents the excess of the purchase price of an entity over the estimated fair value of the assets acquired and liabilities assumed. ASC 350 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value. As of December 31, 2023 there is no impairment of the Company’s Goodwill.

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Results of Operations for the Three Months Ended March 31, 2024

Overview. The following table sets forth our selected financial data for the periods indicated below and the percentage dollar increase (decrease) of such items from period to period:

	Three Months Ended
	March 31,	March 31,	%
	2024	2023	Incr/(Decr)
Revenue	$2,723,363	$1,840,371	48%
Cost of sales	513,097	491,449	4%
Gross profit	2,210,266	1,348,922

Expenses
Selling, general and administrative	4,519,898	2,411,071	87%
Depreciation and amortization	732,553	288,909	154%
Total operating expenses	5,252,451	2,699,980
Loss from operations	(3,042,185)	(1,351,058)

Other income (expense)
Interest expense	(226,467)	(257,913)	(12)%
Finance charges	(1,302,697)	(80,063)	1,527%
Change in fair value of forward purchase agreement	300,000	-	100%
Income taxes	(54,000)	-	100%
Other expense	(397,621)	-	100%
Total other expense, net	(1,680,785)	(337,976)	397%

Net loss	$(4,722,970)	$(1,689,034)	180%

Preferred dividend	(448,000)	-	100%

Net loss attributable to common stockholders	$(5170,970)	$(1,689,034)	206%

Revenues. Net revenues increased to $2,723,363 from $1,840,371 for the three months ended March 31, 2024 and 2023, respectively. The increase in revenue was driven by sales in the Company’s core SaaS offerings coupled with the addition of sales related to its asset acquisitions which are predominantly recurring services.

Cost of sales. Cost of sales for the three months ended March 31, 2024 and 2023 remained essentially flat as the Company was able to keep costs static. The Company has been able to continue leverage its capacity in its data centers and other systems to bring on customers while being able to keep costs related to support and service in check.

Selling, general and administrative expenses. Selling, general and administrative expenses for the three months ended March 31, 2024 and 2023 were $4,519,898 and $2,411,071, respectively. The increase between periods was primarily due to an increase in payroll expenses related to the cost to service its asset acquisitions and other general and administrative expenses to support the rate of growth.

Depreciation and amortization expenses. Depreciation and amortization expenses for the three months ended March 31, 2024 and 2023 were $732,553 and $288,909, respectively. The increase in depreciation and amortization reflects an increase primarily in amortization costs associated with the additional customer list of $1,559,144 and acquired technologies of $5,620,897 as part of the assets acquisitions in comparison to the comparative period.

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Interest Expense. Interest expense for the three months ended March 31, 2024 and 2023 was $226,467 and $257,913, respectively. The decrease between periods was primarily due to the Company having lower average interest costs in 2024 than in 2023 and that the debt outstanding in 2024 was obtained near the reporting end which results in lower interest expense being reported.

Financing fee. Financing fee expenses for the three months ended March 31, 2024 and 2023 were $1,302,697 and $80,063 respectively. The increase between periods was primarily due to the Company expensing deferred financing fees of approximately $1,008,000 associated with its cancelled equity line of credit. In addition, the Company issued higher levels of convertible debt than in the comparative period resulting in additional financing costs being reported.

Change in fair value of forward purchase agreement. Change in fair value of forward purchase agreement for the three months ended March 31, 2024 and 2023 was $300,000 and $nil, respectively. The income relates to the derived fair value change of the shares underlying the forward purchase agreement market from the balance sheet date to estimated maturity date.

Other expense. Other expense for the three months ended March 31, 2024 and 2023 were $397,621 and $nil, respectively. Other expense reflects the final portion of a make whole agreement that the Company entered into in August of 2023, whereby the Company guaranteed the difference between the value of debt converted into shares at $10.00 per share and their ultimate sales price.

Income Tax. Income tax expense for the three months ended March 31, 2024 and 2023 were $54,000 and $nil, respectively and reflect the fact that the Company is now subject to taxes due to being registered in Delaware.

Preferred dividend. Preferred dividend for the three months ended March 31, 2024 and 2023 were $448,000 and $nil, respectively. The preferred dividend relates to dividends accrued for the Company’s issued and outstanding Series A Preferred Stock.

Results of Operations for the Year Ended December 31, 2023

The following table sets forth our selected financial data for the periods indicated below:

	For Years Ended
	December 31,	December 31,
	2023	2022
Revenue	$8,151,587	$7,987,902
Cost of sales	2,029,145	2,243,253
Gross profit	6,122,442	5,744,649

Expenses
Selling, general and administrative	15,124,081	9,254,670
Depreciation and amortization	1,274,963	1,292,085
Total operating expenses	16,399,044	10,546,755
Loss from operations	(10,276,602)	(4,802,106)

Other income (expense)
Interest expense	(1,109,388)	(785,406)
Financing costs	(1,287,916)	(426,419)
Other income (expense)	(459,965)	(65,893)
Impairment of intangible asset	(105,676)	-
Change in fair value of forward purchase agreement	(2,312,116)	-
Total other income (expense)	(5,275,061)	(1,277,718)

Net loss	(15,551,663)	(6,079,824)
Preferred dividends	(368,699)	-
Dividends to Common Stockholders	-	(1,794,704)
Net loss attributable to Common Stockholders	$(15,920,362)	$(7,874,528)

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Year ended December 31, 2023 compared to the year ended December 31, 2022

Revenues. Net revenues increased 2% or $163,685 to $8,151,587 in 2023 from $7,987,902 in 2022. Revenue growth was attributed to strong growth in the number of recurring revenue subscribers both in terms of new customers as well as with new and existing product uptake along with price increases on existing customer base subscription prices. Recurring revenues increased $194,503 year on year while non-recurring revenues remained flat year on year.

Cost of sales. Cost of sales decreased 10% or $(214,108) to $2,029,145 in 2023 from $2,243,253 in 2022. The decrease in cost of sales is due to the change in the mix of revenues in which recurring revenues have a lower cost of service than non-recurring revenues. The increase in recurring and decrease in non-recurring revenues both contributed to lower costs of sales.

Selling, general and administrative expenses. Selling, general and administrative (“SGA”) expenses increased 63% or $5,869,411 to $15,124,081 in 2023 from $9,254,670 in 2022. The increase in SGA is largely driven by approximately $3,200,000 increase in spend associated with professional fees primarily attributable to the Company’s merger in August 2023. Office expenses increased approximately $700,000 year on year driven by costs associated with financing discounts and additional insurance costs not incurred in prior years. Personnel costs increased by approximately $1,800,000 year on year largely driven on the additional labor costs brought on with the asset acqusition along with an increase in stock-based compensation expense.

Depreciation and amortization expenses. Depreciation and amortization expenses decreased $(17,122) or (1)% to $1,274,963 in 2023 from $1,292,085 in 2022. The decrease in expenses is due to no new additions being added to intangible assets and a moderate increase in capitalized software in 2023 compared to 2022.

Interest expense. Interest expense increased $323,982 or 41% to $1,109,388 in 2023 from $785,406 in 2022. The increase in interest expense is attributable to the increase in total debt taken out in 2023 versus 2022 to help bridge the Company to the Business Combination.

Other income (expense).Other expenses increased $394,072 or 598% to $459,965 in 2023 from $65,893 in 2022. The increase is related to the charge for a make whole provision the Company entered into in 2023 with one of its lenders who converted their debt into common stock and provided the lender a make whole from the face value of $10.00 to the price they ultimately sold the common stock at.

Financing costs. Financing costs increased $861,497 or 202% to $1,287,916 in 2023 from $426,419 in 2022. The increase in financing fees was a result of the Company issuing convertible debt with features including warrants and inducement shares in 2023.

Change in fair value of forward purchase agreement. Change in fair value of forward purchase agreement expenses increased to $2,312,116 or 100% to $2,312,116 in 2023 from $nil in 2022. The expense relates to the derived fair value change of the shares underlying the forward purchase agreement market from the balance sheet date to estimated maturity date.

Impairment on intangible asset. The Company incurred $105,676 expense in 2023 related to the carrying value of a customer list purchased in 2022 which was in excess of its fair value. The Company adjusted the carrying value to equal the fair value. No impairment was determined in 2022.

Preferred dividends. Preferred dividends increased to $368,699 or 100% to $368,699 in 2023 from $nil in 2022. The preferred dividend relates to dividends accrued for the Company’s issued and outstanding Series A Preferred Stock excluding Series A Preferred Stock held by the sponsor of the SPAC transaction and the shares underlying the Forward Purchase Agreement.

Dividends to Common Stockholders. The Company incurred expenses related to the revaluation of certain warrants that contained anti-dilution provisions related to down round financing for total expense of $nil for 2023 and $1,794,704 for 2022, respectively.

Liquidity, Going Concern and Capital

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

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For the three-month period ended March 31, 2024 the Company generated an operating loss of $3,042,185. In addition, the Company has an accumulated deficit and net working capital deficit of $120,509,730, and $10,906,673, respectively. The Company’s activities were primarily financed through private placements of equity securities and issuance of debt. The Company intends to raise additional capital through the issuance of debt and/or equity securities to fund its operations, although it has no commitments for such capital and there is no assurance that it will be successful in raising any additional capital. The Company is reliant on future fundraising to finance operations in the near future. If the Company fails to raise additional capital in the near future, it will be required to curtail or cease its operations. In light of these matters, there is substantial doubt that the Company will be able to continue as a going concern for a period of 12 months from the issuance date of these financial statements.

Management has introduced new lines of services with higher margins while it continues to develop strategic partnerships and has ramped up selling into the existing customer base as well as penetrate larger organizations with multiple customers while continuing to scope out additional areas of opportunity. While management believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. Management’s ability to continue as a going concern is ultimately dependent upon its ability to continually increase the Company’s customer base and realize increased revenues from signed contracts. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The primary factors that influence our liquidity include, but are not limited to, the amount and timing of our equity and debt raises, revenues, cash collections from our clients, capital expenditures, and investments in research and development.

The following table summarizes the impact of operating, investing and financing activities on our cash flows for the three-month periods ended March 31, 2024 and 2023 related to our operations:

	Three Month Ended
	March 31,	March 31,
	2024	2023
Net cash used in operating activities	$(990,030)	$(1,152,215)
Net cash used in investing activities	(1,204,437)	(194,115)
Net cash provided by financing activities	1,113,140	1,953,579
Net change in cash	(1,081,327)	607,249
Cash and cash equivalents at beginning of the period	1,219,358	196,153
Cash and cash equivalents at end of the period	$138,031	$803,402

Operating Activities: Net cash used by operating activities of $990,030 for three-month period ended March 31, 2024 was $162,186 less than the $1,152,215 cash used by operations for the three-month period ended March 31, 2023. The decrease in cash utilized by operating activities was primarily attributable to a larger non-cash charge add backs over the comparative periods along with increases in accounts payable and accrued liabilities and lower prepaid expenses. Future spending on operating activities is expected to be funded by the sale of and issuance of additional shares of common stock.

Investing Activities: Net cash used by investing activities was $1,204,437 and $194,115 for the three-month period ended March 31, 2024 and 2023, respectively. The overall increase was mainly attributable to the cost of purchase related to the asset acquisitions of FeatherPay and Verifi Dental Limited. Future spending on investing activities is expected to be funded by the sale of and issuance of additional shares of common stock.

Financing Activities: Net cash provided by financing activities of $1,113,140 and $1,953,579 for the three-month period ended March 31, 2024 and 2023, respectively. The cash increase was obtained through the net issuance of debt less payments for 2024 while in 2023 the increase was attributed to net issuance of debt less payments along with common stock sale.

Our material cash requirements from known contractual and other obligations primarily relate to our content, debt and lease obligations. As of December 31, 2023, the expected timing of those payments are as follows:

	Total	Next 12	Beyond 12 Months
Debt (1)	$6,691,566	$5,271,429	$1,420,137
Operating lease obligations (2)	1,187,834	241,945	945,889
Total	$7,879,400	$5,513,374	$2,366,026

(1)

Debt obligations include our Notes and Notes to Related Party consisting of principal and interest payments. See Note 8 Debt and Note 13 Related Party in the accompanying notes to our financial statements for further details.

(2)	See Note 11 Commitments and Contingencies in the accompanying notes to our financial statements for further details regarding leases.

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BUSINESS

Company History

The Company is a cloud-based software and technology company focused on increasing workflow productivity and customer profitability through its enterprise platform of applications and services.

Business Combination

On January 5, 2023, the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”), by and among the Company, iCoreConnect, Inc., a Nevada corporation (“Old iCore”), and FG Merger Sub Inc., a Nevada corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”). The Merger Agreement provided that, among other things, at the closing (the “Closing”) of the transactions contemplated by the Merger Agreement, Merger Sub will merge with and into Old iCore (the “Merger”), with Old iCore surviving as a wholly-owned subsidiary of the Company. In connection with the Merger, the Company changed its name from FG Merger Corp. to “iCoreConnect Inc.” The Merger and the other transactions contemplated by the Merger Agreement are hereinafter referred to as the “Business Combination.” On August 25, 2023, Old iCore and FGMC consummated the Business Combination, with Old iCore surviving as a wholly owned subsidiary of FGMC.

Software as a Service (SaaS) Offerings

iCoreConnect currently markets secure Health Insurance Portability and Accountability Act (“HIPAA”) compliant cloud-based software as a service (“SaaS”) offering under the names of iCoreRx, iCorePDMP, iCoreEPCS, iCoreVerify, iCoreVerify+, iCoreHuddle, iCoreHuddle+, iCoreCodeGenius, iCoreExchange, iCoreCloud, iCorePay, iCoreSecure, and iCoreIT. iCoreConnect’s software is sold under annual recurring revenue subscriptions. A description of iCoreConnect’s current offerings are below:

iCoreRx — iCoreRx is a HIPAA compliant electronic prescription SaaS solution that integrates with popular practice management and electronic health record systems. It saves time by selecting exact medications at available doses with built-in support from a drug directory and provides full support for Electronic Prescriptions for Controlled Substances (iCoreEPCS). Additional functionality to iCoreRx to extend your electronic prescribing capabilities to include controlled substances as defined by the DEA schedule. It also speeds up the process by allowing the doctor to create a “favorites” list for commonly used medication sets. iCorePDMP is an add-on for iCoreRx that seamlessly integrates with state databases to automate prescription drug monitoring. Providers in many states are required to check the patient’s Prescription Drug Monitoring Program (PDMP) history before prescribing controlled substances. This service provides one-click real-time access to the state databases without the need to manually enter data. This tool also generates patient risk scores and an interactive visualization of usage patterns to help the prescriber identify potential risk factors. The prescriber can then use this report to make decisions on objective insight into potential drug misuse or abuse which will ultimately lead to improved patient safety and better patient outcomes.

iCoreVerify and iCoreVerify+ — iCoreVerify is a HIPAA compliant SaaS solution that automatically retrieves a patients insurance eligibility breakdown to verify their benefits seven (7) days in advance of their appointment and on-demand using iCoreConnect’s real time technology. Automation runs daily to verify insurance for every patient on the schedule a full week in advance of their appointment date. The system returns results typically in less than one second for most responses. This substantially reduces the phone calls and labor hours for the practice. This tool integrates with most popular practice management systems. iCoreVerify+ adds a unique add-on service that augments iCoreConnect’s automation with a concierge service that turns around requests traditionally in less than 24 hours. It includes all carriers including non-digital ones and is customized to the client’s specialty.

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iCoreClaims - iCoreClaims is responsible for processing and managing claims submitted by policyholders or dental care providers and typically involves: (a) Claim Submission: Dental care providers (such as dentists or orthodontists) submit claims to the insurance company on behalf of patients after providing dental services. The claim includes details such as the type of treatment provided, codes for procedures performed, patient information, and provider details; (b) Verification and Eligibility: iCoreClaims service verifies the patient's eligibility for coverage based on the terms of their insurance policy. This involves checking if the patient's policy covers the specific dental treatment or procedure being claimed; (c) Adjudication: Once the claim is submitted and eligibility is confirmed, iCoreClaims processes the claim by reviewing it against the terms of the policy. This includes checking for any exclusions or limitations on coverage, ensuring the services rendered are medically necessary, and determining the applicable co-pays, deductibles, and coverage limits; (d) Communication: Throughout the claims process, iCoreClaims communicates with both the dental care provider and the policyholder to resolve any issues, provide explanations of benefits (EOBs), and answer any questions related to the claim; (e) Record Keeping: iCoreClaims maintains records of all claims processed, payments made, and communications related to each claim for auditing, reporting, and customer service purposes; (f) iCoreClaims service plays a crucial role in facilitating the reimbursement process for dental care services covered under insurance policies, ensuring that policyholders receive the benefits they are entitled to and that dental care providers are appropriately compensated for their services; (g) From a technology standpoint, the use of cloud software for documentation and U.S.-based billing specialists highlights iCoreConnect's strategy to combine advanced software with expert human intervention. This hybrid approach can be particularly appealing to healthcare providers who are seeking technological solutions without completely forgoing the human touch that is often necessary for complex billing and coding scenarios.

iCoreHuddle and iCoreHuddle+ — iCoreHuddle is a powerful HIPAA compliant SaaS solution to instantly reveal the revenue potential of each patient. This product is currently limited to dental practices. The service connects to most popular practice management and electronic health record systems to optimize revenue realization. It provides the practice with a dashboard containing various metrics, analytics, and key performance indicators (“KPIs”). iCoreHuddle provides a daily view of patient schedules, including their outstanding balances, unscheduled treatment plans, recall information, procedure information and the amount of remaining insurance benefits. The software also provides one-click access to each patient’s insurance eligibility, including a detailed benefits and deductibles report. This tool aims to increase the workflow efficiency of the dentist’s practice by reducing the number of required lookups and clicks for each patient. iCoreHuddle+ offers enhanced analytical tools for practices to optimize their revenue generation process and workflows.

iCoreCodeGenius — iCoreCodeGenius is a medical coding reference SaaS solution that provides the coding standards for the 10th revision of the International Classification of Diseases and Related Health Problems (“ICD-10”), a medical classification list published by the World Health Organization (WHO). It contains codes for diseases, signs and symptoms, abnormal findings, complaints, social circumstances, and external causes of injury and diseases.

iCoreCodeGenius includes a full ICD-10 code lookup and guidance, automatic prompting of comorbidities and Hierarchical Condition Category’s (HCC) to aid in obtaining the appropriate reimbursement with a high degree of accuracy, and the ability to reduce or eliminate queries and denials.

iCoreExchange — iCoreExchange provides a secure, HIPAA compliant SaaS email solution using the direct protocol that allows doctors to send and receive secure email with attachments to and from other healthcare professionals in the network. iCoreExchange also provides a secure email mechanism to communicate with users outside the exchange (e.g., patients and referrals). Users have the ability to build a community, access other communities and increase referrals and collaboration. Users can email standard office documents, JPEG, PDF as well as patient files with discrete data, which can then be imported and accessed on most Electronic Health Record (EHR) and Practice Management (PM) systems in a HIPAA compliant manner.

iCoreCloud — iCoreCloud offers customers the ability to backup their on-premise servers and computers to the cloud. iCoreCloud is a fully HIPAA compliant and automated backup solution. The data backed up is encrypted both in transit and while at rest. In case of full data loss, the mirrored data in the cloud can be seamlessly restored back to the practice on a new computer or a server. The data is stored encrypted in HIPAA compliant data centers with multiple layers of redundancy. The data centers are physically secure with restricted personnel and biometric access. The locations are also guarded by security 24 hours a day, 365 days a year.

iCorePay — iCorePay offers a seamless patient payment processing and billing solution for customers. iCorePay integrates into the practice workflow for payment and revenue cycle tracking. Unlike traditional healthcare billing methods, iCorePay speeds up the payment process by connecting with your patients on the platforms and with the digital payment methods they’re already using. Create custom messaging for valuable patient touchpoints. Deliver flexible payment plans and payment reminders on your own schedule, with your own branding, with patient savings for same day or pre-appointment payments.

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iCoreSecure — We used our expertise and development capabilities from its HIPAA compliant iCoreExchange and developed iCoreSecure, an encrypted email solution for anyone that needs encrypted email to protect personal and financial data. iCoreSecure is a secure SaaS solution that solves privacy concerns in the insurance, real estate, financial and many other industry sectors that have a need for secure encrypted email.

iCoreIT — The trend in IT Services companies for over a decade has been to move away from a “Break/ Fix” model to a “Managed Service Provider (MSP)” and “Managed Software as a Service (MSaaS)” model with recurring revenue.

Managed IT Services (MSP and MSaaS)

The MSP/MSaaS approach, by using preventative measures, keeps computers and networks up and running while data is accessible and safeguarded. Installation of critical patches and updates to virus protection are automated. Systems are monitored and backed up in real-time. They are fixed or upgraded before they cause a service disruption. A Unified Threat Management solution is deployed to protect against viruses, malware, SPAM, phishing and ransomware attacks. Remote technical support is a click away. All support is delivered at a predictable monthly cost.

By leveraging managed services with our expertise in cloud computing, our customers can scale their business without extensive capital investment or disruption in services.

The Company believes it is well positioned to address the growing need for managed services:

•	Our current and future customers need managed IT services, along with cloud computing, storage and HIPAA compliant backup and encryption;
•	Managed service providers that can support the migration to cloud computing are in high demand;
•	The decision makers for our current technology and those for managed services are, in many cases, the same person or group of people;
•	Our management team has decades of experience operating successful IT companies; and the MSP revenue model matches our SaaS and MSaaS MRR (monthly recurring revenue) models.

Competition - The Company experiences competition from a variety of sources with respect to virtually all of its products and services. The Company knows of no single entity that competes with it across the full range of its products and services; however, each of the lines of business in which the Company is engaged is highly competitive. Competition in the markets served is based on several considerations, which may include price, technology, applications, experience, know-how, reputation, service, and distribution. While we believe we offer a unique combination of products and services, a few competitors offer one or more similar products and services in one or more of our niche markets.

Competitive Strengths

The key advantages of our products and services include:

1.	Secure, private, scalable, and reliable.

Our services have been designed to provide our customers with privacy and high levels of performance, reliability, and security. We have built, and continue to invest in, a comprehensive security infrastructure, including firewalls, intrusion detection systems, and encryption for transmission over the Internet, which we monitor and test on a regular basis. We have designed, built, and continue to maintain a multi-tenant application architecture that has been designed to enable our service to scale securely, reliably and cost effectively. Our multi-tenant application architecture maintains the integrity and separation of customer data while still permitting all customers to use the same application functionality simultaneously.

2.	Rapid deployment and lower total cost of ownership.

Our services can be deployed rapidly since our customers do not have to spend time procuring, installing, or maintaining the servers, storage, networking equipment, security products or other hardware and software. We enable customers to achieve up-front savings relative to the traditional enterprise software model. Customers benefit from the predictability of their future costs since they generally pay for the service on a per subscriber basis for the term of the subscription contract.

3.	High levels of user adoption.

We have designed our products and services to be intuitive and easy to use. Our products and services contain many tools and features recognizable to users of popular consumer web services, so users have a more familiar user experience than typical EHR applications. As a result, our users can often use and gain benefit from our solutions with minimal training. We have also designed our products and services to be used on popular mobile devices, making it possible for people to conduct business from their smartphones or tablets.

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Competitive Strategy

Key elements of our strategy include:

1.

Extending existing service offerings. We continue to innovate based on customer feedback and have designed our solutions to easily accommodate new features and functionality, especially in underserved areas of compliance and improved workflow/profitability for dental and physician practices. We continually look to improve our products and services by adding new features, functions and increased security through our own development, acquisitions, and partnerships.

2.

Expanding existing customer relationships. We see significant opportunities to deepen our relationships with our existing customers. As our customers realize the benefits of our products and services, we aim to provide additional value-added products and services.

3.

Expanding into new horizontal markets. As part of our growth strategy, we are delivering innovative solutions in new categories, including analytics, claims coding, billing processing, and electronic prescribing. We drive innovation both organically and through acquisitions.

4.

Extending go to market capabilities. We believe that our offerings provide significant value for businesses of any size. We continue to pursue businesses of all sizes and industries through our direct sales force and partnerships. In the past several years we have competed and won over 100 major healthcare association endorsements in 33 states. We plan to increase the number of direct sales professionals we employ and intend to develop additional distribution channels for our products and services.

In addition to the key elements of our business strategy described above, from time to time, we evaluate opportunities to acquire or invest in complementary businesses, services and technologies, and intellectual property rights.

Customers

We had no significant customers (greater than 10% of total revenue) for the years ended December 31, 2023 and 2022, respectively. Customer concentration is not significant as the Company has a large number of individual customers. In addition, concentration is reduced by the number of new customers generated through the acquisitions we completed during 2023, as well as through organic growth in both the number of customers and number of services being purchased by new and existing customers. We had accounts receivable concentration with one customer representing 25% of total accounts receivables outstanding as of December 31, 2023 and one customer that represented 31% of accounts receivable outstanding as of December 31, 2022.

Intellectual Property

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we currently rely on a combination of trade secrets, including know-how, employee and third-party nondisclosure agreements, and other contractual rights to establish and protect our proprietary rights in our technology. We do not currently own any patents or trademarks.

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Government Regulations

We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to the access of or commerce on the Internet. However, it is possible that a number of laws and regulations will be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics, e-mail marketing and quality of products and services. Such laws and regulations could dampen the growth and use of the Internet generally and decrease the acceptance of the Internet as a communication and commercial medium and could thereby have a material adverse effect on our business, results of operations and financial condition.

Employees

As of December 31, 2023 the Company had 70 employees of which 67 were full-time employees.

Description of Property

On September 22, 2021, iCoreConnect signed a six year and one month lease agreement for approximately 7,650 square feet for its headquarters commencing on January 1, 2022, located in Ocoee, Florida. The lease provides for a five-year renewal term at the option of iCoreConnect. In April 2023, the Company entered into a lease agreement for an additional 2,295 square feet of space beginning June 1, 2023.

iCoreConnect signed a two-year lease on April 15, 2023, for an office in Scottsdale, AZ.

Legal Proceedings

iCoreConnect from time to time, may be a party to various litigation, claims and disputes, arising in the ordinary course of business. While the ultimate impact of such actions cannot be predicted with certainty, iCoreConnect believes the outcome of these matters, except as set forth below, will not have a material adverse effect on iCoreConnect’s financial condition or results of operations.

Available Information

iCoreConnect’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports are filed with the SEC pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are filed with the SEC. Such reports and other information that iCoreConnect files with the SEC are available free of charge on its website at https://ir.icoreconnect.com/sec-filings when such reports are available on the SEC website. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. The contents of these websites are not incorporated into this filing. Further, the foregoing references to the URLs for these websites are intended to be textual references only.

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DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Robert P. McDermott	57	Director, Chief Executive Officer and President
Archit Shah	49	Chief Financial Officer
David Fidanza	61	Chief Information Officer
Muralidar Chakravarthi	44	Chief Technology Officer
Harry Joseph Travis	69	Director
Kevin Patrick McDermott	58	Director
John Robert Pasqual	53	Director

Robert P. McDermott (age 57) has been Chief Executive Officer and President of iCoreConnect and is a member of the Company’s board of directors since August 2023. He is a 30-year veteran in sales, operations and finance. Mr. McDermott has had a successful career as an entrepreneur while demonstrating strong leadership skills in running these organizations. Mr. McDermott's Company (AXSA Document Solutions Inc.) made the prestigious Inc. 500 list and was listed as the 173rd fastest growing Company in America while he was CEO. He joined iCoreConnect Inc. (Nevada) (the predecessor to iCoreConnect) in 2013, bringing more than 25 years of technology industry leadership, and executive management experience to his role with the Company. Mr. McDermott has held positions in various companies as either CEO or President. He has a bachelor’s degree majoring in Finance from Dowling College, NY. Mr. R. McDermott is currently the Chair of the Board. We believe that Mr. McDermott’s history with our company and knowledge of our business provides him with the qualifications to serve as a director.

Archit Shah (age 49) has served as Chief Financial Officer of iCoreConnect Inc. (Nevada) (the predecessor to iCoreConnect) since September 2021. Mr. Shah brings over 20 years of finance and accounting experience to iCoreConnect. Mr. Shah has extensive experience as a finance and operations consultant focused on start-ups, turnarounds and restructurings in a variety of industries ranging from pharmaceutical companies to consumer health products to fitness concepts. Mr. Shah owned and operated several franchise concepts since 2016 as well as his running his own financial consulting practice since 2014, prior to which he was the Chief Financial Officer for XOS Digital Inc from 2012 to 2014. Mr. Shah holds a Bachelor of Commerce (Honors) from the University of Manitoba and is a designated Chartered Professional Accountant (CPA, CA) from the Chartered Professional Accountants of Manitoba. He is also a Certified Public Accountant by the State of Illinois.

David Fidanza (age 61) joined iCoreConnect Inc. (Nevada) (the predecessor to iCoreConnect) in April 2015 as the Director of Software Implementation and has served as Chief Information Officer September 2017. His focus over the past 15 years has been on the design, implementation and support of enterprise level software solutions that focus on managing, securing, and delivering data. Mr. Fidanza oversees the MSaaS IT Department, and Content Development Initiatives. Mr. Fidanza holds a Diploma in Computer Processing from The Computer Processing Institute Diploma in New Jersey as wells as over 30 technical and software certifications in various products and softwares.

Muralidar Chakravarthi (age 44) has served as Chief Technology Officer of iCoreConnect Inc. (Nevada) (the predecessor to iCoreConnect) since October 2013 and is currently responsible for understanding the business needs and managing the successful design, development and deployment of iCoreConnect’s products and services. Mr. Chakravarthi has extensive experience in designing, developing and deploying multiple products and solutions to market. He was previously the Chief Software Architect for Nasplex Datacenters, LLC from 2010 through 2013, which was acquired by Transformyx Technologies, Inc. His job duties at Nasplex were to manage the design and development of various products and services. His role also included identifying key solutions for certain market spaces. He was also a cofounder of Team Cajunbot (University of Louisiana) - one of the teams that participated and was selected to run in the finals in the DARPA grand challenge for autonomous vehicle research (2004 - 2006). He holds a Master of Science in Computer Science from Southern Illinois University.

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Harry Travis (age 69) has been a director of iCoreConnect since August 2023. Mr. Travis has been president of The Travis Group, a pharmacy and health care consulting firm since June 2022, prior to which he was the Senior Vice President Member Service Operations for CVS Caremark where he over saw 30,000 employees and help manage over 200 plus insurance plans. Prior to this role, Mr. Travis was also the President and CEO of eTectRx a company specializing in medical adherence through microchip pill technology. Mr. Travis holds a BS in Pharmacy from the University of Pittsburgh, School of Pharmacy and an MBA from The Darden School at the University of Virginia. Mr. Travis is an independent director and chair of the Compensation Committee and sits on the Audit Committee and Nominating and Governance Committee. We believe that Mr. Travis’s operational experience and experience in the medical industry provides him with the qualifications to serve as a director.

John Pasqual (age 53) has been a director of iCoreConnect since August 2023. Dr. Pasqual served as Clinical Associate Professor at the University of Florida from 2013 to 2015 and has practiced as a board-certified oral & maxillofacial surgeon in private practice since 2010. Dr. Pasqual brings extensive experience and expertise in healthcare to iCoreConnect. Dr. Pasqual holds a Doctor of Dental Medicine degree from the University of Pittsburgh and multiple certificates in Oral and Maxillofacial Surgery, Anesthesia and Dentistry from Case Western Reserve University. Dr. Pasqual earned his Bachelor of Arts in Biology & English Literature at the University of Denver. He is a Fellow of the American College of Oral and Maxillofacial Surgery, American Association of Oral and Maxillofacial Surgeons, and Diplomate of the American Board of Oral and Maxillofacial Surgery. Dr. Pasqual is past president of the Atlantic Coast Dental Association and South Palm Beach County Dental Association and maintains membership in a number of professional associations and societies. Dr. Pasqual is an independent director and chair of the Nominating and Governance Committee and sits on the Audit Committee and Compensation Committee. We believe that Dr. Pasqual’s experience in the dental industry provides him with the qualifications to serve as a director.

Kevin McDermott (age 58) has been a director of iCoreConnect since August 2023. Mr. McDermott has been with SAP North America for over 20 years and has held various roles throughout his tenure including Director of Software Sales North America, Vice President of Sales and he currently the Head of Channel Sales. Mr. K. McDermott does not have any committee assignments and is deemed not to be independent. We believe that Mr. K. McDermott’s business and sales experience provides him with the qualifications to serve as a director.

There are no family relationships among any of our directors and executive officers, other than Robert McDermott and Kevin Patrick McDermott are cousins.

Director Independence

Our board of directors consists of four directors, of which two are “independent” as defined under the rules of the Nasdaq Capital Market, which is defined generally as a person other than an executive officer or employee who does not have a relationship that, in the opinion of our board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Robert McDermott, who is our Chief Executive Officer, is not an independent director due to his employment as an executive officer.

Audit Committee

Our Audit Committee consists of Harry Travis and Dr. John Pasqual, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Joseph Gitto was a member of our Audit Committee until his resignation from the Board on May 6, 2024. Our Board had determined that Joseph Gitto was an “Audit Committee Financial Expert,” as defined by the SEC rules. We are presently searching for a new Board member that will also serve on the Audit Committee.

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Compensation Committee

Our Compensation Committee consists of Harry Travis and Dr. John Pasqual, each of whom is an independent director. Harry Travis serves as chairman of the Compensation Committee. The functions of the Compensation Committee are set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. John Pasqual and Harry Travis, each of whom is an independent director under Nasdaq’s listing standards. Dr. John Pasqual will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, are specified in the Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for the directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which is available on our website at https://ir.icoreconnect.com. We will make a printed copy of the Code of Business Conduct and Ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: Attention: Investor Relations.

If we amend or grant a waiver of one or more of the provisions of the Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at https://ir.icoreconnect.com. The information on this website is not part of this prospectus.

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EXECUTIVE COMPENSATION

Executive Officer Compensation

The following table presents summary information regarding the total compensation awarded to, earned by and paid to our named executive officers for the years ended December 31, 2023 and 2022:

	Year	Salary	Bonus(4)	Stock Awards (1) (2)	Options Awards (1)(2)	All other compensation (3)	Total

Robert McDermott	2023	$365,104	$125,250	$58,919	1,978,226	$327,631	$2,855,130
Chief Executive Officer and President	2022	$270,417	$-	$396,050	-	$308,562	$975,029

David Fidanza	2023	$216,370	$36,750	$-	399,158	$11,000	$663,278
Chief Information Officer	2022	$165,481	$-	$22,250	-	$9,000	196,731

Muralidar Chakravarthi	2023	$217,703	$37,500	$-	401,665	$11,000	$667,868
Chief Technology Officer	2022	$165,481	$-	$22,250	-	$9,000	$196,731

Archit Shah	2023	$253,250	$39,000	$26,234	308,228	$9,000	$635,712
Chief Financial Officer	2022	$235,625	$-	$-	-	$6,000	$241,625

Jeffery Stellinga	2023	$160,417	$-	$-	148,822	$51,000	$360,239
VP of Business Development	2022	$150,313	$-	$40,050	-	$9,000	$199,363

(1)

Represents the aggregate grant date fair value of the shares of iCoreConnect common stock or option awarded as determined under Financial Accounting Standards Board Accounting Standards Codification Topic No. 718-20, Awards Classified as Equity. For information, regarding the valuation of these awards, including assumptions, refer to the Financial Statements as a part of this filing.

(2)	The grant date fair value of the performance award options, and restricted common stock included in the column is the awarded employment agreement terms determined as of the grant date.

(3)	All Other compensation represents commissions and fringe benefits including car allowance and health care reimbursement.

(4)	The Bonus is subject to the Company raising funds in excess of $5,000,000 during 2024.

Narrative Disclosure to Summary Compensation Table

General

We have compensated our named executive officers through a combination of base salary, cash bonuses, equity awards and other benefits, including certain perquisites.

Base Salary

Our Compensation Committee reviews and approves base salaries of our named executive officers. In setting the base salary of each named executive officer for the periods presented above, the Compensation Committee relied on market data. Salary levels are typically considered annually as part of our regularly scheduled performance review process and otherwise upon a promotion or other change in job responsibility.

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Bonus

Our named executive officers are also eligible to receive an annual bonus as a percentage of base salary. Historically, these bonuses have been discretionary based on general company performance. Commencing in 2024, our Compensation Committee will evaluate bonuses based on the Company’s achievement of various specified metrics. Annual incentive awards are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the corresponding year. Our Board has discretion to determine whether and in what amounts or form (cash or stock) any such bonuses will be paid in a given year.

Equity Awards

Our named executive officers are also eligible to receive an annual equity grant. The target amount of the grant is set forth in their employment agreement, although the final determination for any equity grants remain at the discretion of the Compensation Committee. For options, we set the option exercise price, and grant date fair value based on the closing price of our common stock on Nasdaq on the date of grant. For other equity awards, the grant date fair value is based on the closing price of our common stock on Nasdaq on the date of grant.

Equity Awards

The following table sets forth certain information concerning our outstanding equity awards for our named executive officers at December 31, 2023.

Outstanding Equity Awards At Fiscal Year-End

Name	Grant Date of Equity Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Robert McDermott	8/25/2023	226,207	226,207	$3.71
David Fidanza	8/25/2023	37,701	37,701	$3.71
Muralidar Chakravarthi	8/25/2023	37,701	37,701	$3.71
Archit Shah	8/25/2023	32,171	32,171	$3.82
Jeffery Stellinga	8/25/2023	22,341	22,341	$3.71

Employment Agreements

Chief Executive Officer

We entered into an employment agreement, effective September 1, 2023, with Robert McDermott, pursuant to which he agreed to serve as our Chief Executive Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. Mr. McDermott’s agreement provided for an initial annual base salary of $500,000. Mr. McDermott is eligible to receive an annual bonus of up to 100% of his base salary, provided final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to his agreement, for each fiscal year during the term, Mr. McDermott will be entitled to an annual equity grant of up to $2,500,000; provided that the final determination on the amount of the annual grant, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

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If Mr. McDermott’s employment is terminated at our election without “cause”, or by Mr. McDermott for “good reason,” Mr. McDermott shall be entitled to receive severance payments equal to 18 months of Mr. McDermott’s base salary; provided that such amounts shall be increased to 24 months of Mr. McDermott’s base salary if Mr. McDermott’s agreement is terminated without “cause” or by Mr. McDermott for “good reason” within three months prior to or twelve months after of a “change of control.” In addition, if Mr. McDermott’s agreement is terminated without “cause” or by Mr. McDermott for “good reason” within three months prior to or twelve months after of a “change of control,” any of the unvested equity awards shall also immediately vest. During any period that Mr. McDermott is entitled to severance payments, the Company will continue to pay the same portion of Mr. McDermott’s medical and dental insurance premiums under COBRA as during active employment until the earlier of (1) six months from the termination of employment, or (2) the date Mr. McDermott is eligible for medical and/or dental insurance benefits from another employer. Mr. McDermott agreed not to compete with us until 12 months after the termination of his employment.

Chief Financial Officer

We entered into an employment agreement, effective September 1, 2023, with Archit Shah, pursuant to which he agreed to serve as our Chief Financial Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. Mr. Shah’s agreement provided for an initial annual base salary of $314,000. Mr. Shah is eligible to receive an annual bonus of up to 50% of his base salary, provided final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to his agreement, Mr. Shah for each fiscal year during the term, Mr. Shah will be entitled to an annual equity grant of up to $693,000; provided that the final determination on the amount of the annual grant, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

If Mr. Shah’s employment is terminated at our election without “cause”, or by Mr. Shah for “good reason,” Mr. Shah shall be entitled to receive severance payments equal to six months of Mr. Shah’s base salary; provided that such amounts shall be increased to 12 months of Mr. Shah’s base salary if Mr. Shah’s agreement is terminated without “cause” or by Mr. Shah for “good reason” within three months prior to or twelve months after of a “change of control.” In addition, if Mr. Shah’s agreement is terminated without “cause” or by Mr. Shah for “good reason” within three months prior to or twelve months after of a “change of control,” any of the unvested equity awards shall also immediately vest. During any period that Mr. Shah is entitled to severance payments, the Company will continue to pay the same portion of Mr. Shah’s medical and dental insurance premiums under COBRA as during active employment until the earlier of (1) six months from the termination of employment, or (2) the date Mr. Shah is eligible for medical and/or dental insurance benefits from another employer. Mr. Shah agreed not to compete with us until 12 months after the termination of his employment.

Chief Operating Officer

We entered into an employment agreement, effective September 1, 2023, with David Fidanza pursuant to which he agreed to serve as our Chief Operating Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. Mr. Fidanza’s agreement provided for an initial annual base salary of $296,000. Mr. Fidanza is eligible to receive an annual bonus of up to 50% of his base salary, provided final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to his agreement, Mr. Fidanza for each fiscal year during the term, Mr. Fidanza will be entitled to an annual equity grant of up to $666,000; provided that the final determination on the amount of the annual grant, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

If Mr. Fidanza’s employment is terminated at our election without “cause”, or by Mr. Fidanza for “good reason,” Mr. Fidanza shall be entitled to receive severance payments equal to six months of Mr. Fidanza’s base salary; provided that such amounts shall be increased to 12 months of Mr. Fidanza’s base salary if Mr. Fidanza’s agreement is terminated without “cause” or by Mr. Fidanza for “good reason” within three months prior to or twelve months after of a “change of control.” In addition, if Mr. Fidanza’s agreement is terminated without “cause” or by Mr. Fidanza for “good reason” within three months prior to or twelve months after of a “change of control,” any of the unvested equity awards shall also immediately vest. During any period that Mr. Fidanza is entitled to severance payments, the Company will continue to pay the same portion of Mr. Fidanza’s medical and dental insurance premiums under COBRA as during active employment until the earlier of (1) six months from the termination of employment, or (2) the date Mr. Fidanza is eligible for medical and/or dental insurance benefits from another employer. Mr. Fidanza agreed not to compete with us until 12 months after the termination of his employment.

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Chief Technology Officer

We entered into an employment agreement, effective September 1, 2023, with Murali Chakravarthi pursuant to which each officer agreed to serve as our Chief Technology Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. Mr. Chakravarthi’s agreement provided for an initial annual base salary of $300,000. Mr. Chakravarthi is eligible to receive an annual bonus of up to 50% of his base salary, provided final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to his agreement, Mr. Chakravarthi for each fiscal year during the term, Mr. Chakravarthi will be entitled to an annual equity grant of up to $675, 000; provided that the final determination on the amount of the annual grant, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

If Mr. Chakravarthi’s employment is terminated at our election without “cause”, or by Mr. Chakravarthi for “good reason,” Mr. Chakravarthi shall be entitled to receive severance payments equal to six months of Mr. Chakravarthi’s base salary; provided that such amounts shall be increased to 12 months of Mr. Chakravarthi’s base salary if Mr. Chakravarthi’s agreement is terminated without “cause” or by Mr. Chakravarthi for “good reason” within three months prior to or twelve months after of a “change of control.” In addition, if Mr. Chakravarthi’s agreement is terminated without “cause” or by Mr. Chakravarthi for “good reason” within three months prior to or twelve months after of a “change of control,” any of the unvested equity awards shall also immediately vest. During any period that Mr. Chakravarthi is entitled to severance payments, the Company will continue to pay the same portion of Mr. Chakravarthi’s medical and dental insurance premiums under COBRA as during active employment until the earlier of (1) six months from the termination of employment, or (2) the date Mr. Chakravarthi is eligible for medical and/or dental insurance benefits from another employer. Mr. Chakravarthi agreed not to compete with us until 12 months after the termination of his employment.

Recoupment Policy

We adopted the iCoreConnect, Inc. Dodd-Frank Restatement Recoupment Policy effective as of October 2, 2023. In the event that we are required to prepare a financial restatement, the Committee will recoup all erroneously awarded incentive-based compensation calculated on a pre-tax basis received after October 2, 2023, by a person (i) after beginning service as an executive officer, (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation, and (iii) during the three completed fiscal years immediately preceding the date that the Company is required to prepare a restatement, and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years. “Clawback” or recoupment policy in our executive compensation program contributes to creating and maintaining a culture that emphasizes integrity and accountability and reinforces the performance-based principles underlying our executive compensation program.

Granting of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

We do not grant equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, and do not time the public release of such information based on award grant dates. During the last completed fiscal year, we have not made awards to any named executive officer during the period beginning four business days before and ending one business day after the filing of a period report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Compensation of Directors

Directors of iCoreConnect are entitled to such compensation for their services as the Board may from time to time determine, and reimbursements for their reasonable expenses incurred in attending meetings of directors.

None of iCoreConnect’s non-employee directors served as directors of Old iCore prior to the Business Combination. None of the directors of FGMC received any compensation for their services as directors.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In October 2023 the Company entered into two separate new notes with a related party; (a) $200,000 Promissory Note with 12% interest per annum which shall be paid on the maturity date which is December 31, 2023. In conjunction with the issuance of the Promissory Note, the Company also issued the investor a five-year warrant (the “Warrant”) to purchase 14,000 shares of Company common stock with an exercise price of $2.16 per share, which was 120% of the closing price of the Company’s common stock on the date of issuance; (b) the Company issued the investor a convertible promissory note in principal amount of $94,685.91 The maturity of the Convertible Promissory Note is May 26, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate of $1.80 per share, which was the closing price of the Company’s common stock on the date of issuance. In conjunction with the Convertible Promissory Note, the Company also issued the investor 6,629 shares of Company common stock and a five-year warrant to purchase 6,629 shares of Company common stock with an exercise price of $2.15 per share, which was 120% of the closing price of the Company’s common stock on the date of issuance. In December 2023, the Company entered into an amendment with holder of an Amendment to Convertible Promissory Notes issued in October 2023 whereby the holder of the Note agreed that the Note would not be convertible into shares of Company Common Stock unless and until the Company’s shareholders approve such conversion per NASDAQ Listing Rule 5635(d). The Company and the Note holder also entered into amendments to the warrants to purchase common stock issued in connection with the issuance of the Note, pursuant to which the holder of the Warrants agreed that the Warrants would not become exercisable unless and until the Company’s shareholders approve the exercise of the Warrants pursuant to NASDAQ Listing Rule 5635(d). On April 8, 2024 with an effective date of January 1, 2024, the Company entered into a securities purchase agreement with a related party pursuant to which the Company issued the related party a convertible note in the principal amount of $200,000 in exchange for $200,000. The maturity of the convertible note is April 30, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance. In conjunction with the April 8, 2024 Note, we issued the investor a five-year warrant to purchase 30,000 shares of our common stock with an exercise price of $1.50. Accrued and unpaid interest as of March 31, 2024 was $5,976 and unamortized financing costs were $17,998.

In June 2023 the Company entered into a promissory note with an entity controlled by its Chief Executive Officer, a related party. The Note is for $250,000 with $50,000 paid to the Holder on issuance for net proceeds of $200,000 and matures on December 31, 2023. The Note carries an interest of 15% per annum as interest is payable monthly in arrears with principal due at maturity. There is no penalty for early payoff. If an event of default occurs, the Note along with any outstanding and accrued interest is convertible into the Company’s Common Stock at $7.45 at the sole discretion of the issuer. On April 8, 2024 with an effective date of January 1, 2024, the Company entered into a securities purchase agreement with a related party pursuant to which the Company issued the related party a promissory note in the principal amount of $260,000 in exchange for $260,000. The maturity of the promissory note is April 30, 2024 and carries an interest rate of 20% per annum. In conjunction with the April 8, 2024 Note, we issued the investor a five-year warrant to purchase 39,000 shares of our common stock with an exercise price of $1.50. The promissory note is subordinated to the Company’s senior lender. Accrued and unpaid interest as of March 31, 2024 was $6,474 and unamortized financing costs were $ $14,279.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information, as of June 7, 2024, regarding beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	all directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.

Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o iCoreConnect Inc., 529 Crown Point Road, Suite 250, Ocoee, FL 34761.

	As of June 7, 2024
	Shares beneficially owned		Percent of Class (1)
Name of Beneficial Owner
Robert McDermott (2)	3,776,090		28.71%

Muralidar Chakravarthi (3)	649,985		6.00%

David Fidanza (4)	694,612		6.39%

Archit Shah (5)	757,414		6.91%

Joseph Gitto (6)	42,581		*

Kevin McDermott (7)	39,861		*

John Pasqual (8)	159,149		1.55%

Harry Travis (9)	54,381		*

Directors and Executive Officers as a Group (8 persons)	6,174,073	(7)	60.19%

5% or greater shareholder
Jeffery Stellinga	1,052,297		9.79%

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*              Indicates beneficial ownership of less than 1%

(1)	Based on 10,257,432 shares of common stock outstanding as of the date of June 7, 2024.

(2)

Consists of: (i) 877,757 shares of common stock; (ii) 14,673 shares of common stock underlying the iCoreConnect Preferred Stock; (iii) 3,750 shares of common stock underlying warrants to purchase common stock at an exercise price of $11.50 per share, and (iv) 2,840,910 shares of common stock underlying options.

(3)	Consists of: (i) 68,082 shares of common stock; and (ii) 581,933 shares of common stock underlying options.

(4)	Consists of: (i) 77,977 shares of common stock; (ii) 36,757 shares of common stock underlying the iCoreConnect Preferred Stock; and (iii) 579,878 shares of common stock underlying options.

(5)	Consists of: (i) 52,592 shares of common stock; and (ii) 704,822 shares of common stock underlying options.

(6)

Consists of: (i) 40,831 shares of common stock; (ii) 1,000 shares of common stock underlying the iCoreConnect Preferred Stock; and (iii) 750 shares of common stock underlying warrants to purchase common stock at an exercise price of $11.50 per share. Mr. Gitto resigned from the Board on May 6, 2024.

(7)

Consists of: (i) 38,111 shares of common stock; (ii) 1,000 shares of common stock underlying the iCoreConnect Preferred Stock; and (iii) 750 shares of common stock underlying warrants to purchase common stock at an exercise price of $11.50 per share.

(8)

Consists of: (i) 154,774 shares of common stock; (ii) 2,500 shares of common stock underlying the iCoreConnect Preferred Stock; and (iii) 1,875 shares of common stock underlying warrants to purchase common stock at an exercise price of $11.50 per share.

(9)

Consists of: (i) 52,631 shares of common stock; (ii) 1,000 shares of common stock underlying the iCoreConnect Preferred Stock; and (iii) 750 shares of common stock underlying warrants to purchase common stock at an exercise price of $11.50 per share.

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DESCRIPTION OF SECURITIES

The following description summarizes important terms of the classes of our capital. Because this is a summary description, it does not contain all of the information that may be important to you. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated of incorporation, and our amended and restated bylaws, or our bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part, as well as the applicable provisions of the Delaware General Corporations Law.

Under our amended and restated certificate of incorporation we are authorized to issue 100,000,000 shares of common stock, as well as 40,000,000 shares of preferred stock, $0.0001 par value each. The following description summarizes certain terms of our capital stock as set out more particularly in our amended and restated certificate of incorporation. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law. Unless specified in our amended and restated certificate of incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of shares of common stock that are voted is required to approve any such matter voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights.

Dividends

We do not intend to pay cash dividends to the holders of our common stock. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Series A Preferred Stock

General

Our amended and restated certificate of incorporation authorizes 40,000,000 shares of our Series A Preferred Stock.

Dividends

Holders of Series A Preferred Stock will be entitled to receive dividends per shares in an amount equal to 12% per annum of the $10.00 original issue price (“Original Issue Price”) prior and in preference to any declaration or payment of any other dividend. Dividends will accrue from day to day and shall be cumulative and shall be payable within 15 business days after each anniversary of the date of the original issuance, to each holder of Series A Preferred Stock as of such date, provided that our board of directors shall be permitted to declare a dividend under applicable law.

Dividends will be paid in cash; provided that from the closing of the Business Combination until the second anniversary of the date of the original issuance of the Series A Preferred Stock, the Combined Company may, at its option, pay all or part of the accruing dividends on the Series A Preferred Stock by issuing and delivering additional shares of Series A Preferred Stock to the holders thereof.

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Voting Rights

The holders of Series A Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Company.

Redemption

The shares of Series A Preferred Stock are not redeemable by the Company.

Conversion

The “Conversion Price” shall initially be $10.00 per share; provided that the Conversion Price shall be reset to the lesser of $10.00 or 20% above the simple average of the volume weighted average price on the 20 trading days following 12 months after August 25, 2023; provided further that such Conversion Price shall be no greater than $10.00 and no less than $2.00 and subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Series A Preferred Stock.

Mandatory Conversion. After 24 months from August 25, 2023, in the event the closing share price of our common stock shall exceed 140% of the Conversion Price then in effect (a “Mandatory Conversion Event”), then (i) each outstanding share of Series A Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of our common stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of conversion and (ii) such shares of Series A Preferred Stock may not be reissued, subject to adjustment as provided below.

Upon a Mandatory Conversion Event, the we shall declare and pay all of the dividends that are accrued and unpaid as of the time of the occurrence of the Mandatory Conversion Event by either, at our option, (i) issuing additional Series A Preferred Stock to the holders thereof (valuing such additional Series A Preferred Stock at the Original Issue Price), which additional Series A Preferred Stock shall also be automatically converted into shares of our common stock using the then in effect Conversion Price or (ii) paying cash. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and we may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

Optional Conversion. Beginning on the original issuance date of the Series A Preferred Stock each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of shares of our common stock as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of conversion, subject to certain adjustments.

Mechanics of Optional Conversion. To convert Series A Preferred Stock into our common stock, the holder thereof shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m. Eastern Time on such date, a copy of an executed notice of conversion (the “Conversion Notice”) to our transfer agent, and (ii) surrender to a common carrier for delivery to us within three (3) business days of such date the original certificates representing the Series A Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

On or before the fifth (5th) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), we shall (x) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of our common stock to which the holder shall be entitled, or (y) credit such aggregate number of shares of our common stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system. The close of business on the date of receipt by the transfer agent of such Conversion Notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of our common stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The person or persons entitled to receive the shares of our common stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of our common stock at the Conversion Time.

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Immediately prior to the close of business on the date of the Conversion Time we shall pay to such converting holder all of the dividends on the Series A Preferred Stock being converted such holder that are accrued and unpaid as of such Conversion Time by, either, at our option: (i) issuing additional Series A Preferred Stock to such holder (valuing such additional Series A Preferred Stock at the Original Issue Price), which additional Series A Preferred Stock shall also be automatically converted into shares of our common stock as if included in the Conversion Notice using the then in effect Conversion Price, or (ii) paying cash.

All shares of converted Series A Preferred Stock shall be retired and cancelled and may not be reissued.

Liquidation

Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock will be entitled to be paid (before any distribution or payment is made upon any shares of our common stock) an amount per share equal to the greater of (i) one times the applicable Original Issue Price, plus any dividends accrued but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into our common stock immediately prior to such liquidation, dissolution or winding up. However, if upon liquidation, the available funds and assets to be distributed among the holders of Series A Preferred Stock are insufficient to permit payment in full of the liquidation preference per share, then the entire available funds and assets upon liquidation of the Company shall be distributed ratably among the holders of Series A Preferred Stock on a pro rata basis.

If there are any available funds or assets upon liquidation remaining after the payment or distribution to the holders of the Series A Preferred Stock of their full preferential amounts described above, then all such remaining available funds and assets shall be distributed among the holders of shares of our common stock, pro rata based on the number of shares held by each such holder.

Warrants

Public Stockholders’ Warrants

Upon completion of the Business Combination, each whole warrant entitles the registered holder to purchase one share of Series A Preferred Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Series A Preferred Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Public Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Public Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Series A Preferred Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time.

We will not be obligated to deliver any Series A Preferred Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Series A Preferred Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Series A Preferred Stock upon exercise of a warrant unless the share of Series A Preferred Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

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We agreed that as soon as practicable, we would use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Series A Preferred Stock issuable upon exercise of the warrants, which registration statement was filed in September 2023. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Public Warrant Agreement. If a registration statement covering the shares of Series A Preferred Stock issuable upon exercise of the warrants is not effective in the future, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants

We may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of common stock and equity-linked securities for capital raising purposes in connection with the completion of our initial business combination as described elsewhere herein) for any 20 trading days within a 30-trading day period ending three business days before we send notice of redemption to the warrant holders.

If and when the warrants become redeemable by for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Series A Preferred Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of common stock and equity-linked securities for capital raising purposes in connection with the completion of our initial business combination as described elsewhere in herein) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption, management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on stockholders. If management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Series A Preferred Stock equal to the quotient obtained by dividing (x) the product of the number of Series A Preferred Stock underlying the warrants, multiplied by the excess of the “fair market value” of our common stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Series A Preferred Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Series A Preferred Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

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A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Series A Preferred Stock is increased by a share capitalization payable in shares of Series A Preferred Stock, or by a split-up of Series A Preferred Stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Series A Preferred Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Series A Preferred Stock. A rights offering to holders of Series A Preferred Stock entitling holders to purchase Series A Preferred Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Series A Preferred Stock equal to the product of (i) the number of shares of Series A Preferred Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for FGMC Preferred Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Series A Preferred Stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Series A Preferred Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Series A Preferred Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Series A Preferred Stock on account of such Series A Preferred Stock (or other securities into which the warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Series A Preferred Stock in respect of such event.

If the number of outstanding shares of Series A Preferred Stock is decreased by a consolidation, combination, reverse share split or reclassification of Series A Preferred Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Series A Preferred Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Series A Preferred Stock.

Whenever the number of shares of Series A Preferred Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Series A Preferred Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Series A Preferred Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Series A Preferred Stock (other than those described above or that solely affects the par value of such Series A Preferred Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding Series A Preferred Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Series A Preferred Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Public Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Public Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

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The warrants are issued in registered form under the Public Warrant Agreement.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Series A Preferred Stock and any voting rights until they exercise their warrants and receive Series A Preferred Stock.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Series A Preferred Stock to be issued to the warrant holder.

Private Placement Warrants

Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants described above.

The private placement warrants are not redeemable by us and may be exercisable on a cashless basis. In addition, the $15 Exercise Price Warrants will expire at 5:00 p.m. New York City Time ten years after the consummation our initial business combination. Each whole $15 Exercise Price Warrants entitles the registered holder to purchase one share of Series A Preferred Stock at a price of $15.00 per share.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Series A Preferred Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Series A Preferred Stock underlying the warrants, multiplied by the excess of the “fair market value” of Series A Preferred Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean, as of any date, the average last reported sale price of the Series A Preferred Stock as reported during the ten (10) trading day period ending on the trading day prior to such date.

All Warrants/Warrant Agreements

Our public warrants and private placement warrants are issued in registered form under the Warrant Agreements. The Warrant Agreements provide that in the case of any reclassification or reorganization of the issued and outstanding shares of our common stock the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification or reorganization.

Accordingly, after the Business Combination, the Warrants became, pursuant to their terms, exercisable for shares of Series A Preferred Stock instead of shares of our common stock. In addition, upon the occurrence of a Mandatory Conversion Event, the Warrants will once again become, exercisable for shares of our common stock.

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In connection with the Business Combination, we amended the Warrant Agreements for the purpose of clarifying the foregoing and curing any ambiguity that may exist in the Warrant Agreements with respect to the treatment of the Warrants upon the conversion of the FGMC common stock to Series A Preferred Stock, and upon a Mandatory Conversion Event of the Series A Preferred Stock. The Warrant Agreements provide that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or add or change any provisions with respect to matters or questions arising under the Warrant Agreements as the parties thereto may deem necessary or desirable and that the parties thereto deem shall not adversely affect the rights of the holders of the Warrants. You should review a copy of the Warrant Agreements, and the form of the amendments to the Warrant Agreements, which are filed as an exhibits to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.

Certain Anti-Takeover Provisions of Delaware Law and the Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of the Company’s assets. However, the above provisions of Section 203 do not apply if:

•	the Company’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the closing of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the initial business combination is approved by the Company’s board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Combined Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our amended and restated certificate of incorporation requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, the Company’s directors, officers or employees arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or (iv) any action asserting a claim against the Company, the Company’s directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although the we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived compliance with federal securities laws and the rules and regulations thereunder.

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Notwithstanding the foregoing, the our amended and restated certificate of incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Special meeting of stockholders

Our bylaws provide that special meetings of stockholders may be called only by a majority vote of our board of directors, by its Chief Executive Officer or by its Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before the annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at its principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “ICCT.”

Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

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SELLING STOCKHOLDERS

The selling stockholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. As used in this prospectus, the term “selling stockholder” includes the persons listed in the table below, together with any additional selling stockholders listed in a subsequent amendment to this prospectus, and their pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the selling stockholders’ interests in the securities, other than through a public sale. Except for the ownership of the Convertible Notes, the selling stockholders have not had any material relationship with us within the past three years.

Except as set forth in the footnotes below, the following table sets forth certain information as of July 9, 2024 regarding the beneficial ownership of the securities by the selling stockholders and the securities being offered by the selling stockholders. The applicable percentage ownership of the common stock is based on 10,257,432 shares outstanding as of July 9, 2024. The selling stockholders may offer and sell some, all or none of securities.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities.

Selling Stockholders	Beneficial Ownership Before the Offering(1)		Number of Shares Being Offered	Percentage of Ownership After the Offering

Crom Cortana Fund LLC	2,267,054	(2)	2,267,054	*
Jefferson Street Capital LLC	715,912	(3)	715,912	*
Firstfire Global Opportunities Fund, LLC	17,034	(4)	17,034	*

* Less than 1%.

(1)	Based on 10,257,432 shares of common stock outstanding as of the date of July 8, 2024.
(2)

Includes up to 2,202,322 shares of common stock issuable upon conversion of the Crom Note and 64,732 shares of common stock issued as February Commitment Shares. John Chen and Liam Sherif each have voting and dispositive power over the shares held by or issuable to Crom Cortana Fund LLC. Messers Chen and Sherif disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein. The principal business address of Crom Cortana Fund LLC is 228 Park Ave S PMB 57033, New York, NY, 10003-1502.

(3)

Includes up to 695,470 shares of common stock issuable upon conversion of the JSC Note and 20,442 shares of common stock issued as February Commitment Shares. Brian Goldberg, Managing Member of Jefferson Street Capital LLC, has sole voting and dispositive power over the shares held by or issuable to Jefferson Street Capital LLC. Mr. Goldberg disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Jefferson Street Capital LLC is 720 Monroe Street, Suite C401B, Hoboken, New Jersey 07030.

(4)

Eliezer Fireman has sole voting and dispositive power over the shares held by FirstFire Global Opportunities Fund, LLC. Mr. Fireman disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of FirstFire Global Opportunities Fund, LLC is 1040 1st Ave, Ste 190, New York, NY 10022.

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PLAN OF DISTRIBUTION

The selling stockholders will pay all incremental selling expenses relating to the sale of their shares of common stock, including underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the selling stockholders. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, Nasdaq Stock Market listing fees and fees and expenses of our counsel and our accountants.

The shares of common stock beneficially owned by the selling stockholders covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares of common stock by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

•

through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

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The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each selling stockholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because the selling stockholders will or may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each selling stockholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by ArentFox Schiff LLP, Washington, DC.

EXPERTS

The financial statements of iCoreConnect Inc. as of December 31, 2023 and 2022 and for the years then ended, appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph as to iCoreConnect Inc.'s ability to continue as a going concern,  appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S‑1 with the SEC relating to the securities being offered. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. For further information pertaining to us and the securities to be sold in this offering, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You can read our SEC filings, including the registration statement, on the internet at the SEC’s website. The address of that site is http://www. sec. gov.

We are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We also make these documents publicly available, free of charge, on our website at www.knowlabs.co. as soon as reasonably practicable after filing such documents with the SEC. Information on, or accessible through, our website is not part of this prospectus.

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53

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

iCoreConnect, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of iCoreConnect, Inc. (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3 the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

April 18, 2024

F-1

iCoreConnect Inc.

CONSOLIDATED BALANCE SHEETS

	As of
	December 31,	December 31,
	2023	2022
ASSETS
Cash	$1,219,358	$196,153
Accounts receivable, net	563,905	414,809
Prepaid expenses and other current assets	1,725,062	480,706
Total current assets	3,508,325	1,091,668

Property and equipment, net	202,421	74,194
Right of use lease asset - operating	1,122,412	944,487
Software development costs, net	903,412	531,061
Acquired technology, net	-	79,428
Customer relationships, net	2,980,412	2,350,380
Forward purchase agreement	5,484,556	-
Goodwill	1,484,966	1,484,966
Total long-term assets	12,178,179	5,464,516

TOTAL ASSETS	$15,686,504	$6,556,184

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$3,243,338	$2,336,174
Operating lease liability, current portion	241,945	169,417
Notes payable, current portion	4,720,455	4,034,865
Related party notes payable	550,974	244,666
Deferred revenue	119,598	13,847
Total current liabilities	8,876,310	6,798,969

Long-term debt, net of current maturities	1,420,137	1,449,261
Operating lease liability, net of current portion	945,889	809,458
Total long-term liabilities	2,366,026	2,258,719

TOTAL LIABILITIES	$11,242,336	$9,057,688

Commitments and Contingencies (Note 11)	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock par value $0.0001; 40,000,000 shares authorized; Issued and Outstanding: 3,755,209 as of December 31, 2023 and 0 as of December 31, 2022	376	-
Common Stock par value $0.0001; 100,000,000 shares authorized; Issued and Outstanding: 10,068,477 as of December 31, 2023 and 6,076,078 as of December 31, 2022	1,007	608
Additional paid-in-capital	119,481,543	80,359,848
Accumulated deficit	(115,038,758)	(82,861,960)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	4,444,168	(2,501,504)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUIITY(DEFICIT)	$15,686,504	$6,556,184

The accompanying notes are an integral part of these consolidated financial statements

F-2

iCoreConnect Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,	December 31,
	2023	2022

Revenue	$8,151,587	$7,987,902
Cost of sales	2,029,145	2,243,253
Gross profit	6,122,442	5,744,649

Expenses
Selling, general and administrative	15,124,081	9,254,670
Depreciation and amortization	1,274,963	1,292,085
Total operating expenses	16,399,044	10,546,755
Loss from operations	(10,276,602)	(4,802,106)

Other expense
Interest expense	(1,109,388)	(785,406)
Finance charges	(1,287,916)	(426,419)
Change in fair value of forward purchase agreement	(2,312,116)	-
Impairment of intangible asset	(105,676)	-
Other expense	(459,965)	(65,893
Total other expense	(5,275,061)	(1,277,718)

Net loss	(15,551,663)	(6,079,824)

Dividends to common stockholders	-	(1,794,704)
Preferred dividends	(368,699)	-
Net loss attributable to common stockholders	$(15,920,362)	$(7,874,528)

Net loss per share, basic and diluted	$(2.17)	$(1.37)

Weighted average number of shares, basic and diluted	7,349,541	5,768,249

The accompanying notes are an integral part of these consolidated financial statements

F-3

iCoreConnect Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

					Additional		Total Stockholders'
	Common stock		Preferred Stock		Paid In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balances at January 1, 2022	167,493,479	$167,493	-	$-	$83,633,061	$(82,795,263)	$1,005,291
Retroactive application of reverse capitalization (Note 2)	(161,880,406)	(166,932)			166,932	(10,243,017)	(10,243,017)
Balances at January 1, 2022	5,613,073	561	-	-	83,799,993	(93,038,280)	(9,237,726)
Stock issued for cash	191,785	19			449,981		450,000
Origination fee in convertible debt agreement					426,419		426,419
Stock issued for conversion of debt	7,620	1			22,386		22,387
Stock repurchased and cancelled as part of settlement	(41,890)	(3)			(99,997)		(100,000)
Exercise of Common Stock Options	23,459	2			2,098		2,100
Repurchase of Common Stock Warrants					(45,000)		(45,000)
Stock compensation expense	282,031	28			1,817,095		1,817,123
Net loss						(6,079,824)	(6,079,824)
Balances at December 31, 2022	6,076,078	608	-	-	86,372,975	(99,118,104)	(12,744,521)

Balances at January 1, 2023	181,320,528	181,321	-	-	86,192,262	(88,875,087)	(2,501,504)
Retroactive application of reverse capitalization (Note 2)	(175,244,450)	(180,713)			180,713	(10,243,309)	(10,243,309)
Balances at January 1, 2023	6,076,078	608	-	-	86,372,975	(99,118,396)	(12,744,813)
Stock issued for cash	1,489,707	149			2,880,836		2,880,985
Origination fee in convertible debt agreement	6,629	1			1,040,164		1,040,165
Stock issued for conversion of debt	1,392,936	139			5,747,358		5,747,497
Stock compensation expense	243,347	24			1,942,012		1,942,036
Issuance of Series A Preferred Stock on merger			3,782,191	378	17,846,920		(17,847,298)
Common stock issued on exercise of options	198,378	20			(5,940)		(5,920)
Conversion of Series A Preferred Stock to Common Stock	212,842	21	(212,842)	(21)			-
Series A Preferred Stock issued for cash			46,500	5	464,995		465,000
Stock issued for purchase of assets of Preferred Dental	40,000	4			399,996		400,000
Modification of warrant agreement					1,987,460		1,987,460
Origination fee on equity line of credit	291,259	29			599,971		600,000
Stock issued for the conversion of warrants	117,301	12			(3,512)		(3,500)
Preferred stock issued on exercise of warrants			139,360	14	(14)		-
Merger transaction costs					208,322		208,322
Net loss						(15,920,362)	(15,920,362)
Balance at December 31, 2023	10,068,477	$1,007	3,755,209	$376	$119,481,543	$(115,038,758)	$4,444,168

The accompanying notes are an integral part of these consolidated financial statements

F-4

iCoreConnect Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31,	December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(15,920,362)	$(6,079,824)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	17,429	22,521
Amortization expense	1,257,534	1,269,564
Finance charges	1,287,916	426,419
Bad debt expense	158,620	261,717
Change in value of forward purchase agreement	2,312,116	-
Stock compensation expense	1,942,036	1,717,123
Gain on sale of assets	(13,778)	-
Dividend expense	368,699	-
Non-cash interest expense	167,265	603,146
Impairment of intangible assets	105,676	-
Changes in assets and liabilities:
Accounts receivable	(307,716)	(47,479)
Prepaid expenses and other current assets	(1,244,356)	(26,420)
Right of use asset, net of lease liability	31,034	34,386
Accounts payable and accrued expenses	907,164	552,424
Deferred revenue	105,751	(6,572)
NET CASH USED IN OPERATING ACTIVITIES	(8,824,972)	(1,272,995)

INVESTING ACTIVITIES
Cash portion of consideration paid to acquire Preferred Dental	(1,559,144)	-
Investment in forward purchase agreement	(7,796,672)	-
Proceeds from sale of assets	28,000	-
Purchases of capital assets	(159,878)	(4,153)
Additions to capitalized software	(727,021)	(289,812)
NET CASH USED IN INVESTING ACTIVITIES	(10,214,715)	(293,965)

FINANCING ACTIVITES
Net proceeds from debt	7,796,753	3,585,000
Payments on debt	(1,235,399)	(2,323,181)
Proceeds from issuance of common stock	2,881,024	450,000
Conversion of convertible debt into common stock	-	22,387
Proceeds from issuance of series A preferred stock	18,312,897	-
Proceeds from exercise of employee stock options	-	2,100
Effect of merger, net of transactions	(7,692,383)	-
Repurchase of warrants for common stock	-	(45,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	20,062,892	1,691,306

NET CHANGE IN CASH	1,023,205	124,346
CASH AT BEGINNING OF THE YEAR	196,153	71,807
CASH AT END OF THE YEAR	$1,219,358	$196,153

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$18,750	$696,355
Stock issued for acquisition of Preferred Dental	$400,000	$-
Stock issued for conversion of notes payable	$5,765,656	$22,387
Dividends to Common Stockholders	-	$1,794,704

The accompanying notes are an integral part of these consolidated financial statements

F-5

Notes to Consolidated Financial Statements

1. NATURE OF OPERATIONS

iCoreConnect Inc., (the “Company”), a Delaware Corporation, is a cloud-based software and technology company focused on increasing workflow productivity and customer profitability through its enterprise platform of applications and services.

2. MERGER AND RECAPITALIZATION

On August 25, 2023, Old iCore and FGMC consummated the Business Combination, with Old iCore surviving as a wholly owned subsidiary of FGMC. As part of the Business Combination, FGMC changed its name to iCoreConnect Inc. Upon the closing of the Business Combination (the “Closing”), the Company’s certificate of incorporation provided for, among other things, a total number of authorized shares of capital stock of 140,000,000 shares, of which 40,000,000 shares were designated Series A preferred stock, $0.0001 par value per share and 100,000,000 were designated common stock, $0.0001 par value per share.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FGMC is treated as the “acquired” company and Old iCore is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Old iCore issuing stock for the net assets of FGMC, accompanied by a recapitalization. The net assets of FGMC are stated at historical cost, with no goodwill or intangible assets recorded.

Upon the consummation of the Business Combination, each issued and outstanding share of Old iCore Common Stock was canceled and converted into Company Common Stock based upon the Exchange Ratio (as defined in the Merger Agreement). The shares and corresponding capital amounts and loss per share related to Old iCore Common Stock prior to the Business Combination have been retroactively restated to reflect the Exchange Ratio. All non-redeemed shares of FGMC common stock were converted into new iCoreConnect Inc. Series A preferred stock (the “Preferred Stock”) on a one for one basis.

Unvested outstanding stock options to purchase shares of Old iCore Common Stock (“Old iCore Options”) granted under the iCoreConnect Inc 2016 Stock Incentive Plan (“2016 Plan”) converted into stock options for shares of Company Common Stock upon the same terms and conditions that were in effect with respect to such stock options immediately prior to the Business Combination, after giving effect to the Exchange Ratio (the “Exchanged Options”). Old iCore Options that were vested at the time of the merger converted into shares of Company Common Stock upon the same terms and conditions that were in effect with respect to such options immediately prior to the Business Combination, after giving effect to the Exchange Ratio.

Outstanding warrants to purchase shares of Old iCore Common Stock (“Old iCore warrants”) issued and outstanding converted into shares of Company Common Stock upon the same terms and conditions that were in effect with respect to such warrants immediately prior to the Business Combination, after giving effect to the Exchange Ratio.

F-6

The following table details the number of shares of Company Common Stock issued immediately following the consummation of the Business Combination:

	Common Stock	Preferred Stock

Common stock of FGMC outstanding prior to business combination	8,050,000	-
Less: Redemptions of FGMC common stock	(6,460,059)	-
Common stock held by former FGMC shareholders	1,589,941	-
FGMC sponsor shares	1,692,374	-
Underwriter shares	40,250	-
Sponsor shares transferred for services	2,000	-
Sponsor shares transferred for non-redemption	373,126	-
Shares issued related to extension note	84,500	-
Total FGMC common shares outstanding prior to conversion to preferred stock	3,782,191	-
Conversion of existing FGMC common stockholders to new preferred stock	(3,782,191)	3,782,191
Shares issued to Old iCore stockholders for purchase consideration	8,095,706	-
Total	8,095,706	3,782,191

The following table reconciles the elements of the Business Combination to the Company’s consolidated statement of changes in stockholders’ equity (deficit):

Amount
Cash - FGMC trust (net of redemptions)	$17,002,897
Cash transferred to Forward Purchase Agreement	(12,569,810)
Gross proceeds	4,433,087
Less: FGMC and Old iCore transaction costs paid	(4,433,087)
Effect of Business Combination, net of redemptions and transaction costs	$-

All existing FGMC warrants were converted into Preferred Stock warrants with the same terms and conditions:

Holder	Number of Warrants	Strike Price
Underwriter	600,000	$2.00
Sponsor and Investors	10,122,313	$11.50
Sponsor	1,000,000	$15.00

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in United States dollars and include the accounts of the Company’s wholly owned subsidiaries, with all intercompany transactions eliminated. They have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States (GAAP). Significant accounting principles followed by the Company and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below.

Going Concern and Liquidity

U. S. GAAP requires management to assess a company’s ability to continue as a going concern within one year from the financial statement issuance and to provide related note disclosures in certain circumstances.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

For the fiscal year period ended December 31, 2023, the Company generated an operating loss of $10,276,602. In addition, the Company has an accumulated deficit, and net working capital deficit of $115,038,758 and $5,367,985. The Company’s activities were primarily financed through private placements of equity securities and issuance of debt. The Company intends to raise additional capital through the issuance of debt and/or equity securities to fund its operations. The Company is reliant on future fundraising to finance operations in the near future. The financing may not be available on terms satisfactory to the Company, if at all. In light of these matters, there is substantial doubt that the Company will be able to continue as a going concern.

Currently, management continues to develop its healthcare communications system and continues to develop alliances with strategic partners to generate revenues that will sustain the Company. Management will also seek to raise additional funds. While management believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. Management’s ability to continue as a going concern is ultimately dependent upon its ability to continually increase the Company’s customer base and realize increased revenues from signed contracts. The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). ASC 820 established a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement) as follows:

Level 1 - Observable inputs that reflect quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

F-7

Level 2 - Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market corroborated inputs.

Level 3 - Unobservable inputs for which there is little, if any, market activity for the asset or liability being measured. These inputs may be used with standard pricing models or other valuation or internally-developed methodologies that result in management’s best estimate of fair value.

The Company utilizes fair value measurements primarily in conjunction with the valuation of assets acquired and liabilities assumed in a business combination. In addition, certain nonfinancial assets and liabilities are to be measured at fair value on a nonrecurring basis in accordance with applicable GAAP. In general, nonfinancial assets including goodwill, other intangible assets and property and equipment are measured at fair value when there is an indication of impairment and are recorded at fair value only when an impairment is recognized.

As allowed by applicable FASB guidance, the Company has elected not to apply the fair value option for financial assets and liabilities to any of its currently eligible financial assets or liabilities. The Company’s financial instruments consist of cash, accounts receivable, accounts payable and notes payable. The Company has determined that the book value of its outstanding financial instruments as of December 31, 2023 and 2022, approximated their fair value due to their short-term nature.

Cash

The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at United States banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are customer obligations due under normal trade terms. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the potential inability of certain customers to make required future payments on amounts due. Management determines the adequacy of this allowance by periodically evaluating the aging and past due nature of individual customer accounts receivable balances and considering the customer’s current financial situation as well as the existing industry economic conditions and other relevant factors that would be useful in assessing the risk of collectability. If the future financial condition of our customers were to deteriorate, resulting in their inability to make specific required payments, additions to the allowance for doubtful accounts may be required. In addition, if the financial condition of our customers improves and collections of amounts outstanding commence or are reasonably assured, then we may reverse previously established allowances for doubtful accounts. The Company has estimated and recorded an allowance for doubtful accounts of $102,061 and $65,000 as of December 31, 2023 and 2022, respectively.

Property and Equipment, net

Property, equipment, and leasehold improvements are recorded at their historical cost. Depreciation and amortization have been determined using the straight-line method over the estimated useful lives of the assets which are computers and office equipment (3 years) leasehold improvements (5 years), computer software (3 years), vehicles (3 years) and for office furniture and fixtures (4 to 7 years). The cost of repairs and maintenance is charged to operations in the period incurred.

F-8

Software Development Costs and Acquired Software

The Company accounts for software development costs, including costs to develop software products or the software component of products to be sold to external users. In accordance with ASC 985-730, Computer Software Research and Development, research and planning phase costs are expensed as incurred and development phase costs including direct materials and services, payroll and benefits and interest costs are capitalized.

We have determined that technological feasibility for our products to be marketed to external users was reached before the release of those products. As a result, the development costs and related acquisition costs after the establishment of technological feasibility were capitalized as incurred. Capitalized costs for software to be sold to external users and software acquired in a business combination are amortized based on current and projected future revenue for each product with an annual minimum equal to the straight-line amortization over three years.

Long-Lived Assets and Goodwill

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10-35, Property, Plant and Equipment, Impairment or Disposal of Long-lived Assets. This accounting standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During December 31, 2023, the Company determined that the carrying value of certain customer relationships exceed their fair value and impairment of long-lived assets existed. The Company took an impairment of $105,676 and adjusted the value of customer relationships to their fair value.

The Company accounts for goodwill and intangible assets in accordance with ASC 350, Intangibles - Goodwill and Other. Goodwill represents the excess of the purchase price of an entity over the estimated fair value of the assets acquired and liabilities assumed. ASC 350 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value. During the fourth quarter of 2020, the Company adopted ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This guidance simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Goodwill impairment will now be the amount by which the carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. As of December 31, 2023 the Company determined that the carrying value of certain customer relationships exceed their fair value and impairment existed in the amount of $105,676. The Company adjusted the value of its customer relationships to their fair value. As of December 31, 2023 and December 31, 2022, there is no impairment of the Company’s Goodwill.

Revenue Recognition

We have 6 primary sources of revenue as of December 31, 2023 and December 31, 2022:

1.	Electronic Prescription Software
2.	Insurance Verifications
3.	ICD-10 Medical Coding Software
4.	Encrypted and HIPAA Compliant Secure email
5.	Analytics
6.	MSaaS software

F-9

1)	Electronic Prescription software services are provided on an annual subscription basis using the software as a service (‘SaaS’) model with revenue recognized ratably over the contract term.

2)	. Insurance verification services are provided on an annual subscription basis using the software as a service (‘SaaS’) model with revenue recognized ratably over the contract term.

3)	ICD-10 Medical Coding services are provided on an annual subscription basis using the software as a service (“SaaS”) model with revenues recognized ratably over the contract term.

4)

Encrypted and HIPAA compliant and secure email services are provided on an annual subscription basis using the software as a service (“SaaS”) model with revenues recognized ratably over the contract term.

5)

Analytics automatically compiles real-time KPI data on an intuitive dashboard which saves time and helps focus the team during the morning huddle. Additionally, the Practice Metrics page provides custom reporting with rich graphics helping management to view revenue, claims, AR, scheduling and more.

6)	MSaaS software services are provided on an annual subscription basis using the software as a service (‘SaaS’) model with revenue recognized ratably over the contract term.

The Company accounts for revenue from contracts with customers in accordance with ASU No. 2017-09, Revenue from Contracts with Customers and a series of related accounting standard updates (collectively referred to as “Topic 606”). This guidance sets forth a five-step revenue recognition model which replaced the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance and to require more detailed disclosures. The five steps of the revenue recognition model are: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

At contract inception, the Company assesses the goods and services promised in the contract with customers and identifies a performance obligation for each. To determine the performance obligation, the Company considers all products and services promised in the contract regardless of whether they are explicitly stated or implied by customary business practices. The timing of satisfaction of the performance obligation is not subject to significant judgment. The Company measures revenue as the amount of consideration expected to be received in exchange for transferring goods and services. Revenue is recognized net of any taxes collected from customers that are subsequently remitted to governmental authorities.

We recognize revenue for our service in accordance with accounting standard ASC 606. Our customers are acquired through our own salesforce and through the referrals from our many state association marketing partners. We primarily generate revenue from multiple software as a service (SaaS) offering, which typically include subscriptions to our online software solutions. The Company’s secondary source of revenue is professional services and other revenue related to customer onboarding, IT services and equipment sales that often precede a subscription service offering purchased by the customer. Approximately 90% of our revenue is subscription based with the remainder being professional services and other IT related revenue. The geographic concentration of our revenue is 100% in North America.

Management has determined that it has the following performance obligations related to its products and services:  multiple software as a service (SaaS) offering, which typically include subscriptions to our online software solutions. The Company’s secondary source of revenue is professional services and other revenue related to customer onboarding, IT services and equipment sales that often precede a subscription service offering purchased by the customer. Revenue from Software as a Service, hardware, service repairs, and support & maintenance are all recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract, or services is completed. Our customers do not have the right to take possession of the online software solution. Revenue from subscriptions, including additional fees for items such as incremental contacts, is recognized ratably over the subscription period beginning on the date the subscription is made available to customers. Substantially all subscription contracts are one year. We recognize revenue from on-boarding services and equipment as the services are provided. Amounts billed that have not yet met the applicable revenue recognition criteria are recorded as deferred revenue.

For the year ended December 31, 2023 and 2022, disaggregated revenues were recurring revenues of  $7,400,659 and $7,206,156, respectively and non-recurring revenues of $750,928 and $781,746, respectively.

F-10

For contracts with customers that contain multiple performance obligations, the Company accounts for the promised performance obligations separately as individual performance obligations if they are distinct. In determining whether performance obligations meet the criteria for being distinct, the Company considers several factors, including the degree of interrelation and interdependence between obligations and whether or not the good or service significantly modifies or transforms another good or service in the contract. After identifying the separate performance obligations, the transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company generally determines the standalone selling prices based on the prices charged to customers. Judgment may be used to determine the standalone selling prices for items that are not sold separately, including taking into consideration either historical pricing practices or an adjusted market assessment. Unsatisfied and partially unsatisfied performance obligations as of the end of the reporting period primarily consist of products and services for which customer purchase orders have been accepted and that are in the process of being delivered.

Transaction price is calculated as the selling price less any variable consideration, consisting of rebates and discounts. Discounts provided to customers are known at contract inception. Rebates are calculated on the “expected value” method where the Company (1) estimates the probability of each rebate amount which could be earned by the distributor, (2) multiplies each estimated amount by its assigned probability factor, and (3) calculates a final sum of each of the probability-weighted amounts calculated in step (2). The sum calculated in step (3) is the rebate amount, which along with discounts reduces the amount of revenue recognized.

The Company has elected to account for shipping and handling activities that occur after the customer has obtained control of a good as a fulfillment cost rather than as an additional promised service. As a result, the Company accrues the costs of shipping and handling when the related revenue is recognized. Costs incurred for shipping and handling are included in costs of goods sold on the Statement of Operations. Amounts billed to a customer for shipping and handling are reported as revenue on the Statement of Operations.

Advertising Costs

Advertising costs are reported in general and administrative expenses and include advertising, marketing and promotional programs and are charged as expenses in the year in which they are incurred. Advertising costs were $614,061 and $525,533 for the years ended December 31, 2023 and 2022, respectively.

Accounting for Derivative Instruments

The Company accounts for derivative instruments in accordance with ASC 815, which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements.

F-11

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and preferred stock instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Financial Instruments with Down Round Features

With respect to financial instruments, the Company follows the guidance of FASB ASU 2017-11, “Earnings per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. Whereby ASU 2017-11 simplifies the accounting for certain financial instruments with down round features, a provision in an equity-linked financial instrument (or embedded feature) that provides a down round adjustment of the current exercise price based on the price of the future equity offerings. The standard requires companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for the purposes of determining liability of equity classification. The Company accounts for instruments with Most Favored Nations (the “MFN”) terms or conditions similar to that of a down round feature. The impact of such terms or conditions will be accounted for when the event occurs. The Diluted EPS calculation for the effect of the feature when triggered (i.e. when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature) and will also recognize the effect of the trigger within equity.

Income Taxes

The Company follows the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse. Valuation allowances are established when it is necessary to reduce deferred income tax assets to the amount, if any, expected to be realized in future years.

ASC 740, Accounting for Income taxes (“ASC 740”), requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent we believe a portion more likely than not will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative loss experience and expectations of future taxable income by taxing jurisdictions, the carry forwarding periods available to us for tax reporting purposes and other relevant factors.

The Company has not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there has been no unrecognized benefit or penalty. If there were an unrecognized tax benefit or penalty, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company files U.S. Federal income tax returns and various returns in state jurisdictions. The Company's open tax years subject to examination by the Internal Revenue Service and the state Departments of Revenue generally remain open for three years from the date of filing.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and to the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

F-12

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding for the period. Diluted net loss per share reflects the potential dilution of securities by adding other Common Stock equivalents, including stock options, shares issuable on exercise of warrants, and shares issuable on conversion of promissory notes in the weighted average number of common shares outstanding for a period, if dilutive. Common stock equivalents that are anti-dilutive were excluded from the computation of diluted earnings per share which consisted of all outstanding common stock options and warrants.

Stock-Based Compensation

The Company accounts for share-based compensation costs in accordance with ASC 718, Compensation - Stock Compensation. ASC 718 requires companies to measure the cost of awards of equity instruments, including stock options and restricted stock awards, based on the grant-date fair value of the award and to recognize it as compensation expense over the employee’s requisite service period or the non-employee’s vesting period. An employee’s requisite service period is the period of time over which an employee must provide service in exchange for an award under a share-based payment arrangement and generally is presumed to be the vesting period. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in additional capital surplus, is recorded as an increase to share capital.

The Company estimates the fair value of each option award on the date of grant using a Black-Scholes option pricing model. The Company estimates the fair value of its common stock using the closing stock price of its common stock on the option grant date. The Company estimates the volatility of its common stock at the date of grant based on its historical stock prices. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The fair value of shares of restricted stock issued are determined by the Company based on the estimated fair value of the Company’s common stock.

F-13

Beneficial Conversion Features and Warrants

The Company evaluates the conversion feature of convertible debt instruments to determine whether the conversion feature was beneficial as described in ASC 470-30, Debt with Conversion and Other Options. The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt that has conversion features at fixed or adjustable rates that are in-the-money when issued and records the relative fair value of any warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to the warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to additional paid-in capital. The Company calculates the fair value of warrants with the convertible instruments using the Black-Scholes valuation model.

Under these guidelines, the Company first allocates the value of the proceeds received from a convertible debt transaction between the convertible debt instrument and any other detachable instruments included in the transaction (such as warrants) on a relative fair value basis. A BCF is then measured as the intrinsic value of the conversion option at the commitment date, representing the difference between the effective conversion price and the Company’s stock price on the commitment date multiplied by the number of shares into which the debt instrument is convertible. The allocated value of the BCF and warrants are recorded as a debt discount and accreted over the expected term of the convertible debt as interest expense. If the intrinsic value of the BCF is greater than the proceeds allocated to the convertible debt instrument, the amount of the discount assigned to the BCF is limited to the amount of the proceeds allocated to the convertible debt instrument.

Leases

The Company adopted ASU No. 2016-02, Leases and a series of related Accounting Standards Updates that followed (collectively referred to as “Topic 842”). Topic 842 requires organizations to recognize right-of-use (“ROU”) lease assets and lease liabilities on the balance sheet and to disclose key information about leasing arrangements. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance. The FASB retained the distinction between finance leases and operating leases, leaving the effect of leases in the statement of comprehensive income and the statement of cash flows largely unchanged from previous U.S. GAAP. The Company utilized the transition method allowed under ASU 2018-11 in which an entity initially applies the new lease standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, if any.

The Company determines, at contract inception, whether or not an arrangement contains a lease and evaluates the contract for classification as an operating or finance lease. For all leases, ROU assets and lease liabilities are recognized based on the present value of lease payments, including annual rent increases, over the lease term at commencement date. If the Company’s lease does not provide an implicit rate in the contract, the Company uses its incremental, secured borrowing rate based on lease term information available as of the adoption date or lease commencement date in determining the present value of lease payments. Any renewal periods are considered in the analysis of each lease to the extent that the Company considers them to be reasonably certain of being exercised.

Related Party Transactions

The Company accounts for related party transactions in accordance with FASB ASC 850, Related Party Disclosures. A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries’ controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

F-14

Business Combinations

The Company applies the principles provided in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) 805, Business Combinations, to determine whether an acquisition involves an asset or a business. In determining whether an acquisition should be accounted for as a business combination or asset acquisition, The Company first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this is the case, the single identifiable asset or the group of similar assets is accounted for as an asset acquisition. If this is not the case, The Company then further evaluate whether the single identifiable asset or group of similar identifiable assets and activities includes, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. If so, the transaction is accounted for as a business combination.

The Company accounts for business combinations using the acquisition method of accounting which requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed generally be measured and recognized at estimated fair value as of the acquisition date and (ii) the excess of the purchase price over the net estimated fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually.

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets. Goodwill is not recognized in an asset acquisition with any consideration in excess of net assets acquired allocated to acquired assets on a relative estimated fair value basis. Transaction costs are expensed in a business combination and transaction costs directly attributable to an asset acquisition are considered a component of the cost of the asset acquisition.

Reportable Segments

U.S. GAAP establishes standards for reporting financial and descriptive information about a company’s reportable segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The chief operating decision maker is the Company’s Chief Executive Officer, who currently reviews the financial performance and the results of operations of the Company’s operating subsidiaries on a consolidated basis when making decisions about allocating resources and assessing performance of the Company. Accordingly, the Company currently considers itself to be in a single reporting segment for reporting purposes focused on the North American market.

F-15

Recently Issued Accounting Pronouncements

Adopted

On January 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates, including accounts receivable. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model. It is required to measure credit losses based on the Company’s estimate of expected losses rather than incurred losses, which generally results in earlier recognition of allowances for credit losses. Under ASC 326, the Company evaluates specific criteria, including aging and historical write-offs, the current economic condition of customers, and future economic conditions of countries utilizing a consumption index to determine the appropriate allowance for credit losses. The Company completed its assessment of the new standard and did not adjust the opening balance of retained earnings relating to its trade receivables. The Company writes off receivables once it is determined that they are no longer collectible, as local laws allow.

Not Yet Adopted

In October 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-06, “Disclosure Improvements – Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.”  This standard affects a wide variety of Topics in the Codification.  The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective.  Early adoption is prohibited.  The Company does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting - Improving Reportable Segment Disclosures (Topic 280).”  The standard is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses.  The standard requires disclosure to include significant segment expenses that are regularly provided to the CODM, a description of other segment items by reportable segment, and any additional measures of a segment's profit or loss used by the CODM when deciding how to allocate resources.  The standard also requires all annual disclosures currently required by ASC Topic 280 to be included in interim periods.  This standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements.  The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, “Improvements to Income Tax Disclosures,” a final standard on improvements to income tax disclosures, The standard requires disaggregated information about a reporting entity's effective tax rate reconciliation as well as information on income taxes paid.  The standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted and should be applied prospectively.  The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

F-16

4. STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 100,000,000 shares of Company Common Stock, par value $0.0001 per shares.

Stock Issuances

During the year ended December 31, 2023, the Company issued 3,992,399 shares of common stock of which 1,489,707 shares of common stock were issued for cash of $2,880,985. The Company issued 212,842 shares of common stock related to the conversion of Series A Preferred Stock, 40,000 shares related to the asset acquisition of Preferred Dental Services, 297,888 shares related to inducements for financing agreements, 243,347 shares for stock-based compensation and 1,708,615 shares related to the conversion of debt, warrants and options.

During the year ended December 31, 2022, the Company issued 13,827,049 shares of common stock. of which 5,722,844 shares of common stock were issued for cash of $450,000. The Company also issued 227,368 shares of common stock for the conversion of $22,387 of convertible debt. 700,000 shares of common stock were issued for the exercise of common stock options for a value of $2,100. 8,426,837 shares of common stock were issued related to stock-based compensation for a value of $1,817,123. The Company also repurchased and cancelled 1,250,000 shares of common stock with a value of $100,000.

Preferred Stock

The Company is authorized to issue up to 40,000,000 shares of Company Series A Preferred Stock, par value $0.0001 per shares. The Preferred Stock have the rights, preferences, powers, privileges and restrictions, qualifications and limitations including but not limited to:

F-17

•

The conversion price (“Conversion Price”) for the Preferred Stock is initially $10.00 per share; provided that the Conversion Price shall be reset to the lesser of $10.00 or 20% above the simple average of the volume weighted average price on the 20 trading days following 12 months after August 25, 2023; provided further that such Conversion Price shall be no greater than $10.00 and no less than $2.00 and subject to appropriate and customary adjustment.

•	The holders of Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Company.

•

From and after the date of the issuance of any shares of Preferred Stock, dividends shall accrue at the rate per annum of 12% of the original issue price for each share of Preferred Stock, prior and in preference to any declaration or payment of any other dividend (subject to appropriate adjustments).

•

Dividends shall accrue from day to day and shall be cumulative and shall be payable within fifteen (15) business days after the end of the Company’s second quarter, which is June 30, commencing with the quarter ending June 30, 2024 to each holder of Preferred Stock as of such date.

•

From the Closing of the Business Combination until the second anniversary of the date of the original issuance of the Preferred Stock, the Company may, at its option, pay all or part of the accruing dividends on the Preferred Stock by issuing and delivering additional shares of Preferred Stock to the holders thereof.

•

The Company shall not declare, pay, or set aside any dividends on shares of any other class or series of capital stock of the Company, unless the holders of the iCoreConnect Preferred Stock then outstanding shall first receive dividends due and owing on each outstanding share of iCoreConnect Preferred Stock.

•

In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount per share equal to the greater of (i) one times the applicable original issue price, plus any accrued and unpaid dividends, and (ii) such amount as would have been payable had all shares of Preferred Stock been converted into the Company’s Common Stock pursuant to the following paragraph immediately prior to such liquidation, dissolution or winding up, before any payment shall be made to the holders of the Company’s Common Stock.

•

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of the Company’s Common Stock as is determined by dividing the original issue price by the Conversion Price in effect at the time of conversion, subject to adjustment.

•

After 24 months from the Closing of the Business Combination, in the event the closing share price of the Company’s Common Stock shall exceed 140% of the Conversion Price (as defined in the Merger Agreement) then in effect, then (i) each outstanding share of Preferred Stock shall automatically be converted into such number of shares of the Company’s Common Stock as is determined by dividing the original issue price by the Conversion Price in effect at the time of conversion and (ii) such shares may not be reissued by the Company, subject to adjustment. At the time of such conversion, the Company shall declare and pay all of the dividends that are accrued and unpaid as of the time of the conversion by either, at the option of the Company, (i) issuing additional Preferred Stock or (ii) paying cash.

•

Immediately prior to any such optional conversion the Company shall pay all dividends on the Preferred Stock being converted that are accrued and unpaid as of such time by, either, at the option of the Company: (i) issuing additional Preferred Stock or (ii) paying cash.

During the year ended December 31, 2023 the Company issued 46,500 Series A Preferred stock for $465,000 in cash and 139,360 Series A Preferred stock on the cashless conversion of 174,200 Series A Preferred Stock $2.00 warrants for no proceeds.

During the year ended December 31, 2023, 212,842 shares of Series A Preferred stock were converted into shares of Common Stock on a one for one basis.

F-18

Common Stock Options

As part of the merger, the Company’s 2016 Long Term Incentive Plan was cancelled and replaced with the 2023 Stock Plan (“Incentive Plan”) which is administered by the Company’s Board of Directors Compensation Committee. The Incentive Plan had an initial authorized equity pool of 1,187,790. As of December 31, 2023 there are 411,462 equity grants available under the Incentive Plan.

Certain employees and executives have been granted options or warrants that are compensatory in nature. A summary of option activity for the year ended December 31, 2023 and 2022 are presented below:

2022 Options Outstanding	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value

Balance Outstanding - January 1, 2022	1,094,005	$3.58	9.8	$-
Granted	10,054	$3.58	9.0	-
Exercised	(23,459)	-	5.5	-
Forfeited	(335)	$4.48	6.2	-
Balance Outstanding - December 31, 2022	1,080,265	$3.88	8.8	$-

Exercisable - December 31, 2022	311,049	$3.58	8.8	$-

2022 Nonvested Options	Number of Options	Weighted Average Grant Date Fair Value	Weighted Average Remaining Years to Vest

Nonvested - January 1, 2022	1,034,856	$3.58	9.8
Granted	10,054	$4.48	9.0
Vested	(275,359)	$-	8.3
Forfeited/expired	(335)	$4.13	9.0
Nonvested - December 31, 2022	769,216	$3.58	8.8

2023 Options Outstanding	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value

Balance Outstanding - January 1, 2023	1,080,265	$3.88	8.8	$-
Granted	7,446	$6.04	9.6
Exercised	(310,881)	3.62	7.6
Forfeited	(502)	$2.81	7.8
Balance Outstanding - December 31, 2023	776,328	$3.74	8.0	$-

Exercisable - December 31, 2023	381,256	$3.72	7.9	$-

2023 Nonvested Options	Number of Options	Weighted Average Grant Date Fair Value	Weighted Average Remaining Years to Vest

Nonvested - January 1, 2023	769,216	$3.58	8.8
Granted	7,446	$6.04	9.6
Vested	(381,256)	$3.72	7.9
Forfeited	(334)	4.13	9.0
Nonvested - December 31, 2023	395,072	$3.76	8.0

As part of the merger all vested options as of August 25, 2023 totaling 310,881 were converted on a cashless basis into 198,378 shares of common stock.

As of December 31, 2023, total unrecognized compensation cost related to unvested stock options was approximately $1.5 MM.

F-19

Restricted Stock Compensation

On December 31, 2022, the Company’s Board of Directors approved the grant of 250,000 restricted share of common stock to each of the Directors of the Company, for services rendered during 2021 and 2022, all of which vested on December 31, 2022. Compensation expense related to this grant for the year 2022 was $122,375 based upon fair value of our common stock of $0.089 per share. The Company’s Board of Directors also approved the granting of restricted shares of common stock for employee performance related to 2021 performance with a fair value of $160,645. The Board also approved on January 3, 2023 4,000,000 shares of restricted stock related to the Chief Executive Officer for bonus related to 2022 service with a fair value of $356,000.

In April 2023, the Company’s Board of Directors approved the granting of 81,267 restricted shares of common stock for employee performance related to 2022 performance with a fair value of $312,761.

In April 2023, the Company’s Board of Directors approved compensation for its Board Members and Committee Members for the year ended December 31, 2023. On an annual basis equivalent, Board Members are compensated $60,000, with additional compensation of $5,000 for being a Committee Member and an additional $5,000 for being a Chair of a Committee and $20,000 for being the Board Chair. Compensation is to be paid quarterly in arrears at the closing stock price of the last trading day of the quarter. The Company has recorded an expense of $394,168 for the year ended December 31, 2023.

Common Stock Warrants

The Company typically issues warrants to individual investors and institutions to purchase shares of the Company’s Common Stock in connection with public and private placement fundraising activities. Warrants may also be issued to individuals or companies in exchange for services provided for the Company. The warrants are typically exercisable six months after the issue date, expire in five years, and contain a cash exercise provision and registration rights.

In May 2023, the Company entered into amendments with certain warrant holders whose warrants contained down round provisions and modified these warrants to remove such provisions from inception. As such the number and exercise of these warrants are set back to their original values as originally intended by the parties.

During the year ended December 31, 2023, the Company issued 45,129 Common Stock Warrants.

During the year ended December 31, 2022, the Company issued 536,175 Common Stock Warrants. In addition, the Company purchased 1,278 common stock warrants issued to a lender in 2019 as part of a Note Payable that had been fully satisfied in 2020. These warrants include anti-dilutive provisions and as such resulted in an additional 28,883 warrants that were to be issued at a strike price of $0.15. The Company purchased these warrants at their restated strike price for $45,000.

During the year ended December 31, 2022, the Company issued 13,158 Common Stock Warrants in connection with issuances of promissory notes, of which 1,424 were issued to related parties. These warrants were designated Common Stock Warrants with an initial term of 5 years and an exercise price of $0.60 and $0.75 and contained no down round provisions. The Company may not effect, and a holder will not be entitled to, convert the Common Stock Warrants, which, upon giving effect to such conversion or exercise, would cause the aggregate number of shares of common stock beneficially owned by the Purchaser (together with its affiliates) to exceed 4.99%. The Company issued convertible debt in December 2022 at a price of $2.39 thereby affecting the down round provision on 659,585 warrants with a trigger price that is lower than $0.30 for any equity instrument issued. As such the Company has recorded a charge of $1,794,704 as a Dividend to Common Stockholders reflecting the increase in value of shares to be received by the warrant holder along with an increase in 366,331 warrants issuable to these holders for a total of 1,014,791 warrants at a new exercise price of $2.39.

On May 18, 2023 the Company determined that it not had not properly accounted for certain warrants issued by the Company in 2021 with provisions (the “down round provisions”) that required the lowering of the exercise price of the warrant and a proportionate increase in the number of shares underlying the warrants upon the issuance of new securities at a price per shares that is lower than the exercise price of the original warrant as per ASU 2017-11. The Company did not properly account for such down round provisions when the criteria for revaluation was met. The down round provisions require the Company to record a non-cash charge for the incremental fair value of the additional shares to be issued upon the occurrence of the triggering event which is $1,794,704 for the year ended December 31,2022.

F-20

As part of the Merger, all outstanding warrants as of August 25, 2023 totaling 368,368 were converted on a cashless basis into 117,301 shares of common stock. As of December 31, 2023, the number of shares issuable upon exercise of the Common Stock Warrants was 45,129 shares.

	Warrant Shares Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life	Intrinsic Value

Outstanding - December 31, 2021	648,461	$3.88	4.40	$-
Granted
Additions including Down Round feature	379,492	2.39	3.40	-
Forfeited/expired	-	$-	-	-
Outstanding - December 31, 2022	1,027,953	$3.88	3.45
Granted	45,129	2.09	5.00	-
Exercised	(368,368)	3.88	2.78	-
Cancelled	(659,585)	$3.88	2.78	-
Outstanding - December 31, 2023	45,129	$2.09	4.80	$-

Preferred Stock Warrants

As part of the Merger, the Company assumed the following preferred stock warrants:

$2.00 Preferred Stock Warrants Outstanding	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2022	-	-	-	-
Granted	600,000	2.00	10.0	-
Exercised	(174,200)	2.00	9.8	-
Expired	-	-	-	-
Outstanding – December 31, 2023	425,800	$2.00	9.7	$-

During 2023 there was a modification of the $2.00 warrant agreements which were issued in conjunction with the merger and classified as a derivative liability in the amount of $1,987,460. In September 2023 the warrants were modified and as a result are no longer considered a derivative liability and classified as equity.

$11.50 Preferred Stock Warrants Outstanding	Number of Warrants	Weighted Average Exercise Price		Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2022		$			-
Granted	10,122,313		11.50	10	-
Exercised	-		-	-	-
Expired	-		-	-	-
Outstanding – December 31, 2023	10,122,313		$11.50	9.7	$-

$15.00 Preferred Stock Warrants Outstanding	Number of Warrants	Weighted Average Exercise Price		Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2022		$			-
Granted	1,000,000		15.00	10	-
Exercised	-		-	-	-
Expired	-		-	-	-
Outstanding – December 31, 2023	1,000,000		$15.00	9.7	$-

F-21

Equity Line of Credit

In January 2021 Old iCore and one of its Convertible Debt Holders entered into a Purchase Agreement for up to $5,000,000 shares of the Company’s common stock for 24 months. The purchase price of the stock will be at 75% of the lowest individual daily weighted average price of the past five (5) trading days with the amount to be drawn down as the lesser of $250,000 or 300% of the average shares traded for the ten (10) days prior to the Closing Request Date with a minimum $25,000 put allowance. As part of the agreement, the Company issued 8,378 shares of common stock as a commitment fee. In January 2022 the Company exercised this equity line of credit of an aggregate amount of $350,000 in exchange for 158,273 shares of common stock. The balance available as of December 31, 2022, to draw on the equity line of credit after the draw was $4,650,000. This line expired in January 2023.

On September 12, 2023, the Company entered into a purchase agreement with Arena Business Solutions Global SPC II, Ltd (“Arena”), pursuant to which Arena has committed to purchase up to $40 million of the Company’s common stock, at the Company’s direction from time to time, subject to the satisfaction of the conditions. Such sales of Common Stock are subject to certain limitations, and may occur from time to time at the Company’s sole discretion over the approximately 36-month period commencing on the date of the Purchase Agreement subject to registration with the Securities and Exchange Commission. The Company may direct Arena to purchase amounts of its Common Stock under the Purchase Agreement that the Company specifies from time to time in a written notice (an “Advance Notice”) delivered to Arena on any trading day up to the Commitment Amount. The maximum amount that the Company may specify in any one Advance Notice is equal to the following: (A) if the Advance Notice is received by 8:30 A.M. Eastern time, then the maximum amount that the Company may specify is equal to the lesser of (i) an amount equal to 40% of the average Daily Value Traded of the Common Stock of the ten trading days immediately preceding such Advance Notice, or (ii) $20.0 million; and (B) if the Advance Notice is received after 8:30 A.M. Eastern Time but prior to 10:30 A.M. Eastern Time, then the maximum amount that the Company may specify in an Advance Notice is equal to the lesser of: (i) an amount equal to 30% of the average Daily Value Traded of the Common Stock on the ten trading days immediately preceding such Advance Notice, or (ii) $15.0 million. For these purposes, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of the Company’s Common Stock on Nasdaq during regular trading hours, as reported by Bloomberg L.P., by the VWAP (as defined in the Purchase Agreement) for that trading day. Subject to the satisfaction of the conditions under the Purchase Agreement, the Company deliver Advance Notices from time to time, provided that the Pricing Period for all prior advances has been completed. For these purposes, “Pricing Period” means one trading day, as notified by the Company to Arena in the applicable Advance Notice, commencing on the date of the Advance Notice. The purchase price of the shares of Common Stock will be equal to 97% of the simple average of the daily VWAP of the Common Stock during the Pricing Period.

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of: (i) the first day of the month next following the 36-month anniversary of the date of the Purchase Agreement; and (ii) the date on which Arena shall have purchased shares of Common Stock under the Purchase Agreement for an aggregate gross purchase price equal to Commitment Amount under the Purchase Agreement. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to Arena, provided that there are no outstanding Advance Notices the shares of Common Stock under which have not yet been issued. The Company and Arena may also terminate the Purchase Agreement at any time by mutual written consent.

As consideration for Arena’s irrevocable commitment to purchase Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, the Company agreed to issue a total of  291,259 shares of Common Stock equaling $600,000 (the “Commitment Fee Shares”) based on a price per share equal to the simple average daily VWAP of the Common Stock during the ten trading days immediately preceding the date on which the SEC declares the Registration Statement effective.

As of December 31, 2023, the Company exercised this equity line of credit of an aggregate amount of $2,940,985 in exchange for 1,308,741 shares of Common Stock. The balance available as of December 31, 2023, to draw on the equity line of credit after the draw was $37,059,015 and is subject to shareholder approval for the issuance of additional shares.

On February 14, 2024, this agreement was terminated. Refer to Note 13- Subsequent Events for additional details.

F-22

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

	December 31,	December 31,
	2023	2022

Furniture and fixtures	$92,821	$69,840
Leasehold improvements	42,493	30,298
Equipment	22,240	22,240
Vehicles	-	32,000
Computer software	124,702	-
	$282,256	$154,378
Less accumulated depreciation	(79,835)	(80,184)
	$202,421	$74,194

Depreciation expense on property and equipment for the years ended December 31, 2023 and 2022, were $17,429 and $22,521, respectively. In 2023 the Company sold its vehicles for a gain of $13,778 and a recovery of depreciation expense of $17,778.

6. GOODWILL AND OTHER INTANGIBLE ASSETS, NET

The following table sets forth the changes in the carrying amount of goodwill for the year ended December 31, 2023 and 2022:

Total
Balance at December 31, 2021	$1,484,966
2022 activity	-
Balance at December 31, 2022	1,484,966
2023 activity	-
Balance at December 31, 2023	$1,484,966

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of December 31, 2023 and 2022:

	Gross Carrying Amount	Impairment	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets at January 1, 2021
Capitalized software	$3,014,490	-	$(2,483,429)	$531,061
Customer relationships	3,713,434	-	(1,363,054)	2,350,380
Acquired technology	1,527,186	-	(1,447,758)	79,428
Total definite-lived intangible assets at December 31, 2022	$8,255,110	$-	$(5,294,241)	$2,960,869
Capitalized software	3,741,511	-	(2,838,099)	903,412
Customer relationships	5,272,578	(105,676)	(2,186,490)	2,980,412
Acquired technology	1,527,186	-	(1,527,186)	-
Total definite-lived intangible assets at December 31, 2023	$10,541,275	$(105,676)	$(6,551,775)	$3,883,824

F-23

Amortization expense of intangible assets was $1,257,534 and $1,269,564, respectively, for the years ended December 31, 2023 and 2022. The Company’s amortization is based on no residual value using the straight-line amortization method as it best represents the benefit of the intangible assets.

The following table sets forth the weighted-average amortization period, in total and by major intangible asset class:

Asset Class	Weighted-Average Amortization period
Capitalized software	3.2 years
Customer relationships	4.7 years

As of December 31, 2023, assuming no additional amortizable intangible assets, the expected amortization expense for the unamortized acquired intangible assets for the next five years and thereafter was as follows:

Estimated
2024	$1,357,783
2025	$1,357,783
2026	$1,087,976
2027	$80,282

7. FORWARD PURCHASE AGREEMENT

On August 14, 2023, the Company entered into Prepaid Forward Purchase Agreement (the “FPA”) with Old iCore and RiverNorth SPAC Arbitrage Fund, L.P., a Delaware limited partnership (the “Purchaser”).

In accordance with the FPA and subject to the terms and conditions set forth therein, the Purchaser purchased the lesser of (a) 1.5 million shares of FGMC Common Stock and (b) such number of shares of FGMC Common Stock as shall, following the Business Combination, not exceed 9.9% of the total number of shares of FGMC Common Stock to be outstanding (such shares to be purchased, the “Forward Purchase Shares”) from public shareholders for a price no greater than the redemption price per share as is indicated in FGMC’s most recently filed periodic report (the “Prepaid Forward Purchase Price”).

In accordance with the terms of the Business Combination, upon the consummation of the Business Combination, each Forward Purchase Share automatically converted into one share of Preferred Stock (including the shares of the Company’s Common Stock underlying the Preferred Stock, the “Purchased Shares”).

Upon the Business Combination closing, 100,000 Purchased Shares were deemed to be “Commitment Shares” and the remaining Purchased Shares were deemed to be “Prepaid Forward Purchase Shares”.

Upon the closing of the Business Combination FGMC caused Purchaser to be paid directly out of the funds held in FGMC’s trust account, a cash amount (the “Prepayment Amount”) equal to the number of Purchased Shares multiplied by the amount paid to redeeming stockholders in connection with the Business Combination (the “Redemption Price”). The Redemption Price was $10.69.

Upon the sale of the Prepaid Forward Purchase Shares (or underlying FGMC Common Stock) by the Purchaser, the Purchaser will remit the Reference Price (as defined below) per share to FGMC. On the earlier to occur of:

•	the occurrence of a “Registration Failure” (as defined in the FPA), and

•

the date that is twelve months after the closing of the Business Combination (the “Maturity Date”), then, for any Common Stock underlying the Prepaid Forward Purchase Shares not sold by the Purchaser, the Purchaser shall, on the 25th trading day after the Maturity Date (the “Payment Date”), pay the Company an amount equal to (i) the number of Prepaid Forward Purchase Shares that the Purchaser held on the Maturity Date, multiplied by (ii) the lowest daily volume weighted average price per share of FGMC Common Stock during the twenty trading days beginning on the day after the Maturity Date less $0.15.

F-24

Between the Maturity Date and the Payment Date, the Purchaser may not sell more than a number of Prepaid Forward Purchase Shares per day equal to the greater of (i) 5% of the Purchased Shares owned by the Purchaser at the Maturity Date and (ii) 10% of the daily trading volume on such date.

The Purchaser has agreed that until the Maturity Date, the Common Stock underlying the Prepaid Forward Purchase Shares may not be sold for a price less than the Reference Price. The “Reference Price” will initially equal the Redemption Price and will be reduced (but never increased) each month commencing on the first day of the month starting 30 days after the Business Combination closing to the volume weighted average price of the FGMC Common Stock for the preceding 10 trading days, but in no event less than $10.00 per share (the “Floor”) unless in the Company’s sole discretion, the Floor is lowered. Any reduction of the Floor shall be accomplished through a written notice from the Company to Purchaser.

The FPA provides for certain registration rights. In particular, FGMC is required to, within 30 calendar days following written request by Purchaser, file with the SEC a registration statement registering the resale of all shares held by Purchaser and have such registration statement declared effective as soon as practicable after the filing thereof.

8. DEBT

		December 31,	December 31,
		2023	2022
(1)	Convertible Note bearing interest at 12% due May, 2023	$-	$578,802
(2)	Note bearing interest at 15% due September 1, 2023	-	1,012,500
(2)	Note bearing interest at 15% due September 1, 2023	-	506,250
(3)	Note bearing interest at 18% due October 1, 2026	27,540	32,752
(4)	Secured Promissory Note bearing interest at 17.5% due February 28, 2026	1,988,793	1,960,965
(5)	Promissory Note bearing interest at 14%, due January 15, 2023	-	50,892
(6)	Promissory Note bearing interest at 14%, due September 1, 2023	-	329,227
(7)	Promissory Note bearing interest at 15%, due January 25, 2023	-	509,145
(8)	Promissory Note bearing interest at 15%, due September 1, 2023	-	255,490
(8)	Promissory Note bearing interest at 15%, due September 1, 2023	-	255,547
(9)	Convertible Note bearing interest at 15% due March 2024	-	-
(10)	Convertible Note bearing interest at 15% due June 14, 2024
(11)	Convertible Note bearing interest at 15% due June 14, 2024
(12)	Convertible Note bearing interest at 15% due July 24, 2024	-	-
(13)	Promissory Note bearing interest at 12%, due October 31, 2023	38,609	-
(14)	Convertible Note bearing interest at 12% due May 13, 2024	388,380
(15)	Convertible Note bearing interest at 12%, due October 31, 2024	569,391	-
(15)	Convertible Note bearing interest at 12%, due December 18, 2024	574,961
(16)	Convertible Note bearing interest at 12%, due December 19, 2024	80,722
(17)	Convertible Note bearing interest at 12%, due December 19, 2024	80,509
(14)	Convertible Note bearing interest at 12%, due December 28, 2024	114,781
(2)	Convertible Note bearing interest at 12%, due June 1, 2024	473,743
(18)	Promissory Note bearing interest at 15%, due December 26, 2024	2,000,000
	Total notes payable	6,337,429	5,491,570
	Less: Unamortized debt discounts	-	-
	Less: unamortized financing costs	(196,837)	(7,444)
	Total notes payable, net of financing costs	6,140,592	5,484,126
	Less current maturities	(4,720,455)	(4,034,865)
	Total Long-Term Debt	$1,420,137	$1,449,261

F-25

1.

In April 2021, the Company signed a $500,000 convertible promissory note with a maturity date twelve months after issuance and received in exchange $500,000. An interest charge of 12% per annum shall accrue and be paid on the maturity date. The note is convertible into the Company’s Common Stock at a fixed conversion price of $0.10 per common share based on Old iCore common share value. The Company has right of prepayment. The note holder is limited to receive upon conversion no more than 4.99% of the issued and outstanding Common Stock at the time of conversion at any one time. The Company also issued to the Holder 788,000 restricted shares of the Company’s Common Stock and a warrant to purchase 87,132 shares of Company Common Stock with a 5-year term. The exercise price per share of Common stock under this Warrant is $0.60 per share for the first 43,566 Warrant Shares and $0.75 for the next 43,566 Warrant Shares. In August 2021 the down round provision in the Warrant Agreement was triggered resulting in an additional 108,915 warrants being issued and the strike price repriced to $0.30 for all 196,047 warrants. In December 2022, the down round provision in the Warrant Agreement was triggered again resulting in an additional 49,012 warrants to be issued and the strike price repriced to $0.24 for all 245,059 warrants. At Maturity this note was renegotiated and term extended to June 2023 for an additional principal consideration of $55,400 under the same interest rate and conditions as the matured note. This note and accrued interest was converted in January 2023 for 202,343 shares of Common Stock. In May 2023 the Company and the warrant holder renegotiated the outstanding warrants back to their original intended values at issuance date of 43,566 exercisable at $0.60 and 43,566 exercisable at $0.75. As part of the Merger, the warrants were converted on a cashless basis into 28,621 shares of Common Stock.

2.

In August 2021, the Company signed a $1,000,000 and $500,000 promissory note with a maturity date 24 months after issuance. An interest charge of 15% per annum shall accrue and be paid monthly. The Company also issued to the Holder 33,513 restricted shares of the Company’s Common Stock and 50,269 cash Warrant Shares with a 5-year term. The exercise price per share of Common stock under this Warrant is $0.75 per share. In December 2021 the down round provision in the Warrant Agreement was triggered resulting in an additional 75,403 warrants being issued and the strike price repriced to $0.30 for all 125,672 warrants. In December 2022 the down round provision in the Warrant Agreement was triggered again resulting in an additional 31,418 warrants being issued and the strike price repriced to $0.30 for all 157,090 warrants. In May the Company and the warrant holder renegotiated the outstanding warrants back to their original intended values at issuance date of 50,269 exercisable at $0.75. The promissory note is subordinated to the Company’s senior lenders. As part of the Merger these notes totalling $1,500,000 along with outstanding interest of $nil was converted on August 25, 2023 into 173,339 common shares and the warrants were converted on a cashless basis into 28,621 shares of Common Stock.

In August 2023, the Company agreed to a Satisfaction Agreement in conjunction with the conversion of debt in the amount of $1,500,000 to be done at the time of Merger. The Satisfaction Agreement provides that the Company would provide the equity holder cash proceeds on the difference between the proceeds from the sale of stock and the face value of debt up to $1,500,000 subject to certain selling limitations on or before August 2024. The lender sold $1,000,000 worth of stock for a net return of $526,257 and invoked the Satisfaction Agreement in October 2023. In December 2023, the Company and lender agreed to enter into a new Convertible Promissory Note in the amount of $473,743 with a maturity of six months after issuance. An interest rate of 12% per annum shall accrue and be paid on maturity. The Note and accrued interest is convertible at $1.24 per share into the Company’s Common Stock.

3.

In November 2021, the Company signed a $40,071 equipment finance agreement with a maturity date 60 months after issuance from a third-party financing company. Payments of principal and interest of $791 are due monthly.

4.

On February 28, 2022, the Company signed a $2,000,000 secured promissory note with a maturity date 48 months after issuance and received in exchange $1,970,000 net of fees. An Interest charge of 17.5% per annum shall accrue, with interest only payments being made for the first six months after which both interest and principal will be due. The Company has right of prepayment subject to certain minimum interest payments being made. The Prepayment Fee shall be (i) equal to 6 months’ interest that would have accrued with regard to the prepaid principal, if prepaid prior to the 2nd anniversary of the date of the Initial Advance or Subsequent Advance, as applicable, and (ii) equal to 3 months’ interest that would have accrued with regard to the prepaid principal, if prepaid on or after the 2nd anniversary and prior to the 3rd anniversary of the date of the Initial Advance or Subsequent Advance, as applicable. Additionally, the Company has the following covenant requirements; maintaining a minimum cash balance of $150,000 in its combined bank accounts as well as entering into a Deposit Account Control Agreement; monthly financial reporting requirements and certifications; obtaining other indebtedness without consent; merge, consolidate or transfer assets; pledge assets as collateral; or guarantee without consent of the Lender. In December 2023 the Company and the secured lender entered into a Forbearance Agreement whereby the Company will be required to provide additional reporting weekly and monthly reporting, pay a forbearance fee of $300,000 which would be applied to outstanding interest and fees, along with other customary requests in exchange for a forbearance and the adjustment of the loan to interest only till July 2024.

F-26

5.

In April 2022, the Company signed a $50,000 unsecured promissory note with a maturity date six (6) months after issuance with an interest charge of 14% per annum which shall accrue and be paid on the maturity date. The Company has the right to prepay this note without penalty. At maturity in October 2022, this note was reissued under the same term with a maturity of three (3) months. The promissory note is subordinated to the Company’s senior lender. This note was fully repaid in March 2023.

6.

In April 2022, the Company signed a $300,000 unsecured promissory note with a maturity date six (6) months after issuance with an interest charge of 14% per annum which shall accrue and be paid on the maturity date. The Company has the right to prepay this note without penalty. At maturity in October 2022, this note was reissued under the same terms with a maturity of date of six (6) months.  In March 2023, the term of this note was extended to September 1, 2023.The promissory note is subordinated to the Company’s senior lenders. As part of the Merger the principal of $300,000 along with outstanding interest of $55,693 was converted on August 25, 2023 into 41,104 common shares.

7.

In July 2022, the Company signed a $500,000 unsecured promissory note with a maturity date six (6) months after issuance with an interest charge of 15% per annum. The note is callable by the Holder no earlier than 90 days from issue. The Company has the right to prepay this note without penalty. The Company issued to the Holder a warrant to purchase 175,000 shares of Company Common Stock with a 5-year term. The exercise price per share of Common stock under this Warrant is $0.25 per share for 87,500 warrants and $0.20 per share for 87,500 warrants. This note was fully repaid in March 2023.

8.

In August 2022, the Company signed two $250,000 unsecured promissory notes with a maturity date six (6) months after issuance with an interest charge of 15% per annum to the same investor in 14 and 9. The notes are callable by the Holder no earlier than 90 days from issue. The Company has the right to prepay this note without penalty. The Company issued to the Holder a warrant to purchase 175,000 shares of Company Common Stock with a 5-year term. The exercise price per share of Common stock under this Warrant is $0.25 per share for 87,500 warrants and $0.20 per share for 87,500 warrants. In March 2023, the term of these notes were extended to September 1, 2023.The promissory notes are subordinated to the Company’s senior lenders. As part of the Merger these notes with principal balance totalling $500,000 along with outstanding interest of $nil was converted on August 25, 2023 into 57,780 common shares.

9.

In March 2023, the Company entered into a twelve (12) month Convertible Secured Promissory Note (“Note”). The Note is for $2,500,000 with $500,000 paid to the Holder on issuance for net proceeds of $2,000,000. The Note carries and interest of 15% per annum which can be paid in cash or kind and it is convertible either into the Company’s Common Stock after six months from date of issuance at $0.10 per share, or if the business combination between FG Merger Corp. (“FGMC”) and the Company pursuant to the Merger Agreement and Plan of Reorganization by and among FGMC, FG Merger Sub Inc., and the Company dated January 5, 2023, as such agreement may be amended from time to time (the “Business Combination”), occurs then, upon any subsequent conversion of the Note, the holder shall no longer have the right to receive Company common stock upon conversion of the Note, but shall have the right to receive, for each share of Company common stock that would have been issuable upon such conversion immediately prior to the occurrence of the Business Combination, the number of shares of FGMC common stock receivable as a result of such Business Combination by a holder of the number of shares of Company common stock for which the Note is convertible immediately prior to such Business Combination.  As a condition of the Note all existing outstanding Notes maturing before September 1, 2023 had their term extended to September 1, 2023. In addition, all vested option holders and all warrant holders were provided with a cashless purchase option at time of the Business Combination. The Note is superior to all notes in terms of security except of our Senior Secured Note Payable. In May 2023 all warrant holders with down round provisions provided a waiver to the potential down round triggering event on any conversion issuance. As part of the Merger this note with principal balance of $2,500,000 along with outstanding interest of $115,535 was converted on August 25, 2023 into 876,522 common shares.

F-27

10.

In June 2023, the Company entered into a twelve (12) month note Convertible Promissory Note (“Note”). The Note is for $77,000 and carries an interest rate of 15% per annum. The principal of the Note is convertible into Common Stock of the Company at a twenty percent discount to the closing price of the Company’s Common Stock on September 1, 2023 or if the business combination between FG Merger Corp. (“FGMC”) and the Company pursuant to the Merger Agreement and Plan of Reorganization by and among FGMC, FG Merger Sub Inc., and the Company dated January 5, 2023, as such agreement may be amended from time to time (the “Business Combination”), occurs then, upon any subsequent conversion of the Note, the holder shall no longer have the right to receive Company common stock upon conversion of the Note, but shall have the right to receive, for each share of Company common stock that would have been issuable upon such conversion immediately prior to the occurrence of the Business Combination, the number of shares of FGMC common stock receivable as a result of such Business Combination by a holder of the number of shares of Company common stock for which the Note is convertible immediately prior to such Business Combination at a twenty percent discount to such exchange ratio. The promissory note is subordinated to the Company’s senior lenders. As part of the Merger the principal of $77,000 along with outstanding interest of $2,074 was converted on August 25, 2023 into 9,138 common shares.

11.

In June 2023, the Company entered into a twelve (12) month note Convertible Promissory Note (“Note”). The Note is for $6,000 and carries an interest rate of 15% per annum. The principal of the Note is convertible into Common Stock of the Company at a twenty percent discount to the closing price of the Company’s Common Stock on September 1, 2023 or if the business combination between FG Merger Corp. (“FGMC”) and the Company pursuant to the Merger Agreement and Plan of Reorganization by and among FGMC, FG Merger Sub Inc., and the Company dated January 5, 2023, as such agreement may be amended from time to time (the “Business Combination”), occurs then, upon any subsequent conversion of the Note, the holder shall no longer have the right to receive Company common stock upon conversion of the Note, but shall have the right to receive, for each share of Company common stock that would have been issuable upon such conversion immediately prior to the occurrence of the Business Combination, the number of shares of FGMC common stock receivable as a result of such Business Combination by a holder of the number of shares of Company common stock for which the Note is convertible immediately prior to such Business Combination at a twenty percent discount to such exchange ratio. The promissory note is subordinated to the Company’s senior lenders. As part of the Merger the principal of $6,000 along with outstanding interest of $162 was converted on August 25, 2023 into 712 common shares.

12.

In July 2023, the Company entered into a twelve (12) month note Convertible Promissory Note (“Note”). The Note is for $40,000 and carries an interest rate of 15% per annum. The principal of the Note is convertible into Common Stock of the Company at a twenty percent discount to the closing price of the Company’s Common Stock on September 1, 2023 or if the business combination between FG Merger Corp. (“FGMC”) and the Company pursuant to the Merger Agreement and Plan of Reorganization by and among FGMC, FG Merger Sub Inc., and the Company dated January 5, 2023, as such agreement may be amended from time to time (the “Business Combination”), occurs then, upon any subsequent conversion of the Note, the holder shall no longer have the right to receive Company common stock upon conversion of the Note, but shall have the right to receive, for each share of Company common stock that would have been issuable upon such conversion immediately prior to the occurrence of the Business Combination, the number of shares of FGMC common stock receivable as a result of such Business Combination by a holder of the number of shares of Company common stock for which the Note is convertible immediately prior to such Business Combination at a twenty percent discount to such exchange ratio. The promissory note is subordinated to the Company’s senior lenders. As part of the Merger the principal of $40,000 along with outstanding interest of $412 was converted on August 25, 2023 into 4,670 common shares.

13.

In September 2023 the Company entered into a sixty-day Promissory Note (“Note”) in the amount of $1,200,000 related to its purchase of the assets of Preferred Dental Development LLC. The Note carries an interest of 12% per annum and is subordinated to the Company’s senior lenders. The principal balance of the note was fully repaid in December 31, 2023 with only the interest portion of $38,609 outstanding as of December 31, 2023. The promissory note is subordinated to the Company’s senior lenders

F-28

14.

In October 2023, the Company entered into a promissory note for $350,000. The maturity of the Promissory Note is May 13, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate of $1.85 per share. In conjunction with the Promissory Note, the Company also issued a five-year warrant to purchase 24,500 shares of Company common stock with an exercise price of $2.04. The value of the warrants of 13,498 as determined by a Black-Scholes calculation is separated from the value of the note and expensed equally over the term of the note as a financing fee. On December 28, 2023, the Company entered into a securities purchase agreement with the existing investor, pursuant to which the Company issued the investor a convertible note in principal amount of $100,000. The maturity of the convertible note is December 28, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $1.31 or $1.57 for the share price of conversion. In December 2023, the Company entered into an amendment with holder of an Amendment to Convertible Promissory Notes issued in October 2023 whereby the holder of the Note agreed that the Note would not be convertible into shares of Company Common Stock unless and until the Company’s shareholders approve such conversion per NASDAQ Listing Rule 5635(d). The Company and the Note holder also entered into amendments to the warrants to purchase common stock issued in connection with the issuance of the Note, pursuant to which the holder of the Warrants agreed that the Warrants would not become exercisable unless and until the Company’s shareholders approve the exercise of the Warrants pursuant to NASDAQ Listing Rule 5635(d). The promissory notes are subordinated to the Company’s senior lender.

15.

In October 2023, the Company entered into a securities purchase agreement with an investor, pursuant to which the Company issued the investor a Convertible Promissory Note in principal amount of $500,000. The maturity of the Convertible Promissory Note is October 31, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $1.58 or $1.90. In December 2023, the Company entered into a securities purchase agreement with the existing investor, pursuant to which the Company issued the investor a convertible note in principal amount of $500,000. The maturity of the convertible note is December 18, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $2.31 or $2.77 for the share price of conversion. The promissory notes are subordinated to the Company’s senior lender.

16.

In December 2023, the Company entered into a securities purchase agreement pursuant to which the Company issued a convertible note in principal amount of $70,000. The maturity of the convertible note is December 19, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $1.69 or $2.03 for the share price of conversion. The promissory notes are subordinated to the Company’s senior lender.

17.

In December 2023, the Company entered into a securities purchase agreement pursuant to which the Company issued a convertible note in principal amount of $70,000. The maturity of the convertible note is December 19, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $1.69 or $2.03 for the share price of conversion. The promissory notes are subordinated to the Company’s senior lender.

18.

In December 2023, the Company issued a subordinated note to a service provider in principal amount of $2,000,000 in exchange for conversion of an account payable in the amount of $2,000,000. The maturity of the subordinated note is December 26, 2024 and carries an interest rate of 15% per annum and is to be paid in interest only installments for three months followed with a ballon payment in month four and then a combination of principal and interest payments for the remaining term. The note is secured by the assets of the Company and is junior to the security interest of the Company’s senior lender. As part of the note payable the Company agreed to purchase investor relation consulting services totaling $200,000 payable in quarterly installments beginning in January 2024.

9. INCOME TAXES

The Company has incurred net losses since inception. As of December 31, 2023, the Company had cumulative federal net operating loss carryforwards of approximately $27,559,000 which are available to be carried forward indefinitely and federal net operating loss carryforwards of approximately $62,985,000 which at the latter date may be carried forward for tax years ending through December 31, 2038. As of December 31, 2023, the Company had cumulative state net operating loss carryforward of approximately $5,900,000 which will begin expiring in 2031 if not utilized prior to then. Utilization of NOL carryforwards may be limited under various sections of the Internal Revenue Code depending on the nature of the Company’s operations. The Company’s income tax returns are subject to examination by the Internal Revenue Service and applicable state taxing authorities, generally for a period of three years from the date of filing.

F-29

Deferred taxes comprise the following as of December 31, 2023 and 2022:

	2023	2022

Net Operating Losses	$19,676,000	$14,849,000
Intangible assets	926,000	74,000
Stock-based compensation-nonqualified	433,000	418,000
Property and equipment	(12,000)	(140,000)
Allowance for bad debts	25,000	-
Forward purchase agreement	562,000	-
Organizational costs	224,000	195,000
ROU lease liability	289,000	-
Net Deferred Tax Asset	22,123,000	15,396,000

ROU lease asset	(273,000)	-
Total Deferred Tax Liability	(273,000)	-

Valuation Allowance	$(21,850,000)	$(15,396,000)

Reconciliation of the effective income tax rate to the federal statutory rate:
Federal Income Tax Rate	21%	21%
Permanent Differences	(3)%	(2)
State Taxes, net	0%	3
Cumulative adjustments	23%
Change in valuation allowance including the effect of the rate change	(41)%	(22)%
Effective income tax rate	0%	0%

10. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and trade accounts receivables. The Company places its cash with high-credit-quality financial institutions. At times, such cash may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage limit of $250,000 per depositor. As a result, there could be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company has not experienced any losses due to these excess deposits and believes the risk is not significant. With respect to trade receivables, management routinely assesses the financial strength of its customers and, as a consequence, believes that the receivable credit risk exposure is limited.

The Company has historically provided financial terms to customers in accordance with what management views as industry norms. Access to the Company’s software products usually requires immediate payment but can extend several months under certain circumstances. Management periodically and regularly reviews customer account activity in order to assess the adequacy of allowances for doubtful accounts, considering such factors as economic conditions and each customer’s payment history and creditworthiness. If the financial condition of our customers were to deteriorate, or if they were otherwise unable to make payments in accordance with management’s expectations, we might have to increase our allowance for doubtful accounts, modify their financial terms and/or pursue alternative collection methods.

The Company has no significant customers (greater than 10% of total revenue) in its 2023 and 2022 revenue. The Company has accounts receivable concentration with one customer in 2023 representing 25% and two customers with concentrations of 12% and 11% respectively of total accounts receivables outstanding as of December 31, 2023 and one customers that represent 31% of accounts receivable outstanding as of December 31, 2022.

F-30

11. COMMITMENTS AND CONTINGENCIES

(A) LEASE COMMITMENTS

On September 22, 2021, the Company signed a six year and one month lease agreement for approximately 7,650 square feet for its new headquarters commencing on January 1, 2022, located in Ocoee, Florida. The lease provides for a five-year renewal term at the option of the Company. In April 2023, the Company entered into a lease agreement with its existing landlord of its Florida location for a lease of an additional 2,295 square feet of space beginning at the earlier of June 1, 2023 or completion of build out for a five year term.

The Company signed a three-year lease agreement for approximately 2,100 square feet of office space located in Concord, NC on July 16, 2020. In August 2023, the Company extended its lease for another year on similar terms and conditions as its current lease.

With the acquisition of Advantech, the Company signed a two-year lease on May 12, 2021, for an office in Scottsdale, AZ.  In May 2023, the Company extended its lease for an additional 24 months for this location beginning July 1, 2023 under similar terms and conditions as its current lease.

As of December 31, 2023, undiscounted future lease obligations for the office space are as follows:

Lease Commitments
as of December 31, 2023
Less than 1 year	1-3 years	3-5 years	Total
$369,849	$1,059,423	$89,038	$1,518,310

Lease costs for the year ended December 31, 2023 were $347,910 and cash paid for amounts included in the measurement of lease liabilities for the year ended December 31, 2023 were $40,412. As of December 31, 2023, the following represents the difference between the remaining undiscounted lease commitments under non-cancelable leases and the lease liabilities:

Undiscounted minimum lease commitments	$1,518,310
Less: Imputed Interest	(330,476)
Lease liabilities	$1,187,834

F-31

(B) EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Chief Executive Officer

We entered into an employment agreement, effective September 1, 2023, with Robert McDermott, pursuant to which he agreed to serve as our Chief Executive Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. Mr. McDermott’s agreement provided for an initial annual base salary of $500,000.  Mr. McDermott is eligible to receive an annual bonus of up to 100% of his base salary, provided final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to his agreement, for each fiscal year during the term, Mr. McDermott will be entitled to an annual equity grant of up to $2,500,000; provided that the final determination on the amount of the annual grant, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

If Mr. McDermott’s employment is terminated at our election without “cause”, or by Mr. McDermott for “good reason,” Mr. McDermott shall be entitled to receive severance payments equal to 18 months of Mr. McDermott’s base salary; provided that such amounts shall be increased to 24 months of Mr. McDermott’s base salary if Mr. McDermott’s agreement is terminated without “cause” or by Mr. McDermott for “good reason” within three months prior to or twelve months after of a “change of control.” In addition, if Mr. McDermott’s agreement is terminated without “cause” or by Mr. McDermott for “good reason” within three months prior to or twelve months after of a “change of control,” any of the unvested equity awards shall also immediately vest. During any period that Mr. McDermott is entitled to severance payments, the Company will continue to pay the same portion of Mr. McDermott’s medical and dental insurance premiums under COBRA as during active employment until the earlier of (1) six months from the termination of employment, or (2) the date Mr. McDermott is eligible for medical and/or dental insurance benefits from another employer. Mr. McDermott agreed not to compete with us until 12 months after the termination of his employment.

Chief Financial Officer

We entered into an employment agreement, effective September 1, 2023, with Archit Shah, pursuant to which he agreed to serve as our Chief Financial Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. Mr. Shah’s agreement provided for an initial annual base salary of $314,000.  Mr. Shah is eligible to receive an annual bonus of up to 50% of his base salary, provided  final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to his agreement, Mr. Shah for each fiscal year during the term, Mr. Shah will be entitled to an annual equity grant of up to $693,000; provided that the final determination on the amount of the annual grant, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

If Mr. Shah’s employment is terminated at our election without “cause”, or by Mr. Shah for “good reason,” Mr. Shah shall be entitled to receive severance payments equal to six months of Mr. Shah’s base salary; provided that such amounts shall be increased to 12 months of Mr. Shah’s base salary if Mr. Shah’s agreement is terminated without “cause” or by Mr. Shah for “good reason” within three months prior to or twelve months after of a “change of control.” In addition, if Mr. Shah’s agreement is terminated without “cause” or by Mr. Shah for “good reason” within three months prior to or twelve months after of a “change of control,” any of the unvested equity awards shall also immediately vest. During any period that Mr. Shah is entitled to severance payments, the Company will continue to pay the same portion of Mr. Shah’s medical and dental insurance premiums under COBRA as during active employment until the earlier of (1) six months from the termination of employment, or (2) the date Mr. Shah is eligible for medical and/or dental insurance benefits from another employer. Mr. Shah agreed not to compete with us until 12 months after the termination of his employment.

F-32

Chief Operating Officer

We entered into an employment agreement, effective September 1, 2023, with David Fidanza pursuant to which he agreed to serve as our Chief Operating Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. Mr. Fidanza’s agreement provided for an initial annual base salary of $296,000. Mr. Fidanza is eligible to receive an annual bonus of up to 50% of his base salary, provided final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to his agreement, Mr. Fidanza for each fiscal year during the term, Mr. Fidanza will be entitled to an annual equity grant of up to $666,000; provided that the final determination on the amount of the annual grant, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

If Mr. Fidanza’s employment is terminated at our election without “cause”, or by Mr. Fidanza for “good reason,” Mr. Fidanza shall be entitled to receive severance payments equal to six months of Mr. Fidanza’s base salary; provided that such amounts shall be increased to 12 months of Mr. Fidanza’s base salary if Mr. Fidanza’s agreement is terminated without “cause” or by Mr. Fidanza for “good reason” within three months prior to or twelve months after of a “change of control.” In addition, if Mr. Fidanza’s agreement is terminated without “cause” or by Mr. Fidanza for “good reason” within three months prior to or twelve months after of a “change of control,” any of the unvested equity awards shall also immediately vest. During any period that Mr. Fidanza is entitled to severance payments, the Company will continue to pay the same portion of Mr. Fidanza’s medical and dental insurance premiums under COBRA as during active employment until the earlier of (1) six months from the termination of employment, or (2) the date Mr. Fidanza is eligible for medical and/or dental insurance benefits from another employer. Mr. Fidanza agreed not to compete with us until 12 months after the termination of his employment.

Chief Technology Officer

We entered into an employment agreement, effective September 1, 2023, with Murali Chakravarthi pursuant to which each officer agreed to serve as our Chief Technology Officer for an initial term of three years, which will be automatically renewed for additional one-year terms unless either party chooses not to renew the agreement. Mr. Chakravarthi’s agreement provided for an initial annual base salary of $300,000. Mr. Chakravarthi is eligible to receive an annual bonus of up to 50% of his base salary, provided  final determination on the amount of the annual bonus, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to his agreement, Mr. Chakravarthi for each fiscal year during the term, Mr. Chakravarthi will be entitled to an annual equity grant of up to $675000; provided that the final determination on the amount of the annual grant, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee.

If Mr. Chakravarthi’s employment is terminated at our election without “cause”, or by Mr. Chakravarthi for “good reason,” Mr. Chakravarthi shall be entitled to receive severance payments equal to six months of Mr. Chakravarthi’s base salary; provided that such amounts shall be increased to 12 months of Mr. Chakravarthi’s base salary if Mr. Chakravarthi’s agreement is terminated without “cause” or by Mr. Chakravarthi for “good reason” within three months prior to or twelve months after of a “change of control.” In addition, if Mr. Chakravarthi’s agreement is terminated without “cause” or by Mr. Chakravarthi for “good reason” within three months prior to or twelve months after of a “change of control,” any of the unvested equity awards shall also immediately vest. During any period that Mr. Chakravarthi is entitled to severance payments, the Company will continue to pay the same portion of Mr. Chakravarthi’s medical and dental insurance premiums under COBRA as during active employment until the earlier of (1) six months from the termination of employment, or (2) the date Mr. Chakravarthi is eligible for medical and/or dental insurance benefits from another employer. Mr. Chakravarthi agreed not to compete with us until 12 months after the termination of his employment.

F-33

(C) LITIGATION

The Company from time to time, may be a party to various litigation, claims and disputes, arising in the ordinary course of business. While the ultimate impact of such actions cannot be predicted with certainty, we believe the outcome of these matters, except for that noted below, will not have a material adverse effect on our financial condition or results of operations.

On August 18, 2021, iCoreConnect received a Notice of Disposition of Collateral under section 9-611 of the Uniform Commercial Code (“UCC”) (Arizona Revised Statutes 47-611) purporting to set a foreclosure sale, under the UCC, of its assets that were previously pledged as security to Sonoran Pacific Resources, LLP, an Arizona limited liability partnership (“SPR”) and Jerry Smith (“Smith”) (collectively, the “lender”). On November 1, 2022, iCoreConnect entered into a settlement agreement and release (the “Settlement Agreement”) with SPR and Smith in connection with the above litigation. In order to resolve all matters subject to the dispute, the Settlement Agreement provided that on, or before, the 60th day following the effective date of the Settlement Agreement, which was November 1, 2022 (such 60th day, the “Payment Date”), iCoreConnect shall redeem, and/or or iCoreConnect’s designees shall acquire, a total of 9,000,000 shares of iCoreConnect Common Stock from SPR and certain shareholders or affiliates of SPR at a purchase price of $0.08 per share. The Settlement Agreement further provided that in addition to the purchase of the foregoing 9,000,000 shares, iCoreConnect or its designee will have the option, but not the obligation, to acquire or redeem any or all of the remaining 5,401,887 shares held by certain shareholders or affiliates of SPR on, or before, the Payment Date, at the cost of $0.08 per share. In connection with the dispute, iCoreConnect had previously posted a cash bond of $200,000 with the court. Pursuant to the Settlement Agreement, $100,000 was released to SPR upon execution of the Settlement Agreement, which amount will be credited toward the payment of the 9,000,000 shares described above. The foregoing share purchase obligation was satisfied on December 30, 2022. Upon the payment for the shares, the remaining $100,000 of the bond was released to SPR in consideration for the release of all claims and liens and the dismissal of the litigation. Upon iCoreConnect’s compliance with the above share repurchase obligations, J.D. Smith, the son of Jerry Smith, resigned as a director and chairman of Board of Directors. The Settlement Agreement provides that upon the performance of each of the parties of their obligations thereunder, SPR and Smith, on the one hand, and iCoreConnect, on the other hand, each agrees to a complete release of the other party or parties. The Settlement Agreement was fully completed on December 30, 2022 and a full release received from the courts.

On June 15, 2021, the Company received a Complaint filed with the Circuit Court of the Ninth Judicial Circuit for Orange County, Florida. The Complaint alleges a breach of a previously entered into 2018 Settlement Agreement for which payments have not been made. The Complainant agreed to begin arbitration on August 31, 2021. Upon completion of arbitration in October 2022 the Complainant was awarded an Interim Award of Arbitration in the amount of $270,020 which excluded any interest and fee. Subsequent to year end, in February 2023, a final Arbitration award in the amount of $523,415 was issued which includes interest and fees and the Company has fully satisfied this amount and received a Satisfaction of Judgement on October 19, 2023.

On February 21, 2023, the Company received a notice under section 21 of Indian Arbitration and Conciliation Act, 1996 related to a dispute pursuant to a contract between the Company and a service provider, pursuant to which the service provider has asserted the Company has violated the terms of the contract and has claimed damages of approximately $635,000. The Company is evaluating the claims asserted against it and intends to defend itself vigorously in these proceedings; however, there can be no assurances that it will be successful in its efforts.

F-34

12. ACQUISITIONS

Preferred Dental Development, LLC (“Preferred Dental”)

On September 1, 2023, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Preferred Dental Development, LLC (the “Seller”). The Seller was engaged in the business of providing dental billing and claims services. Pursuant to the Agreement, the Company purchased the assets of the Seller utilized in the Seller’s business. As consideration for the acquired assets: (i) the Company issued a note to the Seller in the amount of $1,200,000, and (ii) the Company issued to Seller $400,000 worth of shares of Company common stock at $10.00 per share totaling 40,000 shares.

Pursuant to the guidance in FASB ASC Topic 805, Business Combinations, the Company calculated the estimated fair value of the acquired customer relationships using the discounted cash flow approach. The key assumptions and inputs into the cash flow model used were: (1) an annual customer attrition rate of 5%, (2) a gross margin percentage of 37%, (3) a tax rate of 25.50% and (4) a discount rate of 12%.

The following table summarizes the consideration paid and the fair value of the assets acquired at acquisition date:

Preferred Dental
Consideration Paid:	September 1, 2023
Note payable	$1,200,000
Common stock	400,000
$1,600,000

Fair values of identifiable assets acquired:

Assets acquired:
Cash	$40,855
Customer relationships	1,559,145
Total assets acquired	$1,600,000

F-35

The following information represent the unaudited pro forma combined results of operations, including acquisitions giving effect to the acquisition as if they occurred at the beginning of years ended December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
	(unaudited)	(unaudited)

Revenue	$9,311,714	$9,058,801

Net Loss attributable to Common Stockholders	(15,433,055)	(7,611,211)

Weighted average common shares outstanding	7,349,541	5,768,249
Basic and diluted loss per common share	$(2.10)	$(1.32)

13. RELATED PARTY TRANSACTIONS

		December 31,	December 31,
		2023	2022
(1)	Related Party Promissory Note bearing interest at 15% due February 28, 2024	$-	$109,934
(2)	Related Party Promissory Notes bearing interest at 18%, due March 31, 2023		146,118
(3)	Related Party Promissory Note bearing interest at 18%, due December 31, 2023	249,855
(1)	Related Party Promissory Note bearing interest at 12%, due December 31, 2023	225,797
(1)	Related Party Promissory Note bearing interest at 12%, due May 26, 2024	96,753
	Total notes payable	572,405	256,052
	Less: Unamortized debt discounts	-	-
	Less: unamortized financing costs	(21,431)	(11,386)
	Total notes payable, net of financing costs	550,974	244,666
	Less current maturities	(550,974)	(244,666)
	Total Long-Term Debt	$-	$-

1.

In June 2022, the Company signed a $100,000 unsecured promissory note with its then Chief Operating Officer, a related party with a maturity date six (6) months after issuance with an interest charge of 14% per annum which shall accrue and be paid on the maturity date. The Company has the right to prepay this note without penalty. At maturity in November 2022, this note including accrued interest totaling $107,500 was reissued under the same terms with a maturity of date of three (3) months. The Company also issued to the Holder a warrant to purchase 18,813 shares of Company Common Stock with a 5-year term. The exercise price per share of Common stock under this Warrant is $0.25 per share for 9,407 warrants and $0.20 per share for 9,406 warrants. In March 2023, the term of this note was extended to September 1, 2023. In June 2023 the Company signed a $145,010 unsecured promissory note with the same lender with a maturity date of September 1, 2023 after issuance with an interest rate charge of 18% per annum which shall accrue and be paid on the maturity date. The Company has the right to prepay this note without penalty. In October 2023 after the maturity of the notes, the Company entered into two separate new notes; (a) $200,000 Promissory Note with 12% interest per annum which shall be paid on the maturity date which is December 31, 2023. In conjunction with the issuance of the Promissory Note, the Company also issued the investor a five-year warrant (the “Warrant”) to purchase 14,000 shares of Company common stock with an exercise price of $2.16 per share, which was 120% of the closing price of the Company’s common stock on the date of issuance; (b) the Company issued the investor a convertible promissory note in principal amount of $94,685.91 The maturity of the Convertible Promissory Note is May 26, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate of $1.80 per share, which was the closing price of the Company’s common stock on the date of issuance. In conjunction with the Convertible Promissory Note, the Company also issued the investor 6,629 shares of Company common stock and a five-year warrant to purchase 6,629 shares of Company common stock with an exercise price of $2.15 per share, which was 120% of the closing price of the Company’s common stock on the date of issuance. In December 2023, the Company entered into an amendment with holder of an Amendment to Convertible Promissory Notes issued in October 2023 whereby the holder of the Note agreed that the Note would not be convertible into shares of Company Common Stock unless and until the Company’s shareholders approve such conversion per NASDAQ Listing Rule 5635(d). The Company and the Note holder also entered into amendments to the warrants to purchase common stock issued in connection with the issuance of the Note, pursuant to which the holder of the Warrants agreed that the Warrants would not become exercisable unless and until the Company’s shareholders approve the exercise of the Warrants pursuant to NASDAQ Listing Rule 5635(d).The promissory notes are subordinated to the Company’s senior lenders. Accrued and unpaid interest as of December 31, 2023 was $6,433 and unamortized financing costs were $21,431.

2.

In December 2022, the Company entered into an unsecured promissory note with its Chief Executive Officer, a related party in exchange for $55,000. The maturity of the promissory note is four months from the date of issuance and carries an interest rate of 15% per annum. In conjunction with the promissory note, the Company also issued a warrant to purchase 23,625 shares of common stock which expires five years December 15, 2022 and has an exercise price of $0.20 with respect to 11,813 shares underlying the Warrant and $0.25 with respect to 11,812 shares underlying the Warrant. The promissory note is subordinated to the Company’s senior lender. In addition, in December 2022, the Company entered into an unsecured convertible promissory note with the same related party in exchange for $80,000. The maturity of the convertible note is March 31, 2023 and carries an interest rate of 15% per annum and is convertible into Company common stock at a conversion rate of $0.08 per share. The Convertible Note was converted into 1,019,315 shares of Common Stock in January 2023 and the Promissory Note was fully repaid in March 2023.

3.

In June 2023 the Company entered into a promissory note with an entity controlled by its Chief Executive Officer, a related party. The Note is for $250,000 with $50,000 paid to the Holder on issuance for net proceeds of $200,000 and matures on December 31, 2023. The Note carries an interest of 15% per annum as interest is payable monthly in arrears with principal due at maturity. There is no penalty for early payoff. If an event of default occurs, the Note along with any outstanding and accrued interest is convertible into the Company’s Common Stock at $7.45 at the sole discretion of the issuer. The promissory note is subordinated to the Company’s senior lender. Accrued and unpaid interest as of December 31, 2023 was $3,184.

F-36

14. SUBSEQUENT EVENTS

On January 1, 2024, the Company entered into an Asset Purchase Agreement  with Ally Commerce, Inc. dba FeatherPay ( “FeatherPay”). FeatherPay was engaged in the business of healthcare billing and payment processing.  As consideration for the acquired assets: (i) the Company paid to FeatherPay $500,000 in cash, and (ii) the Company agreed to issue to FeatherPay’s stockholders an aggregate of $4,800,000 worth of shares (the “Stock Consideration”) of Company’s Series A Preferred Stock, par value $0.0001 at $10.00 per share totaling 480,000 shares. The transactions contemplated by the Agreement were consummated concurrent with the execution of the Agreement, and the shares of the Company’s Series A Preferred Stock were issued to the Seller’s stockholders pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

In connection with the issuance of the Stock Consideration, and concurrent with the execution of the Agreement, the Company and FeatherPay’s stockholders entered into a Subscription Agreement, dated January 1, 2024 (the “Subscription Agreement”), whereby the Company will issue the Series A Preferred Stock to the FeatherPay’s’s stockholders. The Company’s Series A Preferred Stock have the rights, preferences, powers, privileges and restrictions, qualifications and limitations as set forth in the Company’s final prospectus and definitive proxy statement dated July 11, 2023. Pursuant to the Subscription Agreement, the Subscribers’ (as defined in the Subscription Agreement) ability to convert the Series A Preferred Stock into shares of the Company’s Common Stock, par value $0.0001, is limited to the extent that such conversion would not require approval of the Company’s stockholders in connection with the rules of the Nasdaq Stock Market. In the event that such conversion is limited by the Subscription Agreement, the Company shall seek shareholder approval of such conversions, and in no event more than 180 days following the date that such securities would have otherwise been convertible into share of the Company’s Common Stock.

On January 1, 2024, the Company entered into an Asset Purchase Agreement with Teamworx LLC (“Teamworx”). Teamworx was engaged in the business of healthcare billing and payment processing.  Pursuant to the Agreement, the Company purchased the assets of the Seller utilized in the Seller’s business. As consideration for the acquired assets: (i) the Company paid to Seller $125,000 in cash, and (ii) the Company agreed to issue to Seller $575,000 worth of shares of Company Series A Preferred Stock at $10.00 per share totaling 57,500 shares. The shares of Company Series A Preferred Stock will be issued to the Seller pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.  The Seller agreed to cover their cash consideration into a Note Payable maturing on January 31, 2024 without any interest. On February 1, 2024 the Seller agreed to a new Note Payable with 12% annual interest maturing February 29, 2024. On February 28, 2024 the Seller agreed to extend the maturing date to March 31, 2024

In connection with the issuance of the Stock Consideration, and concurrent with the execution of the Agreement, the Company and Seller’s stockholders entered into a Subscription Agreement, dated January 1, 2024 (the “Subscription Agreement”), whereby the Company will issue the Series A Preferred Stock to the Seller’s stockholders. The Company’s Series A Preferred Stock have the rights, preferences, powers, privileges and restrictions, qualifications and limitations as set forth in the Company’s final prospectus and definitive proxy statement dated July 11, 2023. Pursuant to the Subscription Agreement, the Subscribers’ (as defined in the Subscription Agreement) ability to convert the Series A Preferred Stock into shares of the Company’s Common Stock, par value $0.0001, is limited to the extent that such conversion would not require approval of the Company’s stockholders in connection with the rules of the Nasdaq Stock Market. In the event that such conversion is limited by the Subscription Agreement, the Company shall seek shareholder approval of such conversions, and in no event more than 180 days following the date that such securities would have otherwise been convertible into share of the Company’s Common Stock.

On January 1, 2024, the Company entered into an Asset Purchase Agreement  with Verifi Dental, Limited (the “Seller”). The Seller was engaged in the business of healthcare billing and payment processing. As consideration for the acquired assets: (i) the Company paid to Seller $360,000 in cash, and (ii) the Company agreed to issue to Seller $840,000 worth of shares of Company Series A Preferred Stock at $10.00 per share totaling 84,000 shares. The shares of Company Series A Preferred Stock will be issued to the Seller pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

F-37

In connection with the issuance of the Stock Consideration, and concurrent with the execution of the Agreement, the Company and Seller’s stockholders entered into a Subscription Agreement, dated January 1, 2024 (the “Subscription Agreement”), whereby the Company will issue the Series A Preferred Stock to the Seller’s stockholders. The Company’s Series A Preferred Stock have the rights, preferences, powers, privileges and restrictions, qualifications and limitations as set forth in the Company’s final prospectus and definitive proxy statement dated July 11, 2023. Pursuant to the Subscription Agreement, the Subscribers’ (as defined in the Subscription Agreement) ability to convert the Series A Preferred Stock into shares of the Company’s Common Stock, par value $0.0001, is limited to the extent that such conversion would not require approval of the Company’s stockholders in connection with the rules of the Nasdaq Stock Market. In the event that such conversion is limited by the Subscription Agreement, the Company shall seek shareholder approval of such conversions, and in no event more than 180 days following the date that such securities would have otherwise been convertible into share of the Company’s Common Stock.

On February 1, 2024, the Company entered into a securities purchase agreement with an investor, pursuant to which the Company issued the investor a convertible note in principal amount of $50,000 in exchange for $50,000. The maturity of the convertible note is February 1, 2025 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance. The convertible note is being sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act as sales to an accredited investor, and in reliance on similar exemptions under applicable state laws.

On February 1, 2024, the Company entered into a securities purchase agreement with an investor, pursuant to which the Company issued the investor a convertible note in principal amount of $5,000 in exchange for $5,000. The maturity of the convertible note is February 1, 2025 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance. The convertible note is being sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act as sales to an accredited investor, and in reliance on similar exemptions under applicable state laws.

On February 9, 2024, the Company issued a convertible note entered into a securities purchase agreement with an investor with an effective date of December 29, 2023, pursuant to which the Company in principal amount of $473,743 in exchange for the conversion of a payable in the amount of $473,743. The maturity of the convertible note is June 1, 2024 and carries an interest rate of 12% per annum and is convertible into Company common stock at a conversion rate equal to 100% of the closing price of the Company’s common stock on December 29, 2023, provided such conversion right is subject to approval of the transaction by the Company’s shareholders.

On February 12, 2024, the Company entered into a Forbearance Agreement with its senior secured lender whereby the Company agreed to make $300,000 payment to cure certain defaults under the original Loan Agreement. In addition the Company agreed to increase the default rate of interest in the Loan Agreement, report certain financial and cash metrics on a weekly basis, budgetary updates as well as pay down of balance of 10% of all financing raised over $500,000, in exchange for interest only payments until July 2024 and waiver of all covenants.

As discussed in Note 4 – Stockholder’s Equity, on February 14, 2024, the Company provided termination notification Arena for the Purchase Agreement entered into by the parties on September 12, 2023 with an effective date of February 15, 2024. There were no penalties associated with the termination. The Company expensed the balance of the deferred financing fees it had capitalized associated with the transaction.

On February 26, 2024, The Company executed a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”). Pursuant to the terms and conditions of the Purchase Agreement, the Investors agreed to purchase from the Company unsecured convertible notes in the aggregate principal amount of up to $2,375,000. The Purchase Agreement contemplates funding of the investment across two tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $1,375,000 will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $1,250,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), the Company will also issue the Investors 85,174 shares of Company common stock (the “Commitment Shares”). Subject to satisfying the conditions discussed below, the Company has the right under the Purchase Agreement, but not the obligation, to require that the Investors purchase additional Notes at one additional closing. Upon notice, the Company may require that the Investors purchase an additional aggregate principal amount of $1,100,000 of Notes, in exchange for aggregate gross proceeds of $1,000,000, if, among other items, (i) the Registration Statement (as described below) is effective; and (ii) the Shareholder Approval (as described below) has been obtained. The Notes will mature 12 months from their respective issuance date (the “Maturity Date”), unless earlier converted. Commencing on the six-month anniversary of the issue date, the Company will be required to make monthly amortization payments pursuant to the Note of approximately 1/6th of the principal amount of the Note per month (the “Amortization Payments”). The Notes will be the Company’s unsecured obligations and equal in right of payment with all of our other indebtedness and other indebtedness of any of our subsidiaries. The Notes were issued with an original issue discount of 10.0% per annum, and will not accrue additional interest during the term; provided that the interest rate of the Notes will automatically increase to 16% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default. Each holder of Notes may convert all, or any part, of the outstanding Notes, at any time at such holder’s option, into shares of the Company’s common stock at an initial “Conversion Price” of $1.848 per share, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. With limited exceptions, if the Company at any time while a Note is outstanding, issues any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise), at an effective price per share less than the Conversion Price then the Conversion Price shall be reduced to the same price as the new investment.  A holder shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of the Company’s common stock outstanding immediately after giving effect to such conversion. If the Company fails to make any Amortization Payments when due, then each holder may alternatively elect to convert all or any portion of such holder’s Notes at a conversion price equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the common stock during the five (5) consecutive trading days immediately prior to such conversion. The Company received a waiver for untimely filing of its regulatory reporting requirements from the lender.

On March 29, 2024the Company’s Board of Directors upon the recommendation of the Compensation Committee of the Board, approved the amendment of the Company’s 2023 Stock Plan (the “Plan”), subject to approval by the Company’s stockholders at its 2024 Annual Meeting of Stockholders (the “Annual Meeting”), to increase the aggregate number of shares of Company common stock that may be issued pursuant to Awards (as defined in the Plan) by 11,000,000 shares (the “Plan Amendment”).

On March 29, 2024, the Compensation Committee approved a management incentive plan pursuant to which it agreed to issue ten-year options with an immediate vest to purchase shares of Company common stock at an exercise price of $3.10 per share, subject to the approval of the Plan Amendment at the Annual Meeting, to the following officers, among other employees, (i) Robert McDermott, Chief Executive Officer and President – options to purchase 1,817,742 shares of Company common stock; (ii) Archit Shah, Chief Financial Officer – options to purchase 482,259 shares of Company common stock; (iii) David Fidanza, Chief Information Officer – options to purchase 352,420 shares of Company common stock; (iv) Muralidar Chakravarthi, Chief Technology Officer – options to purchase 352,420 shares of Company common stock; (v) Jeffrey Stellinga, Vice President – options to purchase 352,420 shares of Company common stock.

On April 2, 2024 the Company entered into a promissory note in the principal amount of $200,000 with an existing investor. The maturity of the promissory note is June 30, 2024 and carries an interest rate of 12% per annum. The note is subordinate to the Company’s senior lenders.

On April 8, 2024 with an effective date of January 1, 2024, the Company entered into a securities purchase agreement with a related party pursuant to which the Company issued the related party a convertible note in the principal amount of $200,000 in exchange for $200,000. The maturity of the convertible note is April 30, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance. In conjunction with the April 8, 2024 Note, we issued the investor a five-year warrant to purchase 30,000 shares of our common stock with an exercise price of $1.50.

On April 8, 2024 with an effective date of January 1, 2024, the Company entered into a securities purchase agreement with a related party pursuant to which the Company issued the related party a promissory note in the principal amount of $260,000 in exchange for $260,000. The maturity of the promissory note is April 30, 2024 and carries an interest rate of 20% per annum. In conjunction with the April 8, 2024 Note, we issued the investor a five-year warrant to purchase 39,000 shares of our common stock with an exercise price of $1.50.

F-38

 iCoreConnect Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	March 31,	December 31,
	2024	2023
ASSETS	(unaudited)
Cash	$138,031	$1,219,358
Accounts receivable, net	512,148	563,905
Prepaid expenses and other current assets	719,347	1,725,062
Total current assets	1,369,526	3,508,325

Property and equipment, net	188,895	202,421
Right of use lease asset - operating	1,060,267	1,122,412
Software development costs, net	1,125,368	903,412
Acquired technology, net	6,792,028	-
Customer relationships, net	2,729,920	2,980,412
Forward purchase agreement	5,784,556	5,484,556
Goodwill	1,484,966	1,484,966
Total long-term assets	19,166,000	12,178,179

TOTAL ASSETS	$20,535,526	$15,686,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$4,894,053	$3,243,338
Operating lease liability, current portion	240,705	241,945
Notes payable, current portion	6,388,603	4,720,454
Related party notes payable	572,127	550,975
Deferred revenue	180,712	119,598
Total current liabilities	12,276,200	8,876,310

Long-term debt, net of current maturities	1,195,432	1,420,137
Operating lease liability, net of current portion	886,014	945,889
Total long-term liabilities	2,081,446	2,366,026

TOTAL LIABILITIES	14,357,646	11,242,336

STOCKHOLDERS’ EQUITY

Preferred Stock par value $0.0001; 40,000,000 shares authorized; Issued and Outstanding: 4,376,709 as of March 31, 2024 and 3,755,209 as of December 31, 2023	438	376
Common Stock par value $0.0001; 100,000,000 shares authorized; Issued and Outstanding: 10,240,398 as of March 31, 2024 and 10,068,477 as of December 31, 2023	1,024	1,007
Additional paid-in-capital	126,386,147	119,481,543
Accumulated deficit	(120,209,729)	(115,038,758)
TOTAL STOCKHOLDERS’ EQUITY	6,177,880	4,444,168

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,535,526	$15,686,504

The accompanying notes to the condensed consolidated financial statements

F-39

iCoreConnect Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,	March 31,
	2024	2023
	(unaudited)	(unaudited)

Revenue, net	$2,723,363	1,840,371
Cost of sales	513,097	491,449
Gross profit	2,210,266	1,348,922

Expenses
Selling, general and administrative	4,519,898	2,411,071
Depreciation and amortization	732,553	288,909
Total operating expenses	5,252,451	2,699,980
Loss from operations	(3,042,185)	(1,351,058)

Other income (expenses)
Interest expense	(226,467)	(257,913)
Finance charges	(1,302,697)	(80,063)
Change in fair value of forward purchase agreement	300,000	-
Income taxes	(54,000)	-
Other expense	(397,621)	-
Total other expenses	(1,680,785)	(337,976)

Net loss	(4,722,970)	(1,689,034)

Preferred dividend	(448,000)	-

Net loss attributable to common stockholders	$(5,170,970)	$(1,689,034)

Net loss per share available to common stockholders, basic and diluted	$(0.51)	$(0.26)

Weighted average number of shares, basic and diluted	10,100,426	6,490,738

The accompanying notes to the condensed consolidated financial statements

F-40

iCoreConnect Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023 (UNAUDITED)

					Additional		Total Stockholders’
	Common stock		Preferred Stock		Paid In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balances at January 1, 2023 (as previously reported)	181,320,528	$181,321	-	$-	$86,192,262	$(88,875,087)	$(2,501,504)
Retroactive application of reverse capitalization (Note 3)	(175,244,450)	(180,713)	-	-	180,713	(10,243,309)	(10,243,309)
Balances at January 1, 2023	6,076,078	608	-	-	86,372,975	(99,118,396)	(12,744,813)
Stock issued for cash	180,966	18			539,982		540,000
Origination fee in convertible debt agreement					80,063		80,063
Stock issued for conversion of debt	236,502	24			685,309		685,333
Stock compensation expense	5,027	1			272,982		272,983
Net loss						(1,689,034)	(1,689,034)
Balance at March 31, 2023	6,498,573	$651	-	$-	$87,951,311	$(100,807,430)	$(12,855,468)

Balances at January 1, 2024	10,068,477	$1,007	3,755,209	$376	$119,481,543	$(115,038,758)	$4,444,168
Origination fee in convertible debt agreement	85,174	8			181,996		182,004
Stock issued for purchase of Verifi Dental Limited			84,000	8	839,992		840,000
Stock issued for purchase of FeatherPay			480,000	48	4,799,952		4,800,000
Stock issued for the purchase of Teamworx			57,500	6	574,994		575,000
Stock compensation expense	86,747	9			507,670		507,679
Net loss	-	-			-	(5,170,970)	(5,170,970)
Balances at March 31, 2024	10,240,398	$1,024	4,376,709	$438	$126,386,147	$(120,209,729)	$6,177,880

The accompanying notes to the condensed consolidated financial statements

F-41

iCoreConnect Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,	March 31,
	2024	2023
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,170,970)	(1,689,034)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	13,526	5,733
Amortization expense	719,028	283,176
Finance fee	182,922	80,063
Change in allowance for doubtful accounts	123,797	35,982
Stock compensation expense	507,670	272,983
Non-cash interest expense	226,466	15,535
Change in fair value of forward purchase agreement	(300,000)	-
Changes in operating assets and liabilities:
Accounts receivable	(16,822)	36,449
Prepaid expenses and other current assets	1,005,715	(56,279)
Right of use asset, net of lease liability	1,030	1,981
Accounts payable and accrued expenses	1,650,714	(192,149)
Deferred revenue	66,894	53,345
NET CASH USED IN OPERATING ACTIVITIES	(990,030)	(1,152,215)

INVESTING ACTIVITIES
Cash portion of consideration paid to acquire assets – Verifi Dental Limited	(370,000)	-
Cash portion of consideration paid to acquire assets - FeatherPay	(500,000)	-
Purchase of capital assets	-	(40,769)
Additions to capitalized software	(334,437)	(153,346)
NET CASH USED IN INVESTING ACTIVITIES	(1,204,437)	(194,115)

FINANCING ACTIVITES
Net proceeds from debt	1,423,093	2,000,000
Payments on debt	(309,953)	(586,421)
Proceeds from issuance of common stock	-	540,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,113,140	1,953,579

NET CHANGE IN CASH	(1,081,327)	607,249
CASH AT BEGINNING OF THE PERIOD	1,219,358	196,153
CASH AT END OF THE PERIOD	$138,031	$803,402

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$74,921	$215,821

The accompanying notes to the condensed consolidated financial statements

F-42

iCoreConnect Inc.

Notes to Condensed Consolidated Financial Statements

March 31, 2024

1. NATURE OF OPERATIONS

iCoreConnect Inc. (formerly known as FG Merger Corp) (collectively with its subsidiary, the “Company”), a Delaware Corporation, is a cloud-based software and technology company focused on increasing workflow productivity and customer profitability through its enterprise platform of applications and services.

Prior to August 25, 2023, the Company was a special purpose acquisition company formed for the purpose of entering into a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On August 25, 2023 (the “Closing Date”), the Company consummated the business combination contemplated by the Merger Agreement and Plan of Reorganization by and among FG Merger Corp, a special purpose acquisition company incorporated in Delaware (“FGMC”), FG Merger Sub, Inc., a Nevada corporation and wholly owned subsidiary of FGMC (“Merger Sub”), and iCoreConnect Inc., a Nevada corporation(“iCore”), dated as of January 5, 2023 (“Merger Agreement”). Pursuant to the terms of the Merger Agreement, a business combination between FGMC and iCore. was affected through the merger of Merger Sub with and into iCore, with iCore. surviving the merger as a wholly owned subsidiary of FGMC. On the Closing Date, FGMC was renamed “iCoreConnect Inc.” and the previous iCoreConect Inc. was renamed “iCore Midco, Inc.” (“Old iCore”).

Business Combinations

On January 1, 2024 the Company completed the acquisitions for substantial all the assets of (a)Ally Commerce, Inc. dba FeatherPay; (b) Verifi Dental, Limited; and (c) Teamworx LLC which are all accounted for as asset acquisitions. On September 1, 2023, the Company completed the acquisitions for substantially all of the assets of Preferred Dental Development, LLC which was accounted for as an asset acquisition.

Going Concern and Liquidity

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

For the three months ended March 31, 2024, the Company generated an operating loss of $3,042,185. In addition, at March 31, 2024, the Company has an accumulated deficit, and net working capital deficit of $120,209,729 and $10,906,674 respectively. The Company’s activities were primarily financed through private placements of equity securities and issuance of debt. The Company intends to raise additional capital through the issuance of debt and/or equity securities to fund its operations. The Company is reliant on future fundraising to finance operations in the near future. Such financings may not be available on terms satisfactory to the Company, if at all. In light of these matters, there is substantial doubt that the Company will be able to continue as a going concern for a period of 12 months from the issuance date of these financial statements.

Currently, management intends to develop an improved healthcare communications system and intends to develop alliances with strategic partners to generate revenues that will sustain the Company. While management believes in the viability of its strategy to increase revenues and in its ability to raise additional funds, there can be no assurances to that effect. Management’s ability to continue as a going concern is ultimately dependent upon its ability to continually increase the Company’s customer base and realize increased revenues from signed contracts. The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-43

2. SUMMARY OF SIGNFICANT ACCOUNTING POLICES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Annual Report on Form 10K as filed with the SEC on April 19, 2024 and Form 10-K/A as filed with the SEC on April 29, 2024. The interim results for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are customer obligations due under normal trade terms. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the potential inability of certain customers to make required future payments on amounts due. Management determines the adequacy of this allowance by periodically evaluating the aging and past due nature of individual customer accounts receivable balances and considering the customer’s current financial situation as well as the existing industry economic conditions and other relevant factors that would be useful in assessing the risk of collectability. If the future financial condition of the Company’s customers were to deteriorate, resulting in their inability to make specific required payments, additions to the allowance for doubtful accounts may be required. In addition, if the financial condition of customers improves and collections of amounts outstanding commence or are reasonably assured, then the Company may reverse previously established allowances for doubtful accounts. The Company has estimated and recorded an allowance for doubtful accounts of approximately $37,097 at March 31, 2024 and $102,061 December 31, 2023.

Software Development Costs and Acquired Software

The Company accounts for software development costs, including costs to develop software products or the software component of products to be sold to external users. In accordance with ASC 985-730, Computer Software Research and Development, research and planning phase costs are expensed as incurred and development phase costs including direct materials and services, payroll and benefits and interest costs are capitalized.

The Company has determined that technological feasibility for its products to be marketed to external users was reached before the release of those products. As a result, the development costs and related acquisition costs after the establishment of technological feasibility were capitalized as incurred. Capitalized costs for software to be sold to external users and software acquired in a business combination are amortized based on current and projected future revenue for each product with an annual minimum equal to the straight-line amortization over three years.

Long-Lived Assets and Goodwill

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10-35, Property, Plant and Equipment, Impairment or Disposal of Long-lived Assets. This accounting standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. As part of its impairment assessment in 2023 the Company determined that the carrying value of an intangible asset for customer list exceed its fair value and as such recorded an impairment expense in quarter 4 of 2023 in the amount of $105,676. As of March 31, 2024 there was no impairment of Long-lived Assets.

The Company accounts for goodwill and intangible assets in accordance with ASC 350, Intangibles – Goodwill and Other. Goodwill represents the excess of the purchase price of an entity over the estimated fair value of the assets acquired and liabilities assumed. ASC 350 requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.  The Company assess goodwill impairment by the amount by which the carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. As of March 31, 2024 and December 31, 2023 there was no impairment of the Company’s Goodwill.

F-44

Revenue Recognition

We have 6 primary sources of revenue as of March 31, 2024 and December 31, 2023:

We have 6 primary sources of revenue

1.	Electronic Prescription Software
2.	Insurance Verifications
3.	ICD-10 Medical Coding Software
4.	Encrypted and HIPAA Compliant Secure email
5.	Analytics
6.	MSaaS software

1) Electronic Prescription software services are provided on an annual subscription basis using the software as a service (‘SaaS’) model with revenue recognized ratably over the contract term.

2). Insurance verification services are provided on an annual subscription basis using SaaS model with revenue recognized ratably over the contract term.

3) ICD-10 Medical Coding services are provided on an annual subscription basis using the software as a SaaS model with revenues recognized ratably over the contract term.

4) Encrypted and HIPAA compliant and secure email services are provided on an annual subscription basis using the SaaS model with revenues recognized ratably over the contract term.

5) Analytics automatically compiles real-time KPI data on an intuitive dashboard which saves time and helps focus the team during the morning huddle. Additionally, the Practice Metrics page provides custom reporting with rich graphics helping management to view revenue, claims, AR, scheduling and more.

6) MSaaS software services are provided on an annual subscription basis using the software as a service (‘SaaS’) model with revenue recognized ratably over the contract term.

The Company accounts for revenue from contracts with customers in accordance with ASU No. 2017-09, Revenue from Contracts with Customers and a series of related accounting standard updates (collectively referred to as “Topic 606”). This guidance sets forth a five-step revenue recognition model which replaced the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance and to require more detailed disclosures. The five steps of the revenue recognition model are: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

At contract inception, the Company assesses the goods and services promised in the contract with customers and identifies a performance obligation for each. To determine the performance obligation, the Company considers all products and services promised in the contract regardless of whether they are explicitly stated or implied by customary business practices. The timing of satisfaction of the performance obligation is not subject to significant judgment. The Company measures revenue as the amount of consideration expected to be received in exchange for transferring goods and services. Revenue is recognized net of any taxes collected from customers that are subsequently remitted to governmental authorities.

The Company’s customers are acquired through its own salesforce and through the referrals from its many state association marketing partners. The Company primarily generates revenue from multiple software as a service (SaaS) offerings, which typically include subscriptions to its online software solutions. The Company’s secondary source of revenue is professional services and other revenue related to customer onboarding, IT services and equipment sales that often precede a subscription service offering purchased by the customer. Approximately 90% of the Company’s revenue is subscription based with the remainder being professional services and other IT related revenue. The geographic concentration of the Company’s revenue is 100% in North America.

For the three months ended March  31, 2024 and 2022, disaggregated revenues were recurring revenues of  $2,595,050 and $1,703,815, respectively and non-recurring revenues of $128,313 and $136,556, respectively.

F-45

Management has determined that it has the following performance obligations related to its products and services: multiple SaaS offerings, which typically include subscriptions to our online software solutions. Revenue from Software as a Service, hardware, service repairs, and support & maintenance are all recognized at a point in time when control of the goods is transferred to the customer, generally occurring upon shipment or delivery dependent upon the terms of the underlying contract, or services is completed. Our customers do not have the right to take possession of the online software solution. Revenue from subscriptions, including additional fees for items such as incremental contacts, is recognized ratably over the subscription period beginning on the date the subscription is made available to customers. Substantially all subscription contracts are one year. We recognize revenue from on-boarding services and equipment as the services are provided. Amounts billed that have not yet met the applicable revenue recognition criteria are recorded as deferred revenue.

For contracts with customers that contain multiple performance obligations, the Company accounts for the promised performance obligations separately as individual performance obligations if they are distinct. In determining whether performance obligations meet the criteria for being distinct, the Company considers several factors, including the degree of interrelation and interdependence between obligations and whether or not the good or service significantly modifies or transforms another good or service in the contract. After identifying the separate performance obligations, the transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company generally determines the standalone selling prices based on the prices charged to customers. Judgment may be used to determine the standalone selling prices for items that are not sold separately, including taking into consideration either historical pricing practices or an adjusted market assessment. Unsatisfied and partially unsatisfied performance obligations as of the end of the reporting period primarily consist of products and services for which customer purchase orders have been accepted and that are in the process of being delivered.

Transaction price is calculated as the selling price less any variable consideration, consisting of rebates and discounts. Discounts provided to customers are known at contract inception. Rebates are calculated on the “expected value” method where the Company (1) estimates the probability of each rebate amount which could be earned by the distributor, (2) multiplies each estimated amount by its assigned probability factor, and (3) calculates a final sum of each of the probability-weighted amounts calculated in step (2). The sum calculated in step (3) is the rebate amount, which along with discounts reduces the amount of revenue recognized.

The Company has elected to account for shipping and handling activities that occur after the customer has obtained control of a good as a fulfillment cost rather than as an additional promised service. As a result, the Company accrues the costs of shipping and handling when the related revenue is recognized. Costs incurred for shipping and handling are included in costs of goods sold on the Consolidated Statements of Operations. Amounts billed to a customer for shipping and handling are reported as revenue on the Consolidated Statements of Operations.

Advertising Costs

Advertising costs are reported in selling, general and administrative expenses and include advertising, marketing and promotional programs and are charged as expenses in the year in which they are incurred. Advertising costs were $208,085 and $125,048 for the three months ended March 31, 2024 and 2023, respectively.

Accounting for Derivative Instruments

The Company accounts for derivative instruments in accordance with ASC 815 “Derivatives and Hedging”, which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements.

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and preferred stock instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

F-46

Financial Instruments With Down Round Features

The Company follows the guidance of FASB ASU 2017-11, “Earnings per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); and Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features. ASU 2017-11 simplifies the accounting for certain financial instruments with down round features, a provision in an equity-linked financial instrument (or embedded feature) that provides a downround adjustment of the current exercise price based on the price of the future equity offerings. The standard requires companies to disregard the down round feature when assessing whether the instrument is indexed to its own stock, for the purposes of determining liability of equity classification. Companies that provide earning per share (“EPS”) data will adjust their diluted EPS calculation for the effect of the feature when triggered (i.e. when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature) and will also recognize the effect of the trigger within equity.

Income Taxes

The Company follows the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse. Valuation allowances are established when it is necessary to reduce deferred income tax assets to the amount, if any, expected to be realized in future years.

ASC 740, Accounting for Income taxes (“ASC 740”), requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent we believe a portion more likely than not will not be realized. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent cumulative loss experience and expectations of future taxable income by taxing jurisdictions, the carry forwarding periods available to us for tax reporting purposes and other relevant factors.

The Company has not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there has been no unrecognized benefit or penalty. If there were an unrecognized tax benefit or penalty, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company files U.S. Federal income tax returns and various returns in state jurisdictions. The Company’s open tax years subject to examination by the Internal Revenue Service and the state Departments of Revenue generally remain open for three years from the date of filing.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding for the period. Diluted net loss per share reflects the potential dilution of securities by adding other Common Stock equivalents, including stock options, shares issuable on exercise of warrants, convertible preferred stock and convertible notes in the weighted average number of common shares outstanding for a period, if dilutive. Common stock equivalents that are anti-dilutive were excluded from the computation of diluted earnings per share which consisted of all outstanding common stock options and warrants.

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Beneficial Conversion Features and Warrants

The Company evaluates the conversion feature of convertible debt instruments to determine whether the conversion feature was beneficial as described in ASC 470-30, Debt with Conversion and Other Options. The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt that has conversion features at fixed or adjustable rates that are in-the-money when issued and records the relative fair value of any warrants issued with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to the warrants and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion features, both of which are credited to additional paid-in capital. The Company calculates the fair value of warrants with the convertible instruments using the Black-Scholes valuation model.

Under these guidelines, the Company first allocates the value of the proceeds received from a convertible debt transaction between the convertible debt instrument and any other detachable instruments included in the transaction (such as warrants) on a relative fair value basis. A BCF is then measured as the intrinsic value of the conversion option at the commitment date, representing the difference between the effective conversion price and the Company’s stock price on the commitment date multiplied by the number of shares into which the debt instrument is convertible. The allocated value of the BCF and warrants are recorded as a debt discount and accreted over the expected term of the convertible debt as interest expense. If the intrinsic value of the BCF is greater than the proceeds allocated to the convertible debt instrument, the amount of the discount assigned to the BCF is limited to the amount of the proceeds allocated to the convertible debt instrument.

Leases

The Company adopted ASU No. 2016-02, Leases and a series of related Accounting Standards Updates that followed (collectively referred to as “Topic 842”). Topic 842 requires organizations to recognize right-of-use (“ROU”) lease assets and lease liabilities on the balance sheet and to disclose key information about leasing arrangements. The classification criteria for distinguishing between finance leases and operating leases are substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance. The FASB retained the distinction between finance leases and operating leases, leaving the effect of leases in the statement of comprehensive income and the statement of cash flows largely unchanged from previous U.S. GAAP. The Company utilized the transition method allowed under ASU 2018-11 in which an entity initially applies the new lease standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption, if any.

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The Company determines, at contract inception, whether or not an arrangement contains a lease and evaluates the contract for classification as an operating or finance lease. For all leases, ROU assets and lease liabilities are recognized based on the present value of lease payments, including annual rent increases, over the lease term at commencement date. If the Company’s lease does not provide an implicit rate in the contract, the Company uses its incremental, secured borrowing rate based on lease term information available as of the adoption date or lease commencement date in determining the present value of lease payments. Any renewal periods are considered in the analysis of each lease to the extent that the Company considers them to be reasonably certain of being exercised.

Business Combinations

The Company applies the principles provided in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) 805, Business Combinations, to determine whether an acquisition involves an asset or a business. In determining whether an acquisition should be accounted for as a business combination or asset acquisition, The Company first determines whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this is the case, the single identifiable asset or the group of similar assets is accounted for as an asset acquisition. If this is not the case, The Company then further evaluate whether the single identifiable asset or group of similar identifiable assets and activities includes, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. If so, the transaction is accounted for as a business combination.

The Company accounts for business combinations using the acquisition method of accounting which requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed generally be measured and recognized at estimated fair value as of the acquisition date and (ii) the excess of the purchase price over the net estimated fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually.

The Company measures and recognizes asset acquisitions that are not deemed to be business combinations based on the cost to acquire the assets. Goodwill is not recognized in an asset acquisition with any consideration in excess of net assets acquired allocated to acquired assets on a relative estimated fair value basis. Transaction costs are expensed in a business combination and transaction costs directly attributable to an asset acquisition are considered a component of the cost of the asset acquisition.

Allowance for Credit Losses

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments —Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 326). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected.

The Company completed its assessment on the adoption date of the new standard and did not adjust the opening balance of retained earnings relating to its trade receivables. The Company writes off receivables once it is determined that they are no longer collectible, as local laws allow.

Recently Issued Accounting Pronouncements

Adopted

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting - Improving Reportable Segment Disclosures (Topic 280).”  The standard is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant expenses.  The standard requires disclosure to include significant segment expenses that are regularly provided to the CODM, a description of other segment items by reportable segment, and any additional measures of a segment’s profit or loss used by the CODM when deciding how to allocate resources.  The standard also requires all annual disclosures currently required by ASC Topic 280 to be included in interim periods.  This standard is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements.  The Company completed its assessment of the new standard and determined that the standard did not apply as the Company currently only has one reportable segment.

Not Yet Adopted

In October 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-06, “Disclosure Improvements – Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative.”  This standard affects a wide variety of Topics in the Codification.  The effective date for each amendment will be the date on which the SEC’s removal of that related disclosure from Regulation S-X or Regulation S-K becomes effective.  Early adoption is prohibited.  The Company does not expect the adoption of this standard to have a material impact on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, “Improvements to Income Tax Disclosures,” a final standard on improvements to income tax disclosures, The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid.  The standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted and should be applied prospectively.  The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

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3. BUSINESS COMBINATION AND RECAPITALIZATION

On August 25, 2023, Old iCore and FGMC consummated the Business Combination, with Old iCore surviving as a wholly owned subsidiary of FGMC. As part of the Business Combination, FGMC changed its name to iCoreConnect Inc. Upon the closing of the Business Combination (the “Closing”), the Company’s certificate of incorporation provided for, among other things, a total number of authorized shares of capital stock of 140,000,000 shares, of which 40,000,000 shares were designated Series A preferred stock, $0.0001 par value per share and 100,000,000 were designated common stock, $0.0001 par value per share.

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, FGMC is treated as the “acquired” company and Old iCore is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of Old iCore issuing stock for the net assets of FGMC, accompanied by a recapitalization. The net assets of FGMC are stated at historical cost, with no goodwill or intangible assets recorded.

Upon the consummation of the Business Combination, each issued and outstanding share of Old iCore Common Stock was canceled and converted into Company Common Stock based upon the Exchange Ratio (as defined in the Merger Agreement). The shares and corresponding capital amounts and loss per share related to Old iCore Common Stock prior to the Business Combination have been retroactively restated to reflect the Exchange Ratio. All non-redeemed shares of FGMC common stock were converted into new iCoreConnect Inc. Series A preferred stock (the “Preferred Stock”) on a one for one basis.

Unvested outstanding stock options to purchase shares of Old iCore Common Stock (“Old iCore Options”) granted under the iCoreConnect Inc 2016 Stock Incentive Plan (“2016 Plan”) converted into stock options for shares of Company Common Stock upon the same terms and conditions that were in effect with respect to such stock options immediately prior to the Business Combination, after giving effect to the Exchange Ratio (the “Exchanged Options”). Old iCore Options that were vested at the time of the merger converted into shares of Company Common Stock upon the same terms and conditions that were in effect with respect to such options immediately prior to the Business Combination, after giving effect to the Exchange Ratio.

Outstanding warrants to purchase shares of Old iCore Common Stock (“Old iCore warrants”) issued and outstanding converted into shares of Company Common Stock upon the same terms and conditions that were in effect with respect to such warrants immediately prior to the Business Combination, after giving effect to the Exchange Ratio.

The following table details the number of shares of Company Common Stock issued immediately following the consummation of the Business Combination:

	Common Stock	Preferred Stock

Common stock of FGMC outstanding prior to business combination	8,050,000	-
Less: Redemptions of FGMC common stock	(6,460,059)	-
Common stock held by former FGMC shareholders	1,589,941	-
FGMC sponsor shares	1,692,374	-
Underwriter shares	40,250	-
Sponsor shares transferred for services	2,000	-
Sponsor shares transferred for non-redemption	373,126	-
Shares issued related to extension note	84,500	-
Total FGMC common shares outstanding prior to conversion to preferred stock	3,782,191	-
Conversion of existing FGMC common stockholders to new preferred stock	(3,782,191)	3,782,191
Shares issued to Old iCore stockholders for purchase consideration	8,095,706	-
Total	8,095,706	3,782,191

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The following table reconciles the elements of the Business Combination to the Company’s condensed consolidated statement of changes in stockholders’ equity (deficit):

Amount
Cash - FGMC trust (net of redemptions)	$17,002,897
Cash transferred to Forward Purchase Agreement	(12,569,810)
Gross proceeds	4,433,087
Less: FGMC and Old iCore transaction costs paid	(4,433,087)
Effect of Business Combination, net of redemptions and transaction costs	$-

All existing FGMC warrants were converted into Preferred Stock warrants with the same terms and conditions:

Holder	Number of Warrants	Strike Price
Underwriter	600,000	$2.00
Sponsor and Investors	10,122,313	$11.50
Sponsor	1,000,000	$15.00

4. INTANGIBLE ASSETS AND GOODWILL

The following table sets forth the gross carrying amounts and accumulated amortization of the Company’s intangible assets as of March 31, 2024 and December 31, 2023:

	Gross Carrying Amount	Impairment	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Capitalized software	$3,741,511	$-	$(2,838,099)	$903,412
Customer relationships	5,272,578	(105,676)	(2,186,490)	2,980,412
Acquired technology	1,527,186	-	(1,527,186)	-
Total definite-lived intangible assets at December 31, 2023	10,541,275	(105,676)	(6,551,775)	3,883,824

Capitalized software	4,075,948	-	(2,950,580)	1,125,368
Customer relationships	5,166,903	-	(2,436,983)	2,729,920
Acquired technology	7,148,083	-	(356,055)	6,792,028
Total definite-lived intangible assets at March 31, 2024	$16,390,934	-	$(5,743,618)	$10,647,316

In January 2024, the Company purchased Acquired Technology in the amount of $7,148,083. In September 2023, the Company purchased customer relationships in the amount of $1,559,145. The Company also added $334,437 in capitalized software for the three months ended March 31, 2024. Amortization expense of intangible assets was $719,028 and $283,176 for the three months ended March 31, 2024 and 2023, respectively. The Company’s amortization is based on no residual value using the straight-line amortization method as it best represents the benefit of the intangible assets.

The following table sets forth the changes in the carrying amount of goodwill for the three months ended March 31, 2024 and year ended December 2023:

Total
Balance at December 31, 2023	$1,484,966
2024 acquisitions	-
Balance at March 31, 2024	$1,484,966

5. FORWARD PURCHASE AGREEMENT

On August 14, 2023, the Company entered into Prepaid Forward Purchase Agreement (the “FPA”) with Old iCore and RiverNorth SPAC Arbitrage Fund, L.P., a Delaware limited partnership (the “Purchaser”).

In accordance with the FPA and subject to the terms and conditions set forth therein, the Purchaser purchased the lesser of (a) 1.5 million shares of FGMC Common Stock and (b) such number of shares of FGMC Common Stock as shall, following the Business Combination, not exceed 9.9% of the total number of shares of FGMC Common Stock to be outstanding (such shares to be purchased, the “Forward Purchase Shares”) from public shareholders for a price no greater than the redemption price per share as is indicated in FGMC’s most recently filed periodic report (the “Prepaid Forward Purchase Price”).

In accordance with the terms of the Business Combination, upon the consummation of the Business Combination, each Forward Purchase Share automatically converted into one share of Preferred Stock (including the shares of the Company’s Common Stock underlying the Preferred Stock, the “Purchased Shares”).

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Upon the Business Combination closing, 100,000 Purchased Shares were deemed to be “Commitment Shares” and the remaining Purchased Shares were deemed to be “Prepaid Forward Purchase Shares”.

Upon the closing of the Business Combination FGMC caused Purchaser to be paid directly out of the funds held in FGMC’s trust account, a cash amount (the “Prepayment Amount”) equal to the number of Purchased Shares multiplied by the amount paid to redeeming stockholders in connection with the Business Combination (the “Redemption Price”). The Redemption Price was $10.69.

Upon the sale of the Prepaid Forward Purchase Shares (or underlying FGMC Common Stock) by the Purchaser, the Purchaser will remit the Reference Price (as defined below) per share to FGMC. On the earlier to occur of:

•	the occurrence of a “Registration Failure” (as defined in the FPA), and

•

the date that is twelve months after the closing of the Business Combination (the “Maturity Date”), then, for any Common Stock underlying the Prepaid Forward Purchase Shares not sold by the Purchaser, the Purchaser shall, on the 25th trading day after the Maturity Date (the “Payment Date”), pay the Company an amount equal to (i) the number of Prepaid Forward Purchase Shares that the Purchaser held on the Maturity Date, multiplied by (ii) the lowest daily volume weighted average price per share of FGMC Common Stock during the twenty trading days beginning on the day after the Maturity Date less $0.15.

Between the Maturity Date and the Payment Date, the Purchaser may not sell more than a number of Prepaid Forward Purchase Shares per day equal to the greater of (i) 5% of the Purchased Shares owned by the Purchaser at the Maturity Date and (ii) 10% of the daily trading volume on such date.

The Purchaser has agreed that until the Maturity Date, the Common Stock underlying the Prepaid Forward Purchase Shares may not be sold for a price less than the Reference Price. The “Reference Price” will initially equal the Redemption Price and will be reduced (but never increased) each month commencing on the first day of the month starting 30 days after the Business Combination closing to the volume weighted average price of the FGMC Common Stock for the preceding 10 trading days, but in no event less than $10.00 per share (the “Floor”) unless in the Company’s sole discretion, the Floor is lowered. Any reduction of the Floor shall be accomplished through a written notice from the Company to Purchaser.

The FPA provides for certain registration rights. In particular, FGMC is required to, within 30 calendar days following written request by Purchaser, file with the SEC a registration statement registering the resale of all shares held by Purchaser and have such registration statement declared effective as soon as practicable after the filing thereof.

6. NOTES PAYABLE

		March 31,	December 31,
		2024	2023
(2)	Note bearing interest at 18% due October 1, 2026	25,325	27,540
(3)	Secured Promissory Note bearing interest at 17.5% due February 28, 2026	1,753,761	1,988,793
(4)	Promissory Note bearing interest at 12%, due October 31, 2023	-	38,609
(5)	Convertible Note bearing interest at 12% due May 13, 2024	369,560	388,380
(6)	Convertible Note bearing interest at 12%, due October 31, 2024	564,513	569,391
(6)	Convertible Note bearing interest at 12%, due December 18, 2024	572,407	574,961
(7)	Convertible Note bearing interest at 12%, due December 19, 2024	79,813	80,722
(8)	Convertible Note bearing interest at 12%, due December 19, 2024	79,813	80,509
(5)	Convertible Note bearing interest at 12%, due December 28, 2024	125,092	114,781
(1)	Convertible Note bearing interest at 12%, due June 1, 2024	527,603	473,743
(9)	Promissory Note bearing interest at 15%, due December 26, 2024	2,074,795	2,000,000
(21)	Promissory Note bearing interest at 12%, due May 3, 2024	127,425	-
(11)	Convertible Note bearing interest at 12%, due February 1, 2025	57,629	-
(12)	Convertible Note bearing interest at 12%, due February 1, 2025	5,763	-
(13)	Convertible Note bearing interest at 16%, due February 26, 2025	404,225	-
(13)	Convertible Note bearing interest at 16%, due February 26, 2025	1,280,047	-
	Total notes payable	8,047,771	6,337,429
	Less: Unamortized debt discounts	(104,167)	-
	Less: unamortized financing costs	(359,569)	(196,837)
	Total notes payable, net of financing costs	7,584,035	6,140,592
	Less current maturities	(6,388,603)	(4,720,455)
	Total Long-Term Debt	$1,195,432	$1,420,137

1.

On February 9, 2024, the Company issued a convertible note entered into a securities purchase agreement with an investor with an effective date of December 29, 2023, pursuant to which the Company in principal amount of $473,743 in exchange for the conversion of a payable in the amount of $473,743. The maturity of the convertible note is June 1, 2024 and carries an interest rate of 12% per annum and is convertible into Company common stock at a conversion rate equal to 100% of the closing price of the Company’s common stock on December 29, 2023, provided such conversion right is subject to approval of the transaction by the Company’s shareholders.

2.

In November 2021, the Company signed a $40,071 equipment finance agreement with a maturity date 60 months after issuance from a third-party financing company. Payments of principal and interest of $791 are due monthly.

3.

On February 28, 2022, the Company signed a $2,000,000 secured promissory note with a maturity date 48 months after issuance and received in exchange $1,970,000 net of fees. An Interest charge of 17.5% per annum shall accrue, with interest only payments being made for the first six months after which both interest and principal will be due. The Company has right of prepayment subject to certain minimum interest payments being made. The Prepayment Fee shall be (i) equal to 6 months’ interest that would have accrued with regard to the prepaid principal, if prepaid prior to the 2nd anniversary of the date of the Initial Advance or Subsequent Advance, as applicable, and (ii) equal to 3 months’ interest that would have accrued with regard to the prepaid principal, if prepaid on or after the 2nd anniversary and prior to the 3rd anniversary of the date of the Initial Advance or Subsequent Advance, as applicable. Additionally, the Company has the following covenant requirements; maintaining a minimum cash balance of $150,000 in its combined bank accounts as well as entering into a Deposit Account Control Agreement; monthly financial reporting requirements and certifications; obtaining other indebtedness without consent; merge, consolidate or transfer assets; pledge assets as collateral; or guarantee without consent of the Lender. On February 12, 2024, the Company entered into a Forbearance Agreement with an effective date of December 31, 2024 whereby the Company agreed to make $300,000 payment to cure certain defaults under the original Loan Agreement. In addition, the Company agreed to increase the default rate of interest in the Loan Agreement, report certain financial and cash metrics on a weekly basis, budgetary updates as well as pay down of balance of 10% of all financing raised over $500,000, in exchange for interest only payments until July 2024 and waiver of all covenants

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4.

In September 2023 the Company entered into a sixty-day Promissory Note (“Note”) in the amount of $1,200,000 related to its purchase of the assets of Preferred Dental Development LLC. The Note carries an interest of 12% per annum and is subordinated to the Company’s senior lenders. The principal balance of the note was fully repaid in December 31, 2023 with only the interest portion of $38,609 outstanding as of December 31, 2023. The note was fully repaid in January 2024.  The promissory note was subordinated to the Company’s senior lenders.

5.

In October 2023, the Company entered into a promissory note for $350,000. The maturity of the Promissory Note is May 13, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate of $1.85 per share. In conjunction with the Promissory Note, the Company also issued a five-year warrant to purchase 24,500 shares of Company common stock with an exercise price of $2.04. The value of the warrants of 13,498 as determined by a Black-Scholes calculation is separated from the value of the note and expensed equally over the term of the note as a financing fee.

On December 28, 2023, the Company entered into a securities purchase agreement with the existing investor, pursuant to which the Company issued the investor a convertible note in principal amount of $100,000. The maturity of the convertible note is December 28, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $1.31 or $1.57 for the share price of conversion. In December 2023, the Company entered into an amendment with holder of an Amendment to Convertible Promissory Notes issued in October 2023 whereby the holder of the Note agreed that the Note would not be convertible into shares of Company Common Stock unless and until the Company’s shareholders approve such conversion per NASDAQ Listing Rule 5635(d). The Company and the Note holder also entered into amendments to the warrants to purchase common stock issued in connection with the issuance of the Note, pursuant to which the holder of the Warrants agreed that the Warrants would not become exercisable unless and until the Company’s shareholders approve the exercise of the Warrants pursuant to NASDAQ Listing Rule 5635(d). The promissory notes are subordinated to the Company’s senior lender.

6.

In October 2023, the Company entered into a securities purchase agreement with an investor, pursuant to which the Company issued the investor a Convertible Promissory Note in principal amount of $500,000. The maturity of the Convertible Promissory Note is October 31, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $1.58 or $1.90.

In December 2023, the Company entered into a securities purchase agreement with the existing investor, pursuant to which the Company issued the investor a convertible note in principal amount of $500,000. The maturity of the convertible note is December 18, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $2.31 or $2.77 for the share price of conversion. The promissory notes are subordinated to the Company’s senior lender.

7.

In December 2023, the Company entered into a securities purchase agreement pursuant to which the Company issued a convertible note in principal amount of $70,000. The maturity of the convertible note is December 19, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $1.69 or $2.03 for the share price of conversion. The promissory notes are subordinated to the Company’s senior lender.

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8.

In December 2023, the Company entered into a securities purchase agreement pursuant to which the Company issued a convertible note in principal amount of $70,000. The maturity of the convertible note is December 19, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance which was $1.69 or $2.03 for the share price of conversion. The promissory notes are subordinated to the Company’s senior lender.

9.

In December 2023, the Company issued a subordinated note to a service provider in principal amount of $2,000,000 in exchange for conversion of an account payable in the amount of $2,000,000. The maturity of the subordinated note is December 26, 2024 and carries an interest rate of 15% per annum and is to be paid in interest only installments for three months followed with a ballon payment in month four and then a combination of principal and interest payments for the remaining term. The note is secured by the assets of the Company and is junior to the security interest of the Company’s senior lender. As part of the note payable the Company agreed to purchase investor relation consulting services totaling $200,000 payable in quarterly installments beginning in January 2024.

10.

On January 1, 2024 the Company entered into a promissory note with Teamworx for $125,000 due January 31, 2024 with no interest. On February 1, 2024, the note was extended to February 29, 2024 with 12% with principal and interest due at maturity. On March 1, 204 the note was extended again to April 30, 2024 with principal and interest due at maturity. This note was further extended to May 6, 2024 under the same terms.

11.

On February 1, 2024, the Company entered into a securities purchase agreement with an investor, pursuant to which the Company issued the investor a convertible note in principal amount of $50,000 in exchange for $50,000. The maturity of the convertible note is February 1, 2025 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance. The convertible note is being sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act as sales to an accredited investor, and in reliance on similar exemptions under applicable state laws.

12.

On February 1, 2024, the Company entered into a securities purchase agreement with an investor, pursuant to which the Company issued the investor a convertible note in principal amount of $5,000 in exchange for $5,000. The maturity of the convertible note is February 1, 2025 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance. The convertible note is being sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act as sales to an accredited investor, and in reliance on similar exemptions under applicable state laws.

13.

On February 26, 2024, The Company executed a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”). Pursuant to the terms and conditions of the Purchase Agreement, the Investors agreed to purchase from the Company unsecured convertible notes in the aggregate principal amount of up to $2,375,000. The Purchase Agreement contemplates funding of the investment across two tranches. At the first closing (the “Initial Closing”) an aggregate principal amount of $1,375,000 will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $1,250,000, representing an original issue discount of 10%. On such date (the “Initial Closing Date”), the Company will also issue the Investors 85,174 shares of Company common stock (the “Commitment Shares”). Subject to satisfying the conditions discussed below, the Company has the right under the Purchase Agreement, but not the obligation, to require that the Investors purchase additional Notes at one additional closing. Upon notice, the Company may require that the Investors purchase an additional aggregate principal amount of $1,100,000 of Notes, in exchange for aggregate gross proceeds of $1,000,000, if, among other items, (i) the Registration Statement (as described below) is effective; and (ii) the Shareholder Approval (as described below) has been obtained. The Notes will mature 12 months from their respective issuance date (the “Maturity Date”), unless earlier converted. Commencing on the six-month anniversary of the issue date, the Company will be required to make monthly amortization payments pursuant to the Note of approximately 1/6th of the principal amount of the Note per month (the “Amortization Payments”). The Notes will be the Company’s unsecured obligations and equal in right of payment with all of our other indebtedness and other indebtedness of any of our subsidiaries. The Notes were issued with an original issue discount of 10.0% per annum, and will not accrue additional interest during the term; provided that the interest rate of the Notes will automatically increase to 16% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default. Each holder of Notes may convert all, or any part, of the outstanding Notes, at any time at such holder’s option, into shares of the Company’s common stock at an initial “Conversion Price” of $1.848 per share, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. With limited exceptions, if the Company at any time while a Note is outstanding, issues any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise), at an effective price per share less than the Conversion Price then the Conversion Price shall be reduced to the same price as the new investment.  A holder shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of the Company’s common stock outstanding immediately after giving effect to such conversion. If the Company fails to make any Amortization Payments when due, then each holder may alternatively elect to convert all or any portion of such holder’s Notes at a conversion price equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the common stock during the five (5) consecutive trading days immediately prior to such conversion. The Company received a waiver for untimely filing of its regulatory reporting requirements from the lender.

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7. RELATED PARTY TRANSACTIONS

		March 31,	December 31,
		2023	2023
(2)	Related Party Promissory Note bearing interest at 18%, due December 31, 2023	$-	$249,855
(1)	Related Party Promissory Note bearing interest at 12%, due December 31, 2023	-	225,797
(1)	Related Party Convertible Promissory Note bearing interest at 12%, due May 26, 2024	113,708	96,753
(2)	Related Party Promissory Note bearing interest at 20%, due April 30, 2024	280,753	-
(1)	Related Party Convertible Promissory Note bearing interest at 12%, due April 30, 2024	223,975	-
	Total notes payable	618,436	572,405
	Less: Unamortized debt discounts	-	-
	Less: unamortized financing costs	(46,309)	(21,431)
	Total notes payable, net of financing costs	572,127	550,974
	Less current maturities	(572,127)	(550,974)
	Total Long-Term Debt	$-	$-

1.

In October 2023 the Company entered into two separate new notes with a related party; (a) $200,000 Promissory Note with 12% interest per annum which shall be paid on the maturity date which is December 31, 2023. In conjunction with the issuance of the Promissory Note, the Company also issued the investor a five-year warrant (the “Warrant”) to purchase 14,000 shares of Company common stock with an exercise price of $2.16 per share, which was 120% of the closing price of the Company’s common stock on the date of issuance; (b) the Company issued the investor a convertible promissory note in principal amount of $94,685.91 The maturity of the Convertible Promissory Note is May 26, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate of $1.80 per share, which was the closing price of the Company’s common stock on the date of issuance. In conjunction with the Convertible Promissory Note, the Company also issued the investor 6,629 shares of Company common stock and a five-year warrant to purchase 6,629 shares of Company common stock with an exercise price of $2.15 per share, which was 120% of the closing price of the Company’s common stock on the date of issuance. In December 2023, the Company entered into an amendment with holder of an Amendment to Convertible Promissory Notes issued in October 2023 whereby the holder of the Note agreed that the Note would not be convertible into shares of Company Common Stock unless and until the Company’s shareholders approve such conversion per NASDAQ Listing Rule 5635(d). The Company and the Note holder also entered into amendments to the warrants to purchase common stock issued in connection with the issuance of the Note, pursuant to which the holder of the Warrants agreed that the Warrants would not become exercisable unless and until the Company’s shareholders approve the exercise of the Warrants pursuant to NASDAQ Listing Rule 5635(d). On April 8, 2024 with an effective date of January 1, 2024, the Company entered into a securities purchase agreement with a related party pursuant to which the Company issued the related party a convertible note in the principal amount of $200,000 in exchange for $200,000. The maturity of the convertible note is April 30, 2024 and carries an interest rate of 12% per annum and is initially convertible into Company common stock at a conversion rate equal to 120% of the closing price of the Company’s common stock on the date of issuance. In conjunction with the April 8, 2024 Note, we issued the investor a five-year warrant to purchase 30,000 shares of our common stock with an exercise price of $1.50. Accrued and unpaid interest as of March 31, 2024 was $5,976 and unamortized financing costs were $17,998.

2.

In June 2023 the Company entered into a promissory note with an entity controlled by its Chief Executive Officer, a related party. The Note is for $250,000 with $50,000 paid to the Holder on issuance for net proceeds of $200,000 and matures on December 31, 2023. The Note carries an interest of 15% per annum as interest is payable monthly in arrears with principal due at maturity. There is no penalty for early payoff. If an event of default occurs, the Note along with any outstanding and accrued interest is convertible into the Company’s Common Stock at $7.45 at the sole discretion of the issuer. On April 8, 2024 with an effective date of January 1, 2024, the Company entered into a securities purchase agreement with a related party pursuant to which the Company issued the related party a promissory note in the principal amount of $260,000 in exchange for $260,000. The maturity of the promissory note is April 30, 2024 and carries an interest rate of 20% per annum. In conjunction with the April 8, 2024 Note, we issued the investor a five-year warrant to purchase 39,000 shares of our common stock with an exercise price of $1.50. The promissory note is subordinated to the Company’s senior lender. Accrued and unpaid interest as of March 31, 2024 was $6,474 and unamortized financing costs were $ $14,279.

8. COMMON AND PREFERRED STOCK

Common Stock

The Company is authorized to issue up to 100,000,000 shares of Company Common Stock, par value $0.0001 per shares.

During the three months ended March 31, 2024 the Company issued  85,174 shares of common stock on the issuance of convertible debt and 86,747 shares of common stock related to stock based compensation.

F-55

Preferred Stock

The Company is authorized to issue up to 40,000,000 shares of Company Series A Preferred Stock, par value $0.0001 per shares. The Preferred Stock have the rights, preferences, powers, privileges and restrictions, qualifications and limitations including but not limited to:

•

The conversion price (“Conversion Price”) for the Preferred Stock is initially $10.00 per share; provided that the Conversion Price shall be reset to the lesser of $10.00 or 20% above the simple average of the volume weighted average price on the 20 trading days following 12 months after August 25, 2023; provided further that such Conversion Price shall be no greater than $10.00 and no less than $2.00 and subject to appropriate and customary adjustment.

•	The holders of Preferred Stock shall not be entitled to vote on any matters submitted to the stockholders of the Company.

•

From and after the date of the issuance of any shares of Preferred Stock, dividends shall accrue at the rate per annum of 12% of the original issue price for each share of Preferred Stock, prior and in preference to any declaration or payment of any other dividend (subject to appropriate adjustments).

•

Dividends shall accrue from day to day and shall be cumulative and shall be payable within fifteen (15) business days after the end of the Company’s second quarter, which is June 30, commencing with the quarter ending June 30, 2024 to each holder of Preferred Stock as of such date.

•

From the Closing of the Business Combination until the second anniversary of the date of the original issuance of the Preferred Stock, the Company may, at its option, pay all or part of the accruing dividends on the Preferred Stock by issuing and delivering additional shares of Preferred Stock to the holders thereof.

•

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company, unless the holders of the iCoreConnect Preferred Stock then outstanding shall first receive dividends due and owing on each outstanding share of iCoreConnect Preferred Stock.

•

In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount per share equal to the greater of (i) one times the applicable original issue price, plus any accrued and unpaid dividends, and (ii) such amount as would have been payable had all shares of Preferred Stock been converted into the Company’s Common Stock pursuant to the following paragraph immediately prior to such liquidation, dissolution or winding up, before any payment shall be made to the holders of the Company’s Common Stock.

•

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of the Company’s Common Stock as is determined by dividing the original issue price by the Conversion Price in effect at the time of conversion, subject to adjustment.

•

After 24 months from the Closing of the Business Combination, in the event the closing share price of the Company’s Common Stock shall exceed 140% of the Conversion Price (as defined in the Merger Agreement) then in effect, then (i) each outstanding share of Preferred Stock shall automatically be converted into such number of shares of the Company’s Common Stock as is determined by dividing the original issue price by the Conversion Price in effect at the time of conversion and (ii) such shares may not be reissued by the Company, subject to adjustment. At the time of such conversion, the Company shall declare and pay all of the dividends that are accrued and unpaid as of the time of the conversion by either, at the option of the Company, (i) issuing additional Preferred Stock or (ii) paying cash.

•

Immediately prior to any such optional conversion the Company shall pay all dividends on the Preferred Stock being converted that are accrued and unpaid as of such time by, either, at the option of the Company: (i) issuing additional Preferred Stock or (ii) paying cash.

During the three months ended March 31, 2024 the Company issued 621,500 Series A Preferred stock in conjunction with asset acquisitions of FeatherPay, Verifi Dental Limited and Teamworx LLC.

Common Stock Options

Certain employees and executives have been granted options or warrants that are compensatory in nature. A summary of option activity for the three months ended March 31, 2024 are presented below:

Options Outstanding	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value

Balance Outstanding - January 1, 2024	776,328	$3.75	8.0	$-
Granted	3,000	1.27	9.8	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Balance Outstanding – March 31, 2024	779,328	$3.73	7.7	$-

Exercisable – March 31, 2024	575,235	$3.72	7.7	$-

F-56

Nonvested Options	Number of Options	Weighted Average Grant Date Fair Value	Weighted Average Remaining Years to Vest

Nonvested - January 1, 2024	395,072	$3.768	8.0
Granted	3,000	1.27	9.8
Vested	(193,979)	3.72	7.7
Forfeited	-	-	-
Nonvested – March 31, 2024	204,093	$3.76	7.8

Restricted Common Stock Compensation

The Board approved on January 3, 2023 134,049 shares of common stock related to the Chief Executive Officer for bonus related to 2022 service with a fair value of $356,000.

On March 13, 2023 the Company’s Board of Directors approved the grant of 5,027 shares of common stock to certain board members for services related to 2018 service.

In April 2023, the Company’s Board of Directors approved compensation for its Board Members and Committee Members for the year ended December 31, 2023. On an annual basis equivalent, Board Members are compensated $60,000, with additional compensation of $5,000 for being a Committee Member, an additional $5,000 for being a Chair of a Committee and $20,000 for being the Board Chair. Compensation is to be paid quarterly in arrears at the closing stock price of the last trading day of the quarter.  The Company has recorded an expense of $105,000 and nil for the three months ended March 31, 2024 and 2023, respectively.

Common Stock Warrants

The Company typically issues warrants to individual investors and institutions to purchase shares of the Company’s Common Stock in connection with public and private placement fundraising activities. Warrants may also be issued to individuals or companies in exchange for services provided for the Company. The warrants are typically exercisable six months after the issue date, expire in five years, and contain a cash exercise provision and registration rights.

In May 2023, the Company entered into amendments with certain warrant holders whose warrants contained down round provisions and modified these warrants to remove such provisions from inception. As such the number and exercise of these warrants are set back to their original values as originally intended by the parties.

During the three months ending March 31, 2023, the Company issued no Common Stock Warrants.

During the three months ending March 31, 2024, the Company issued 69,000 Common Stock Warrants.

F-57

As part of the Merger, all outstanding warrants were converted on a cashless basis into shares of common stock. As of March 30, 2024, the number of shares issuable upon exercise of the Common Stock Warrants were nil shares.

Common Stock Warrants Outstanding	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2023	45,129	$2.09	4.81	$-
Granted	69,000	1.36	4.76	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Outstanding – March 31, 2024	114,129	$1.65	4.68	$-

Preferred Stock Warrants

$2.00 Preferred Stock Warrants Outstanding	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2023	425,800	$2.00	9.7	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Outstanding – March 31, 2024	425,800	$2.00	9.4	$-

$11.50 Preferred Stock Warrants Outstanding	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2023	10,122,313	$11.50	9.7	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Outstanding – March 31, 2024	10,122,313	$11.50	9.4	$-

F-58

$15.00 Preferred Stock Warrants Outstanding	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Outstanding – December 31, 2023	1,000,000	$15.00	9.7	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Expired	-	-	-	-
Outstanding – March 31, 2024	1,000,000	$15.00	9.4	$-

Equity Line of Credit

On September 12, 2023, the Company entered into a purchase agreement (the “Purchase Agreement”) with Arena Business Solutions Global SPC II, Ltd. on behalf of and for the account of Segregated Portfolio #8 – SPC #8 (“Arena”), pursuant to which Arena has committed to purchase up to $40 million (the “Commitment Amount”) of our common stock, at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement.

As consideration for Arena’s irrevocable commitment to purchase Common Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, upon execution of the Purchase Agreement, the Company agreed to issue a total of 291,259 shares of Common Stock equaling $600,000 (the “Commitment Fee Shares”) based on a price per share equal to the simple average daily VWAP of the Common Stock during the ten trading days immediately preceding the date on which the SEC declares the Registration Statement effective.

This line was cancelled in February 2024 and the Company expensed deferred costs of $1,008,376 related to this transaction which were recorded as financing costs.

F-59

9. COMMITMENTS AND CONTINGENCIES

(A) LEASE COMMITMENTS

On September 22, 2021, the Company signed a six year and one month lease agreement for approximately 7,650 square feet for its new headquarters commencing on January 1, 2022, located in Ocoee, Florida. The lease provides for a five-year renewal term at the option of the Company. In April 2023, the Company entered into a lease agreement with its existing landlord of its Florida location for a lease of an additional 2,295 square feet of space beginning at the earlier of June 1, 2023 or completion of build out for a five year term.

As of March 31, 2024, undiscounted future lease obligations for the office spaces are as follows:

Lease Commitments
Less than 1 year	1-3 years	3-5 years	Total
$361,424	$1,019,651	$41,386	$1,422,461

Lease costs for the three months ended March 31, 2024 were $86,178 and cash paid for amounts included in the measurement of lease liabilities for the three months ended March 31, 2024 were $85,146. As of March 31, 2024, the following represents the difference between the remaining undiscounted lease commitments under non-cancelable leases and the lease liabilities:

Undiscounted minimum lease commitments	$1,422,461
Present value adjustment using incremental borrowing rate	(295,742)
Lease liabilities	$1,126,719

(B) LITIGATION

On February 21, 2023, the Company received a notice under section 21 of Indian Arbitration and Conciliation Act, 1996 related to a dispute pursuant to a contract between the Company and a service provider, pursuant to which the service provider has asserted the Company has violated the terms of the contract and has claimed damages of approximately $635,000. The Company is evaluating the claims asserted against it and intends to defend itself vigorously in these proceedings; however, there can be no assurances that it will be successful in its efforts. The outcome of this matter is not expected to have a material effect on these financial statements.

(C) COMPENSATION

On March 29, 2024, the Compensation Committee approved a management incentive plan pursuant to which it agreed to issue ten-year options with an immediate vest to purchase shares of Company common stock at an exercise price of $3.10 per share, subject to the approval of the Plan Amendment at the Annual Meeting, to the following officers, among other employees, (i) Robert McDermott, Chief Executive Officer and President – options to purchase 1,817,742 shares of Company common stock; (ii) Archit Shah, Chief Financial Officer – options to purchase 482,259 shares of Company common stock; (iii) David Fidanza, Chief Information Officer – options to purchase 352,420 shares of Company common stock; (iv) Muralidar Chakravarthi, Chief Technology Officer – options to purchase 352,420 shares of Company common stock; (v) Jeffery Stellinga, Vice President – options to purchase 352,420 shares of Company common stock.

On March 29, 2024, the Compensation Committee awarded a cash and option bonus related to 2023 performance. The options are subject to subject to the approval of the Plan Amendment at the Annual Meeting, to the following officers, among other employees, (i) Robert McDermott, Chief Executive Officer and President – options to purchase 570,754 shares of Company common stock; (ii) Archit Shah, Chief Financial Officer – options to purchase 158,220 shares of Company common stock; (iii) David Fidanza, Chief Operating Officer – options to purchase 152,055 shares of Company common stock; (iv) Muralidar Chakravarthi, Chief Technology Officer – options to purchase 154,110 shares of Company common stock; (v) Jeffery Stellinga, Vice President – options to purchase 34,247 shares of Company common stock and (vi) Carly Garrison, Director of Sales – options to purchase 114,384 shares of Company common stock. In addition the cash awards are subject to the Company successfully raising in excess over $5,000,000 in equity during 2024 to the following officers, amount other employees;(i) Robert McDermott, Chief Executive Officer and President – $125,250; (ii) Archit Shah, Chief Financial Officer – $39,000; (iii) David Fidanza, Chief Operating Officer – $36,750 (iv) Muralidar Chakravarthi, Chief Technology Officer – $37,500; and (v) Carly Garrison, Director of Sales - $21,750.

F-60

10. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and trade accounts receivables. The Company places its cash with high-credit-quality financial institutions. At times, such cash may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance coverage limit of $250,000 per depositor. As a result, there could be a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company has not experienced any losses due to these excess deposits and believes the risk is not significant. With respect to trade receivables, management routinely assesses the financial strength of its customers and, as a consequence, believes that the receivable credit risk exposure is limited.

The Company has historically provided financial terms to customers in accordance with what management views as industry norms. Access to the Company’s software products usually requires immediate payment but can extend several months under certain circumstances. Management periodically and regularly reviews customer account activity in order to assess the adequacy of allowances for doubtful accounts, considering such factors as economic conditions and each customer’s payment history and creditworthiness. If the financial condition of our customers were to deteriorate, or if they were otherwise unable to make payments in accordance with management’s expectations, we might have to increase our allowance for doubtful accounts, modify their financial terms and/or pursue alternative collection methods.

The Company has no significant customers (greater than 10% of total revenue) in its three-month 2024 revenue. The Company has accounts receivable concentration with three customers in 2024 representing 31% of total accounts receivables outstanding as of March 31, 2024, and one customer that represented 31% of accounts receivable outstanding as of December 31, 2023.

11. SEGMENT INFORMATION

The Company views its operations and manages its business as one operating segment which is the business of providing subscription-based software as a service (SaaS) and Managed IT (MSP/MSaaS) services and related non-recurring professional IT and other services. The Company aggregates is operating segments based on similar economic and operating characteristics of its operations.

The Company’s SaaS and Managed IT offerings are sold under monthly recurring revenue contracts are included in the Subscription software and services segment. Professional services and other revenue segment consists of non-recurring revenue, including the periodic sale and installation of IT related hardware and custom IT projects. Professional services and other revenue is recognized when services are performed.

Revenue types were as follows:

	For the Three Months Ended March 31
	2024	%	2023	%	% Change
Revenue:
Subscription software and services	$2,595,050	95%	$1,703,815	93%	52%

Professional services and other	128,313	5%	136,556	7%	(6)%

Total revenue	$2,723,363	100%	$1,840,371	100%	48%

F-61

12. BUSINESS COMBINATIONS

The Company accounts for business combinations under the acquisition method of accounting, in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, which requires assets acquired and liabilities assumed to be recognized at their fair values on the acquisition date. Any excess of the fair value of purchase consideration over the fair value of the assets acquired less liabilities assumed is recorded as goodwill. The fair values of the assets acquired and liabilities assumed are determined based upon the valuation of the acquired business and involves management making significant estimates and assumptions.

Ally Commerce, Inc dba FeatherPay (“FeatherPay”)

On January 1, 2024, the Company entered into an Asset Purchase Agreement (the “Agreement”) with Ally Commerce, Inc. dba FeatherPay (the “Seller”). The Seller was engaged in the business of healthcare billing and payment processing. Pursuant to the Agreement, the Company purchased the assets of the Seller utilized in the Seller’s business. As consideration for the acquired assets: (i) the Company paid to FeatherPay $500,000 in cash, and (ii) the Company agreed to issue to FeatherPay’s stockholders an aggregate of $4,800,000 worth of shares (the “Stock Consideration”) of Company’s Series A Preferred Stock, par value $0.0001 at $10.00 per share totaling 480,000 shares.

Teamworx LLC (“Teamworx”)

On January 1, 2024, the Company entered into an Asset Purchase Agreement with Teamworx LLC (“Teamworx”). Teamworx was engaged in the business of healthcare billing and payment processing.  Pursuant to the Agreement, the Company purchased the assets of the Seller utilized in the Seller’s business. As consideration for the acquired assets: (i) the Company paid to Seller $125,000 in cash, and (ii) the Company agreed to issue to Seller $575,000 worth of shares of Company Series A Preferred Stock at $10.00 per share totaling 57,500 shares.

Verifi Dental Limited (“Verifi”)

On January 1, 2024, the Company entered into an Asset Purchase Agreement with Verifi Dental, Limited (the “Seller”). The Seller was engaged in the business of healthcare billing and payment processing. As consideration for the acquired assets: (i) the Company paid to Seller $360,000 in cash, and (ii) the Company agreed to issue to Seller $840,000 worth of shares of Company Series A Preferred Stock at $10.00 per share totaling 84,000 shares.

Certain fair values of acquired assets and assumed liabilities may be estimated at the acquisition date pending confirmation or completion of the valuation process. Where provisional values are used in accounting for a business combination, they may be adjusted retrospectively in subsequent periods within the measurement period when it reflects new information obtained about facts and circumstances that were in existence at the acquisition date. The measurement period cannot exceed one year from the acquisition date.

F-62

The following table summarizes the consideration paid and the fair value of the assets acquired and liabilities assumed as of the dates detailed in the table:

	FeatherPay	Verifi Dental	Teamworx
Consideration Paid:	January 1, 2024	January 1, 2024	January 1, 2024
Cash	$500,000	$370,000	$-
Note payable	-	-	125,000
Common stock	-	-	-
Series A preferred stock	4,800,000	840,000	575,000
	$5,300,000	$1,210,000	$700,000

Fair values of identifiable assets acquired and liabilities assumed:

Assets acquired:
Cash	$-	$871	$12,752
Accounts receivable	959	54,259
Customer relationships	-
Acquired technology	5,299,041	1,154,870	678,548
Deferred revenue			8,700
Total assets acquired	5,300,000	1,210,000	700,000

Net assets acquired	$5,300,000	$1,210,000	$700,000

13. SUBSEQUENT EVENTS

On April 2, 2024 the Company entered into a promissory note in the principal amount of $200,000 with an existing investor. The maturity of the promissory note is June 30, 2024 and carries an interest rate of 16% per annum with interest and principal due at maturity. The note is subordinate to the Company’s senior lenders.

On April 29, 2024 the Company entered into a promissory note in the principal amount of $250,000 with an existing related party investor. The maturity of the promissory note is May 31, 2024 and carries an interest rate of 12% per annum. The note is subordinate to the Company’s senior lenders.

On May 8, 2024, The Company executed a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”). Pursuant to the terms and conditions of the Purchase Agreement, the Investor agreed to purchase from the Company unsecured convertible notes in the aggregate principal amount of $304,700. At closing an aggregate principal amount of $304,700 will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $277,000, representing an original issue discount of 10%. On such date, the Company will also issue the Investors 17,034 shares of Company common stock (the “Commitment Shares”). The Note will mature 12 months from its respective issuance date (the “Maturity Date”), unless earlier converted. Commencing on the six-month anniversary of the issue date, the Company will be required to make monthly amortization payments pursuant to the Note of approximately 1/6th of the principal amount of the Note per month (the “Amortization Payments”). The Note will be the Company’s unsecured obligations and equal in right of payment with all of our other indebtedness and other indebtedness of any of our subsidiaries. The Notes were issued with an original issue discount of 10.0% per annum, and will not accrue additional interest during the term; provided that the interest rate of the Notes will automatically increase to 16% per annum (the “Default Rate”) upon the occurrence and continuance of an event of default. Each holder of Note may convert all, or any part, of the outstanding Note, at any time at such holder’s option, into shares of the Company’s common stock at an initial “Conversion Price” of $1,416 per share, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. With limited exceptions, if the Company at any time while a Note is outstanding, issues any common stock or securities entitling any person or entity to acquire shares of common stock (upon conversion, exercise or otherwise), at an effective price per share less than the Conversion Price then the Conversion Price shall be reduced to the same price as the new investment. A holder shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the holder (together with certain related parties) would beneficially own in excess of 4.99%, or the “Maximum Percentage”, of shares of the Company’s common stock outstanding immediately after giving effect to such conversion. If the Company fails to make any Amortization Payments when due, then each holder may alternatively elect to convert all or any portion of such holder’s Notes at a conversion price equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the common stock during the five (5) consecutive trading days immediately prior to such conversion. The Company received a waiver for untimely filing of its regulatory reporting requirements from the lender.

On May 13, 2024 with an effective date of May 1, 2024, the Company entered into a Note Amendment with a related party for the extension of a Promissory Note in the original amount of $260,000 with an original maturity date of April 30, 2024 to be extended to July 31, 2024. In consideration for the extension the Company will issue the holder 36,648 restricted shares of common stock at maturity. The inducement shares are subject to the Company’s ability to issue such shares in compliance with Nasdaq Listing Rule 5635(d) which will require the approval by the Company’s shareholders of certain proposals to be considered at the Company’s 2024 Annual Meeting to be held on May 31, 2024. To the extent the Company is unable to issue the Inducement Shares in compliance with Nasdaq Listing Rule 5635(d), the Company’s obligation to issue the Inducement Shares shall be tolled until such time as the Company is able to issue such Inducement Shares. The promissory note is subordinated to the Company’s senior lender.

On May 13, 2024 with an effective date of May 1, 2024, the Company entered into a Note Amendment with a related party for the extension of a Convertible Promissory Note in the original amount of $200,000 with an original maturity date of April 30, 2024 to be extended to July 31, 2024. In consideration for the extension the Company will issue the holder 28,625 restricted shares of common stock at maturity. The inducement shares are subject to the Company’s ability to issue such shares in compliance with Nasdaq Listing Rule 5635(d) which will require the approval by the Company’s shareholders of certain proposals to be considered at the Company’s 2024 Annual Meeting to be held on May 31, 2024. To the extent the Company is unable to issue the Inducement Shares in compliance with Nasdaq Listing Rule 5635(d), the Company’s obligation to issue the Inducement Shares shall be tolled until such time as the Company is able to issue such Inducement Shares. The convertible promissory note is subordinated to the Company’s senior lender.

On May 13, 2024, the Company entered into a Note Amendment with an extension of a Convertible Promissory Note in the original amount of $350,000 with an original maturity date of May 13, 2024 to be extended to July 31, 2024. In consideration for the extension the Company will issue the holder 51,539 restricted shares of common stock at maturity. The inducement shares are subject to the Company’s ability to issue such shares in compliance with Nasdaq Listing Rule 5635(d) which will require the approval by the Company’s shareholders of certain proposals to be considered at the Company’s 2024 Annual Meeting to be held on May 31, 2024. To the extent the Company is unable to issue the Inducement Shares in compliance with Nasdaq Listing Rule 5635(d), the Company’s obligation to issue the Inducement Shares shall be tolled until such time as the Company is able to issue such Inducement Shares. The convertible promissory note is subordinated to the Company’s senior lender.

F-63

iCoreConnect Inc.

Up to 10,000,000 Shares of Common Stock

______________________

PROSPECTUS

______________________

, 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common shares being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Securities and Exchange Commission registration fee	$1,425.82
Accountant's fees and expenses	$25,000
Legal fees and expenses	$25,000
Transfer agent's fees and expenses	$3,000
Miscellaneous	$10,000

Total expenses	$64,425.82

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation (our “Charter”) provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

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(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

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(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

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The right to indemnification which is conferred by our Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Charter may have or hereafter acquire under law, our Charter, our amended and restated bylaws (the “Bylaws”), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Charter will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Charter.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Item 15. Recent Sales of Unregistered Securities

There have been no sales of unregistered securities within the last three years, which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

FG Merger Investors LLC (“FG Sponsor”), sponsor of FG Merger Corp. prior to our business combination, purchased an aggregate of 2,012,500 shares of our common stock (the "founder shares"), in exchange for a capital contribution of $25,000 at an average purchase price of approximately $0.012 per share. On January 11, 2022, our sponsor transferred an aggregate of 60,000 founder shares to members of our management and our board of directors, resulting in our sponsor holding 1,952,500 founder shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. 62,500 of these shares were forfeited due to the extent to which the underwriters’ over-allotment was exercised.

On January 11, 2022, FG Sponsor (and/or its designees) purchased (i) 3,950,000 $11.50 Exercise Price Warrants at $1.00 warrant and (ii) 1,000,000 warrants at $0.10 per warrant in private placements occurring simultaneously with the closing of our initial public offering. In addition, our sponsor (and/or its designees) purchased an aggregate of 55,000 units, each unit consisting of one share of common stock and three-quarters of one non-redeemable warrant. These purchases took place on a private placement basis simultaneously with the closing of our initial public offering. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

FG Sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

In September 2023, we issued 40,000 shares of common stock to the seller of the assets of Preferred Dental Development, LLC, which we acquired pursuant to the Asset Acquisition Agreement, dated.

In September 2023, we issued 46,500 shares of our preferred stock, par value $0.0001, in exchange for $465,000 in cash proceeds.

In October 2023, we issued 6,629 shares of common stock and 6,629 common stock warrants in conjunction with a convertible promissory note to a related party which will mature on July 31, 2024 and is convertible into 43,837 of common stock. We also issued 14,000 common stock warrants to the same related party in conjunction with a Promissory Note which matures on December 31, 2023. In October 2023, the Company also issued 24,500 common stock warrants to an investor in conjunction with a Convertible Promissory Note which matures in May 2024 which is convertible into 189,190 shares of common stock. The Company also issued a convertible note which matures in October 2024 which is convertible into 263,158 shares of common stock.

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In December 2023, we issued five convertible notes, which are convertible into: 180,506; 34,483; 34,483; 63,695 and 382,051, shares of our common stock, respectively.

On January 1, 2024, we entered into an Asset Purchase Agreement with Ally Commerce, Inc. dba FeatherPay. Consideration for the acquired assets included 480,000 shares of our Series A Preferred Stock.

On or about January 1, 2024, we issued 141,500 shares of our Series A Preferred Stock as consideration for the assets acquired pursuant to the asset purchase agreements with Teamworx LLC, and Verifi Dental, Limited.

On February 1, 2024, we entered into a securities purchase agreement with an investor, pursuant to which we issued the investor a convertible promissory note in principal amount of $50,000 in exchange for $50,000 in proceeds. The maturity date of the convertible promissory note is February 1, 2025 and carries an interest rate of 12% per annum and is initially convertible into our common stock at a conversion rate equal to 120% of the closing price of our common stock on the date of issuance.

On February 1, 2024, we entered into a securities purchase agreement with an investor, pursuant to which we issued the investor a convertible note in principal amount of $5,000 in exchange for $5,000 in proceeds. The maturity date of the convertible promissory note is February 1, 2025 and carries an interest rate of 12% per annum and is initially convertible into common stock at a conversion rate equal to 120% of the closing price of our common stock on the date of issuance.

On February 9, 2024, we entered into a securities purchase agreement with an investor with an effective date of December 29, 2023, pursuant to which the Company issued a convertible note in the principal amount of $473,743 in exchange for the conversion of a payable in the amount of $473,743. The maturity date of the convertible note is June 1, 2024 and carries an interest rate of 12% per annum and is convertible into our common stock at a conversion rate equal to 100% of the closing price of the our common stock on December 29, 2023, provided such conversion right is subject to approval of the transaction by our shareholders.

On February 26, 2024, we executed a securities purchase agreement with Crom Cortana Fund LLC and Jefferson Street Capital LLC. Pursuant to the terms and conditions of the securities purchase agreement, the investors agreed to purchase unsecured convertible notes from us in the aggregate principal amount of up to $2,375,000. Each holder of notes may convert all, or any part, of the outstanding notes, at any time at such holder’s option, into shares of our common stock at an initial “Conversion Price” of $1.848 per share, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. Additionally, in connection with the execution of the purchase agreement, we issued an aggregate of 85,174 shares of our common stock as commitment shares (the “February Commitment Shares”) to Crom Cortana Fund LLC and Jefferson Street Capital LLC.

On May 8, 2024, we executed a securities purchase agreement with an institutional investor. Pursuant to the terms and conditions of the purchase agreement, the investor agreed to purchase unsecured convertible notes from us in the aggregate principal amount of $304,700. At closing, notes with an aggregate principal amount of $304,700 will be issued upon the satisfaction of certain customary closing conditions in exchange for aggregate gross proceeds of $277,000, representing an original issue discount of 10%. On such date, we will also issue the investor 17,034 shares of our common stock (the “May Commitment Shares”). Each holder of notes may convert all, or any part, of the outstanding notes, at any time at such holder’s option, into shares of our common stock at an initial "Conversion Price” of $1.452 per share, which is subject to proportional adjustment upon the occurrence of any stock split, stock dividend, stock combination and/or similar transactions. If we fail to make any amortization payments on the notes when due, then each holder may alternatively elect to convert all or any portion of such holder’s notes at a conversion price equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the common stock during the five (5) consecutive trading days immediately prior to such conversion.  If (a) we fail to make any Amortization Payments when due, (b) we have received a notification from Nasdaq advising us that we are not meeting one or more of the listing standards, and (c) we have not been given a cure period by Nasdaq or we fail to cure the deficiency within 90 days of notice from Nasdaq, then then each holder may alternatively elect to convert all or any portion of such holder’s note at a conversion price equal to the lesser of (i) the Conversion Price, and (ii) 90% of the lowest VWAP of the common stock during the five (5) consecutive trading days immediately prior to such conversion.

On May 13, 2024, the Company entered into a note amendment with a related party, with an effective date of May 1, 2024, for the extension of a Promissory Note in the original amount of $260,000 with an original maturity date of April 30, 2024, to be extended to July 31, 2024. In consideration for the extension the Company will issue the holder 36,648 restricted shares of common stock at maturity.

On May 13, 2024, the Company entered into a note amendment with a related party, with an effective date of May 1, 2024, for the extension of a Convertible Promissory Note in the original amount of $200,000 with an original maturity date of April 30, 2024, to be extended to July 31, 2024. In consideration for the extension the Company will issue the holder 28,625 restricted shares of common stock at maturity.

On May 13, 2024, the Company entered into a Note Amendment with an extension of a Convertible Promissory Note in the original amount of $350,000 with an original maturity date of May 13, 2024 to be extended to July 31, 2024. In consideration for the extension the Company will issue the holder 51,539 restricted shares of common stock at maturity.

On June 12, 2024, the Company entered into an amendment with the holder of a Convertible Promissory Note (the “Initial Note”) which was previously issued on October 26, 2023, in the principal amount of $94,685.91, whereby the holder of the Initial Note agreed to extend the maturity date of the Initial Note to July 31, 2024. As an inducement for entering into the amendment, the Company agreed to issue to such holder 15,229 shares of common stock.

On June 12, 2024, the Company entered into an amendment with the holder of a Convertible Promissory Note which was previously issued on December 29, 2023, in the principal amount of $473,743 (the “Promissory Note”), whereby the holder of the Promissory Note agreed to extend the maturity date of the Promissory Note to July 31, 2024. As an inducement for entering into the amendment, the Company agreed to issue to such holder 74,685 shares of common stock.

On June 12, 2024, the Company issued a Convertible Promissory Note in the principal amount of $397,622 (the “Convertible Note”). The maturity of the Convertible Note is July 31, 2024 and carries an interest rate of 12% per annum and is initially convertible into common stock at a conversion price equal to $1.42 per share of common stock.

On May 22, 2024, the Company issued an unsecured note in the aggregate principal amount of $500,000 (the “Note”) to a single lender. The Note matures on November 15, 2025 (the “Maturity Date”), unless earlier repaid. On the Maturity Date, all principal and interest will be due along with an origination amount of $65,000. Commencing November 15, 2024, interest will accrue on the outstanding principal and the origination amount at the rate of 15% per annum; provided that the interest rate will automatically increase by 1.5% per month, compounded monthly upon the occurrence of an event of default. If the Company completes a transaction or series of related transactions pursuant to which a material portion of its outstanding debt is paid, refinanced, recapitalized, compromised, or otherwise satisfied, then all amounts under the Note will become immediately due and payable. If the Company does not repay the Note, including the origination amount, prior to November 15, 2024, the Company shall be required to issue the lender 225,000 shares of common stock.

No underwriting discounts or commissions were paid with respect to such sales.

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Item 16. Exhibits.

(a) Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date

2.1*	Merger Agreement and Plan of Reorganization, dated as of January 5, 2023 by and among FG Merger Corp., FG Merger Sub Inc. and iCoreConnect Inc.	8-K	2.1	1/6/2023
3.1	Second Amended and Restated Certificate of Incorporation of iCoreConnect Inc.	8-K	3.1	8/31/2023
3.2	Amended and Restated Bylaws of iCoreConnect Inc.	8-K	3.2	8/31/2023
3.3	Amendment to Amended and Restated Certificate of Incorporation of iCoreConnect, dated May 31, 2024	8-K	3.1	5/31/2024
4.1	Specimen Warrant Certificate of FG Merger Corp.	S-1/A	4.3	2/23/2022
4.2	Public Warrant Agreement, dated February 25, 2022, by and between FG Merger Corp. and Continental Stock Transfer & Trust Company, LLC.	8-K	4.1	3/3/2022
4.3	Private Warrant Agreement, dated February 25, 2022, by and between FG Merger Corp. and Continental Stock Transfer & Trust Company, LLC	8-K	4.2	3/3/2022
4.4	Form of Amendment to Public Warrant Agreement, dated February 25, 2022, by and between FG Merger Corp. and Continental Stock Transfer & Trust Company, LLC.	S-4/A	4.6	4/17/2023
4.5	Form of Amendment to Private Warrant Agreement, dated February 25, 2022, by and between FG Merger Corp. and Continental Stock Transfer & Trust Company, LLC	S-4/A	4.7	4/17/2023
4.6	Form of Convertible Promissory Note issued December 29, 2023	8-K	4.1	1/5/2024
4.7	Form of Convertible Promissory Note issued February 1, 2024	8-K	4.1	2/7/2024
4.8	Form of Convertible Promissory Note issued February 9, 2024	8-K	4.1	2/15/2024
4.9	Form of Convertible Promissory Note issued February 2024	8-K	4.1	2/28/2024
4.10	Form of Indemnification and Advancement Agreement
4.11	Form of Amendment to February Purchase Agreements
5.1	Opinion of ArentFox Schiff (to be filed by amendment)

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10.1	[Reserved]
10.2	Form of Lock-Up Agreement	8-K	10.3	1/6/2023
10.3+	iCoreConnect 2023 Stock Plan	8-K	10.3	8/31/2023
10.4+	Employment Agreement between iCoreConnect Inc. and Robert McDermott	8-K	10.4	8/31/2023
10.5+	Employment Agreement between iCoreConnect Inc. and Archit Shah	8-K	10.5	8/31/2023
10.6+	Employment Agreement between iCoreConnect Inc. and David Fidanza	8-K	10.6	8/31/2023
10.7+	Employment Agreement between iCoreConnect Inc. and Murali Chakravarthi	8-K	10.7	8/31/2023
10.8	Prepaid Forward Purchase Agreement, dated August 14, 2023	8-K	10.1	8/14/2023
10.9	Purchase Agreement, dated September 12, 2023, between iCoreConnect Inc. and Arena Business Solutions Global SPC II, Ltd.	8-K	10.1	9/14/2023
10.10	Form of Securities Purchase Agreement related to the issuance of the Convertible Promissory Note issued December 29, 2023	8-K	10.1	1/5/2024
10.11	Subordinated Loan Agreement related to the issuance of the Convertible Promissory Note issued December 29, 2023	8-K	10.2	1/5/2024
10.12	Subordinated Note issued December 29, 2023	8-K	10.3	1/5/2024
10.13	Subordinated Security Agreement related to the issuance of the Convertible Promissory Note issued December 29, 2023	8-K	10.4	1/5/2024
10.14	Form of Warrant Amendment issued December 29, 2023	8-K	10.5	1/5/2024
10.15	Form of Note Amendment issued December 29, 2023	8-K	10.6	1/5/2024
10.16	Form of Securities Purchase Agreement related to the issuance of the Convertible Promissory Note issued February 1, 2024	8-K	10.1	2/7/2024
10.17	Forbearance Agreement	8-K	4.2	2/15/2024
10.18	Form of Securities Purchase Agreement dated February 26, 2024	8-K	10.1	2/28/2024
10.19	Form of Registration Rights Agreement dated February 26, 2024	8-K	10.2	2/28/2024
10.20	Form of Note Amendment	10-Q	10.10	5/15/2024
16.1	Letter dated September 11, 2023 from Plante & Moran, PLLC to the SEC	8-K	16.1	9/11/2023
21.1	List of Subsidiaries	S-1	21.1	10/10/2023
23.1	Consent of Marcum LLP
23.3	Consent of ArentFox Schiff, LLP (included in Exhibit 5.1 hereto)

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101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*

Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). FGMC agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

+	Indicates a management contract or compensatory plan.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

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Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A.

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)

That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocoee, State of Florida, on July 9, 2024.

iCoreConnect Inc.

By:	/s/ Robert McDermott
Robert McDermott Chief Executive Officer and Director

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

*	Chief Executive Officer and Director (Principal Executive Officer)	July 9, 2024
Robert McDermott

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 9, 2024
Archit Shah

*	Director	July 9, 2024
Kevin Patrick McDermott

*	Director	July 9, 2024
John Robert Pasqual

* By: /s/ Archit Shah
Attorney-in-fact

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